Exhibit (a)(3)
[DISCLOSURE DOCUMENT]
[ZAREBA LETTERHEAD]
           , 2009
Dear Shareholder,
After careful consideration, our Board of Directors (the “Board”) and a special committee of the Board (the “Special Committee”) concluded that the costs associated with our being a “public” company are not justified by the benefits. We intend to engage in a transaction that will result in the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense and management and staff time required to comply with the reporting and related requirements under these laws. The transaction consists primarily of a reverse split of our common stock whereby each 250 shares of our common stock will be converted to one share of our common stock, with holders of less than one whole share after completion of the reverse split entitled to receive cash in lieu of fractional interests in an amount equal to $5.20 per share for each pre-split share that becomes a fractional interest. As a result, shareholders owning fewer than 250 shares of our common stock on a pre-split basis at the close of business on         , 2009 (the “Record Date”) will no longer be shareholders of the Company. The $5.20 per share price to be paid for fractional shares represents a fair value for a share of our common stock as determined by the Special Committee, which was established by the Board to evaluate and review the transaction. The Special Committee based this determination upon, among other things, the fairness opinion of Greene Holcomb & Fisher LLC, its financial advisor. Shareholders owning 250 or more shares of our common stock on a pre-split basis on the Record Date will not be entitled to receive cash in lieu of whole or fractional shares of our common stock resulting from the reverse split. Following the reverse split, we will effect a 250-for-1 forward split affecting shareholders who, following the reverse split, continue to own at least one whole share of our common stock, whereby each one outstanding share of common stock will be divided into 250 whole shares.
The Special Committee and the Board reviewed the proposed transaction and considered its fairness to unaffiliated shareholders who own fewer than 250 shares, as well as those shareholders owning 250 or more shares. The Special Committee received a fairness opinion from Greene Holcomb & Fisher LLC with regard to the per share cash amount to be paid to the shareholders that receive cash in lieu of fractional shares in the transaction. After careful consideration, the Special Committee and the Board determined that the transaction is fair and in the best interests of Zareba and our unaffiliated shareholders.
Under Minnesota law, our Board may amend our Articles of Incorporation to conduct the reverse split and the forward split without the approval of the shareholders. Therefore, we are not seeking shareholder approval for this action and no vote is sought in connection with this action. Under Minnesota law, shareholders are not entitled to dissenters’ rights in connection with this type of going private transaction. The attached document contains details on the proposed transaction and we urge you to read it very carefully.
Thank you for your continued support.
Dale A. Nordquist
President and Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION

NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET
This summary term sheet highlights selected information from this Disclosure Document. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Disclosure Document and all of its exhibits. For your convenience, we have directed your attention to the location in this Disclosure Document where you can find a more complete discussion of each item listed below.
As used in this Disclosure Document, “Zareba,” the “Company”, “we,” “our” and “us” refer to Zareba Systems, Inc. and its subsidiaries, and the “Transaction” refers to the Reverse Split and Forward Split discussed below, together with the related cash payments to the shareholders in lieu of fractional shares of our common stock.
The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it is intended to, and, if completed, it will enable us to, terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

Reverse Split	•	We will effect a share combination, or “Reverse Split,” of our common stock, whereby each 250 outstanding shares of common stock will be converted into one whole share, and in lieu of our issuing fractional shares to shareholders owning less than one whole share of common stock after effectiveness of the share combination, we will pay cash equal to $5.20, multiplied by the number of pre-split shares held by a shareholder who owns fewer than 250 shares immediately prior to the split. Shareholders with fewer than 250 shares immediately prior to the split will have no further equity interest in Zareba and will become entitled only to a cash payment equal to $5.20, multiplied by the number of pre-split shares. See “Background—Structure of the Transaction” starting on page 22.

Forward Split	•	Following the Reverse Split, we will effect a 250-for-1 share division, or “Forward Split,” for those shareholders who own at least one whole post-Reverse Split share by increasing each outstanding share of common stock from one to 250 shares. See “Background—Structure of the Transaction” starting on page 22.

Record Date	•	, 2009

Effective Date	•	, 2009

Purpose of Transaction	•	The primary purpose of the Transaction will be to reduce the number of our shareholders of record to less than 300, thereby allowing us to “go private.” We would do so by filing a Form 25 Notification of Removal from Listing and Registration under Section 12(b) of the Exchange Act to delist our shares from the Nasdaq Capital Market (“Nasdaq”) and then file a Form 15 Certificate of Termination of Registration with the SEC under Section 12(g)(4) of the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports, and we would not be required to comply with the SEC’s proxy rules, which require us to distribute proxy statements to our shareholders. See “Special Factors—Purpose of the Transaction” starting on page 7, and “Background—Structure of the Transaction” starting on page 22.

Fairness of Cash Payments	•	The Special Committee retained the firm of Greene Holcomb & Fisher LLC (“GHF”), an independent investment banking firm, to render an opinion to the Special Committee, as to the fairness, from a financial point of view, to our shareholders owning less than one whole share of our common stock after the Reverse Split, of the cash amount to be paid to such shareholders in the Transaction. See “Special Factors—Background of the Transaction” starting on page 5.

Opinion of Financial Advisor to the Special Committee	•	GHF, which served as financial advisor to the Special Committee, has delivered to the Special Committee a written opinion that, as of August 7, 2009, the consideration to be paid to shareholders who will receive cash payments in lieu of the issuance of fractional shares resulting from the Reverse Split, is fair from a financial point of view to such shareholders. See “Special Factors—Reports, Opinions or Appraisals” starting on page 15.

Approval of Special Committee and the Board	•	After careful consideration, the Special Committee and the Board have determined that the Transaction is fair to and in the best interest of all of our unaffiliated shareholders, including those shareholders owning shares being cashed out pursuant to the Transaction and those who will retain shares of common stock following the consummation of the Transaction. See “Special Factors—Factors Considered by Special Committee” starting on page 9.

Effects of Transaction	•	Following the completion of the Transaction, each remaining shareholder, including affiliates and members of management owning common stock, will own an increased percentage of our outstanding common stock than such shareholder held prior to the Transaction. We do not currently anticipate any changes in our Board or management following the Transaction. We have no intention to change our business operations as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets. See “Special Factors—Effects of the Transaction” starting on page 13.

Source of Funds	•	The funds for the Transaction will come from our currently available cash and from our line of credit provided by JPMorgan Chase Bank, N.A. See “Source and Amount of Funds” starting on page 21.

Tax Consequences	•	A shareholder who receives no cash payment as a result of the Transaction will not recognize any gain or loss for federal income tax purposes. A shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and who does not continue to hold our shares directly or indirectly immediately following the Transaction will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock. See “Federal Income Tax Consequences of the Transaction” starting on page 26.

Shareholder Rights	•	Under Minnesota law, the Transaction does not require approval by our shareholders. Further, shareholders will not have dissenters’ rights, or so-called appraisal rights, under the Minnesota Business Corporation Act (the “MBCA”). See “Special Factors—Shareholder Approval” starting on page 20 and “Special Factors—Appraisal Rights” starting on page 20.

Reservation of Right to Terminate or Change Transaction	•	The Board retains the right to terminate the Transaction if it determines that the Transaction is not in the best interest of Zareba and its shareholders, or if the Board determines that the Transaction will result in the cancellation of more than 20% of the outstanding shares of our common stock. If we determine to cancel the Transaction, we may pursue other strategies which will result in our going private, including a change in the ratio of our Reverse Split.

Payment and Exchange of Shares	•	As soon as practicable after the Transaction, our exchange agent will send each shareholder owning fewer than 250 pre-Reverse Split shares an instruction letter describing the procedure for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each such shareholder will be entitled to receive the cash payment, without interest, from the exchange agent. See “Special Factors—Effects of the Transaction” starting on page 13.

Continuing Shareholders	•	Shareholders owning 250 or more shares of our common stock on the Record Date will continue to be a shareholder after the Reverse Split becomes effective and their post-Reverse Split shares of common stock will immediately thereafter be subject to the Forward Split. Such shareholders will not receive any cash payment for their whole or fractional shares. See “Special Factors—Effects of the Transaction” starting on page 13.

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Shareholders With Shares Held in Street Name	•	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this information statement is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. Although the transaction is designed to reduce the number of shareholders of record, we intend to treat shareholders holding common stock in street name in substantially the same manner as shareholders whose shares are registered in their names for purposes of the transaction. However, banks, brokers or other nominees may have different procedures, and shareholders holding common stock in street name should contact their bank, broker or nominee regarding the treatment of their shares.

Reduction of Cancelled Shares	•	In the event the Reverse Split would result in more than 20% of our common stock being cancelled, which is not permitted by the MBCA, we will take action to suspend or withdraw the Reverse Split and subsequent Forward Split. In such event, it is our intent to take all action necessary to reduce the number of shares that would be cancelled and entitled to receive a cash payment in lieu of a fractional share to comply with the MBCA by adjusting the split ratios used in the Reverse Split and the Forward Split or, in the alternative, taking corporate action to obtain shareholder approval of the proposed split transactions.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This document contains certain statements of a non-historical nature constituting “forward-looking statements.” Such forward-looking statements may be identified by the use of terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should,” or “continue” or the negative thereof or other variations thereof or comparable terminology. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results currently anticipated or projected. Such factors include, among other things, the following: the Company’s ability to complete the Transaction; the Company’s ability to manage expenses following the Transaction; the actual number of record and beneficial holders of the Company’s common stock on the Record Date and following the Transaction; the trading market for the Company’s common stock; the Company’s development efforts; demand for the Company’s products; the success of the Company’s new products; the availability of funds for capital expenditures and the payments for fractional shares in the Transaction; the Company successfully maintaining adequate levels of bank financing; management’s ability to realize desired sales synergies; the Company meeting its expenses and revenue projections; general competitive, market and economic conditions; and other matters discussed in our “Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and subsequent public filings. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements, except as required by law, including under Rule 13e-3 under the Exchange Act to reflect any material changes in information previously disclosed. The “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, however, do not apply to going private transactions.

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SPECIAL FACTORS
Background of the Transaction
     In recent years, we have derived minimal benefits from being an SEC-reporting company. Our common stock has failed to attract significant interest from institutional investors or market research attention, which could have created a more active and liquid market for our common stock. Relatively low trading volume of our shares and our low market capitalization have reduced the traditional liquidity benefits of being a public company to our shareholders. Our Board does not presently intend to raise capital through sales of securities in a public offering or to acquire other businesses or entities using stock as consideration. Accordingly, we are not likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that our status as a reporting company may offer. For a more detailed discussion of the ways in which we have not enjoyed the benefits typically afforded public company status, please see “Special Factors—Reasons for the Transaction.”
     We incur direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on public companies. Our direct costs include legal, accounting, filing and printing fees that we incur in connection with the preparation, review, filing and dissemination of our public reports. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002. We are seeking to undertake the Transaction at this time in particular because of the significant costs and burdens associated with compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley. The added cost and effort of complying with the independent auditor attestation requirement of Section 404 related to internal controls over financial reporting, in addition to the cost and effort already being incurred by us to comply with Section 404’s management attestation requirement, is unduly burdensome considering our size. This additional implementation would cause us to further redeploy our resources from our main business and we would incur substantial costs in doing so. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.
     In light of these circumstances, our management from time to time in the past 18 months has considered exploring the termination of the registration of our common stock under the Exchange Act, with the view that such termination would relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act, and members of management had preliminary consultations with third parties relating to this process. At a Board meeting held on February 12, 2009, management suggested that potentially terminating our Exchange Act registration be added as an item of discussion at the Board’s strategic planning meetings to be held in May 2009. The Board authorized management to collect information about this process.
     In April 2009, Jeff Mathiesen, our Chief Financial Officer, initiated a series of conversations with representatives of Fredrikson & Byron, P.A. (“Fredrikson”), which serves as our legal counsel, to discuss the process of terminating the registration of our common stock. Based on a list of shareholders of record obtained from our transfer agent in April 2009, we determined that we had in excess of 300 record shareholders and therefore would not be able to terminate the registration of our common stock unless and until the number of record holders falls below 300.
     At the Board’s meetings to address strategic planning held on May 13 and 14, 2009, the Board discussed the following potential strategic alternatives for the Company: continued operations as a public-reporting company; a sale of the company; acquisitions of businesses and/or product lines; dispositions of current Company businesses and/or product lines; and terminating our Exchange Act registration. Management presented the Board with preliminary information regarding the process to terminate our registration. The Board authorized management to collect additional information about this process.
     At a meeting held by telephone conference begun on June 17, 2009, and continued on June 24, 2009, the Board engaged in continued discussion regarding terminating our Exchange Act registration, including a review of information from Fredrikson regarding the various transactions by which the number of shareholders could be reduced, including a reverse stock split, an issuer tender offer, an odd-lot repurchase program, and a periodic stock repurchase program, and the potential timeframe in which such a transaction could be completed. Management

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provided the Board with preliminary analysis of the company’s shareholder list, potential reverse stock split ratios and estimates of the cost of paying cash for fractional shares following a reverse stock split. The Board unanimously agreed to further investigate a going private transaction and formed a Special Committee consisting of Messrs. Bochert, Courtney and Franta, the Company’s independent directors, to consider and collect additional information regarding the process of reducing the number of shareholders to below 300 and subsequently delisting our common stock from Nasdaq and terminating the registration of our common stock under the Exchange Act. The Board placed no restrictions on the authority of the Special Committee to consider, approve or disapprove a going private transaction. The Special Committee was directed to explore the reverse split method and other alternative methods to going private and to engage in discussions with professional advisors relating to the going private transaction. Mr. Bochert was granted the authority to solicit proposals from investment banks for services as a financial advisor and to potentially issue a fairness opinion relating to consideration to be paid to shareholders who would receive a cash payment in lieu of fractional shares, should the Special Committee approve a transaction involving a reverse stock split.
     At a meeting of the Special Committee held on June 24, 2009, held immediately after the Board meeting on the same day, the Special Committee authorized management to proceed with preparing materials in anticipation of a potential transaction, including the Schedule 13E-3 and this Disclosure Document. Following this meeting, management authorized Fredrikson to begin preparing preliminary drafts of these documents, and the Special Committee reviewed proposals from four investment banks. The Special Committee then approved a proposal from GHF, which is an independent investment banking firm with expertise in business and security valuations and rendering fairness opinions in connection with mergers, acquisitions and other corporate transactions. On July 4, 2009, the Special Committee signed an engagement letter with GHF.
     On July 14, 2009, representatives of GHF met with Dale Nordquist, the Company’s President and Chief Executive Officer, and Jeff Mathiesen, the Company’s Chief Financial Officer, for preliminary conversations relating to a proposed transaction and due diligence matters, and we provided GHF with various materials for review.
     Fredrikson distributed preliminary drafts of the Schedule 13E-3 and this Disclosure Document to the Special Committee on July 24, 2009.
     On July 27, 2009, the Special Committee held a meeting attended by Messrs. Nordquist and Mathiesen and representatives of GHF and Fredrikson. GHF provided an overview of the financial analysis to be undertaken by GHF and the Special Committee discussed a proposed timeline for future meetings and a potential transaction.
     On August 4, 2009, the Special Committee held a meeting attended by Messrs. Nordquist and Mathiesen and representatives of GHF and Fredrikson. GHF presented the Special Committee and management with preliminary valuation analyses that GHF would use in rendering a fairness opinion with respect to a transaction, and the Special Committee members asked questions regarding the analyses. After the meeting, the Special Committee met independently and discussed issues relating to the proposed transaction. The Special Committee proposed that the Company undertake a reverse stock split transaction with a split ratio of 1-for-250, in which all shareholders who hold fewer than 250 shares prior to the split would receive cash for their fractional shares following the split at a price of $5.20 per pre-split share, subject to receipt of a fairness opinion from GHF, which was requested from GHF following the meeting. The Special Committee agreed to meet on August 7, 2009 to receive GHF’s fairness opinion and consider approval of the Transaction.
     On August 5, 2009, Fredrikson circulated revised drafts of the Schedule 13E-3 and this Disclosure Document for the Special Committee to review in advance of the August 7, 2009 meeting, reflecting comments received and developments since the initial draft was circulated.
     On August 7, 2009, the Special Committee held a meeting attended by a representative of Fredrikson to further discuss the proposed transaction. The Fredrikson representative provided a summary of the process in considering the transaction to date, including a discussion of fiduciary duties of the Special Committee and the Board, alternative methods to accomplish the objectives of the proposed transaction, and the effects of the proposed transaction, and participated in a question and answer session with the Special Committee regarding those topics. The Special Committee also discussed issues relating to the advantages and disadvantages of the proposed

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transaction, alternatives to the Company, and the fairness to shareholders cashed out in such a transaction and the remaining shareholders. Following this discussion, Messrs. Nordquist and Mathiesen and representatives of GHF joined the meeting. GHF presented the Special Committee with its fairness opinion and supporting materials, and GHF answered questions from the Special Committee. GHF confirmed that the full Board may rely upon its fairness opinion. The Special Committee then determined the transaction, as proposed by the Special Committee on August 4, is fair and in the best interests of the Company and our shareholders and approved the transaction, including the fairness of the amount to be paid to shareholders whose stock would be cashed out, and resolved to recommend the transaction to the full Board.
     Following the meeting of the Special Committee, the full Board held a meeting to discuss the conclusions and recommendations of the Special Committee. The Board engaged in a detailed discussion regarding the Special Committee’s recommendation, including the Special Committee’ deliberation process, the advantages and disadvantages of the proposed transaction to the Company and its shareholders, the fairness of the proposed transaction to all shareholders, the consideration to be paid to shareholders who hold less than 250 shares of our common stock, and the expected effects of the transaction. Following this discussion, the Board unanimously adopted and approved the Transaction as recommended by the Special Committee.
Subsequent Event
     On August 14, 2009, the Company received a written proposal from Woodstream Corporation, a company that had previously provided preliminary proposals to acquire the Company, to purchase all of the issued and outstanding stock of the Company at a price of $5.50 per share, subject to certain contingencies. Following conversations between Mr. Nordquist and representatives of Woodstream, the Board of Directors met on August 18, 2009 to consider this proposal. The Board of Directors concluded that it would be in the best interests of the Company and its shareholders to continue to pursue its business plan, including the Transaction, reaffirmed its position that the Company is not for sale at this time, and declined Woodstream’s proposal. While the Board has determined that the Company is currently not for sale, it regularly reviews that status and considers proposals it receives, and the Board reaffirmed that if it decides that it would be in the best interests of the shareholders to sell the Company, it will do so in a process intended to realize the best transaction for the shareholders and other constituents, and a private negotiation with Woodstream is not that process.
Purpose of the Transaction
     The purpose of the Transaction is to reduce the number of record holders of our common stock to fewer than 300 so that we will be eligible to terminate the public registration of our common stock under the Exchange Act. Provided that the Transaction has the intended effect, we will file to delist our shares from Nasdaq and terminate the registration our common stock. We would do so by filing a Form 25 Notification of Removal from Listing and Registration under Section 12(b) of the Exchange Act to delist our shares from Nasdaq and then file a Form 15 Certificate of Termination of Registration with the SEC under Section 12(g)(4) of the Exchange Act as soon as possible after consummation of the Transaction to terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our periodic reporting obligations.
     The total number of authorized shares of common stock that we may issue pursuant to our Articles of Incorporation, as amended, will be reduced proportionally from 60,000,000 shares to 240,000 shares to reflect the Reverse Split. The total number of shares of our common stock issued and outstanding will decrease on a similar basis, and will further be decreased upon our payment in cash for the fractional shares of the shareholders owning fewer than 250 shares prior to the Reverse Split. We anticipate that the number of shares of common stock issued and outstanding will be reduced from 2,481,973 to approximately 9,928 pursuant to the Reverse Split. After completion of the proposed acquisition of fractional share interests of all shareholders owning less than one whole share after the Reverse Split, we anticipate that the number of record shareholders of our common stock will be reduced from approximately 460 to 124, and the number of shares of common stock issued and outstanding to be further reduced to 9,678. The cash out of fractional shareholder interests represents, on a pre-Reverse Split basis, the anticipated cancellation of 62,463 shares of common stock, or approximately 2.52% of our outstanding shares of common stock on the Record Date.
     In connection with the Forward Split, the total number of authorized shares of common stock that we may issue pursuant to our Articles of Incorporation, as amended, will be increased proportionally from 240,000 shares to 60,000,000 shares to reflect the Forward Split. The total number of shares of our common stock issued and outstanding will increase on a similar basis. We anticipate that the number of shares of common stock issued and outstanding will be increased from 9,678 to approximately 2,419,500 pursuant to the Forward Split.
     We estimate that the total cash to be paid to shareholders holding less than one whole share as a result of the Transaction will be approximately $325,000. In addition, the expenses incurred to effect the Transaction are estimated to be $150,000. These costs and expenses are expected to be paid out of our currently available cash and from amounts borrowed under our credit facility with JPMorgan Chase Bank, N.A. (“Chase”). The fractional shares acquired in the Transaction will be retired and returned to the status of authorized but unissued shares of common stock.
     Other than as described herein, we do not currently have any plans or agreements that would relate to or result in:

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•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of our assets;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present Board or management, including any plans or proposals to change the number or term of directors; or

•	any other material change in our business or corporate structure.
Reasons for the Transaction
     We have been an SEC-reporting company for over 35 years and have derived only minimal benefits from being a public company. Our common stock has failed to attract significant interest from institutional investors or market research attention. This has resulted in a relatively low trading volume and market capitalization, which has limited the liquidity benefit to our shareholders. For the three months ended August 6, 2009, the 50-day average daily volume of our common stock on Nasdaq has been less than 350 shares, as reported by Nasdaq, which constitutes less than 0.02% of our outstanding shares. In addition, in 36 of the 50 trading days through and including August 6, 2009, there were no trades of our stock on Nasdaq. In addition, the low trading volume for our stock results in a volatile market price that is susceptible to wide swings, which we believe does not provide a reliable measurement of the value of the Company at any point in time.
     We are not currently contemplating a capital raise or other significant transaction through the issuance of equity in the public markets. Accordingly, we are not likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that our status as a reporting company may offer.
     The legal requirements of public companies, including those enacted pursuant to the Sarbanes-Oxley Act of 2002, create large administrative and financial burdens for any public company. If we cease to be subject to the reporting requirements under the Exchange Act, we estimate that our savings will be approximately $311,000 per year, including legal, accounting and printing fees attributable to such reporting requirements. We would also expect reductions in other administrative costs associated with being a public company.
     Our management does not believe that we can prudently pay the expense of complying with these legal requirements in light of the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company, such as the development or existence of an active trading market for and liquidity of our common stock, enhanced corporate image, and the ability to use our common stock to attract, retain and grant incentives to employees. As noted above, we are seeking to undertake the Transaction at this time in particular because of the significant costs and burdens associated with compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley.
     We expect to benefit from substantial cost savings as a result of the Transaction, primarily from avoiding various Exchange Act compliance costs, including the cost and effort of complying with and further implementing the provisions of Section 404. The Transaction will also allow our management and employees to devote more time and effort to improving our operations by eliminating the time spent complying with our financial and other reporting requirements under the Exchange Act and managing shareholder relations.
     Moreover, the Transaction will provide shareholders who own fewer than 250 pre-Reverse Split shares with an efficient way to cash out their investment because we will pay all transaction costs in connection with the Transaction. Otherwise, shareholders with small holdings would likely incur brokerage fees that are disproportionately high relative to the market value of our common stock.
     Subject to the requirements of Minnesota law, the Reverse Split will apply to both shareholders of record and shareholders owning shares of the Company’s common stock in street name held through a nominee such as a

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bank, broker or other nominee (e.g., Cede & Co.) (a “beneficial owner”). As of June 1, 2009, based on information provided to the Company by Broadridge Financial Solutions, Inc., there were 531 such beneficial owners, which we anticipate will be reduced to approximately 313 following the Transaction. Based on information available to us as of June 1, 2009, we estimate that the Transaction will reduce the total number of record shareholders of our common stock from 460 to approximately 124. The reduction in the number of our record shareholders below 300 will enable us to terminate the registration of our common stock under the Exchange Act and will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. The Company’s rationale for applying the reverse split ratio of 1-for-250 to all shareholders is that if a large enough number of beneficial owners remained following the Transaction, and thereafter became shareholders of record, the Company could again become subject to reporting obligations under Section 12(g) of the Exchange Act. By reducing the number of shareholders of record well below 300 and reducing the number of beneficial owners, we believe we have sufficiently limited the risk of having to re-commence filing reports with the SEC and to re-register under the Exchange Act.
Factors Considered by the Special Committee
     In the course of reaching its decision to implement the Transaction, the Special Committee, on behalf of the Company, considered various factors that would affect both shareholders who retain their shares of our common stock and those that would be cashed-out. The Special Committee, on behalf of the Company, made its determination that the Transaction was fair to (i) our unaffiliated shareholders that will be cashed-out and (ii) our unaffiliated shareholders that will continue to hold our common stock after the Transaction.
     The following factors favoring the Transaction as fair to our unaffiliated shareholders that will be cashed out were considered by the Special Committee:
•	the opinion of GHF that, as of August 7, 2009, the date of its opinion, and based upon and subject to the assumptions made, matters considered and limitations of its review described in its written opinion, the consideration to be paid to shareholders who receive a cash payment in lieu of fractional shares in the Reverse Split is fair, from a financial point of view, to such shareholders;

•	the current market price of our common stock on Nasdaq;

•	the historical market prices of our common stock on Nasdaq for the past three years;

•	the going concern value of the Company;

•	the value being paid to the owners of fewer than 250 pre-Reverse Split shares is 148% higher than the market value of the Company’s common stock, based on the $2.10 closing price on July 27, 2009 (the last day on which there were any trades of our common stock on Nasdaq prior to the date of the determination by the Special Committee of the fairness of the Transaction), supporting the Special Committee’s determination of the fairness of the consideration to be paid to shareholders who will receive a cash payment in lieu of fractional shares in the Reverse Split;

•	the ability of smaller shareholders to receive cash for their shares without being burdened by disproportionately high service fees or brokerage commissions; and

•	the ability of shareholders wishing to remain shareholders to purchase sufficient shares in advance of the Record Date to cause them to own more than 250 pre-Reverse Split shares, which is somewhat mitigated by the low trading volume for our shares on Nasdaq.
     The following factors favoring the Transaction as fair to our unaffiliated shareholders that will continue to hold our shares after the Transaction were considered by the Special Committee:

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•	anticipated reductions in the expenses of compliance with the reporting, proxy statement disclosure and internal controls compliance requirements of U.S. securities laws and the associated management time and attention devoted to these matters;

•	the directors’ belief that the higher cost of meaningful insurance coverage to mitigate the potential individual personal exposure of our officers and directors as the result of being a public company was not justified in view of our other financial obligations;

•	the disproportionate current and expected increased cost of regulatory compliance and other necessary public company expenses relative to our current size;

•	our anticipated enhanced competitive position if we cease to be a public reporting company, due to the fact that our competitors are not public reporting companies and are not subject to the same regulatory costs and disclosure obligations to which we currently are; and

•	the disadvantages of completing significant acquisitions and other strategic transactions as a public reporting company, due to the associated disclosure costs, hesitancy of third parties to disclose the terms of the transactions, and new accounting requirements that make the transactions more costly.
     The most weight was given to the factors relating to the price to be paid for fractional shares and to the disproportionate public company costs and expenses relative to our size that we currently incur. Approximate equal weighting was given to the other factors.
     The Special Committee also considered the following potential adverse factors of the Transaction:
•	following the Transaction, the shareholders owning fewer than 250 shares of common stock before the Reverse Split will cease to hold any equity interest and will lose their ability to participate in our future growth, if any, or benefit from increases, if any, in the value of our common stock. This factor is mitigated by the fact that these shareholders may purchase shares of our common stock before the Reverse Split in order to exceed the 250 share threshold and avoid being cashed out, which itself is somewhat mitigated by the low trading volume for our shares on Nasdaq;

•	although we intend voluntarily to disseminate press releases and certain financial and other information about the Company following the Transaction, there will be substantially less information about the Company available to our shareholders;

•	the Transaction is being effected under the MBCA without shareholder consent;

•	the Board or Special Committee did not select an independent representative to act solely on behalf of the independent shareholders, which, coupled with the lack of shareholder vote, gave unaffiliated shareholders no say in negotiating the terms of the Transaction;

•	the market for our common stock will become even more illiquid or even non-existent after the Transaction; and

•	the payment for fractional shares is a taxable transaction for shareholders.
     The Special Committee did not consider the following factors for the reasons stated below:
•	purchase prices paid by the Company for shares of its common stock in the past two years, because the Company did not make any such purchases;

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•	any firm offers during the past two years for the merger or consolidation of the Company, the sale or other transfer of all or substantially all of the Company’s assets, or the purchase of the Company’s common stock that would enable the holder to exercise control of the Company because, although the Company has periodically received inquiries or preliminary proposals for the acquisition of the Company and has engaged in discussions with third parties for this type of transaction, the Board did not consider any of the inquiries or proposals received to have been firm offers and none were on terms that the Board believed would be in the best interests of the Company or our shareholders;

•	the liquidation value of the Company, because the Special Committee did not believe that this measurement would be representative of the Company’s value or meaningful to its analysis, since the Company is an active business and not in a distress situation with any possibility of liquidation, and the Board has not considered a liquidation as a potential strategic alternative; and

•	the net book value of the Company, because the Special Committee believed that this value would under-represent the true value of the Company, as it is a measurement of only the assets of the business at a point in time, without taking into account the value of the business as an operating entity and its future prospects.
     The Special Committee, on behalf of the Company, determined that the Transaction was fair to (i) our unaffiliated shareholders who will be cashed-out and (ii) our unaffiliated shareholders who will continue to hold our common stock after the Transaction. Following the review and evaluation of the Transaction by the Special Committee, the Board adopted the factors, analysis, and conclusions of the Special Committee and determined that the Transaction was fair to the Company’s unaffiliated shareholders.
     MBCA Section 302A.402, Subd. 2 provides that the Board of Directors alone, without shareholder approval, may authorize a share division or combination if, as a result of the proposed share division or combination:
(1)	the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected; and

(2)	the percentage of authorized shares of any class or series remaining unissued after the division or combination will not exceed the percentage of authorized shares of that class or series that were unissued before the division or combination.
     With respect to the requirements of paragraph (1) above, Section 302A.402, Subd. 4 of the MBCA provides that “an increase or decrease in the relative voting rights of the shares that are the subject of the division or combination that arises solely from the increase or decrease in the number of shares outstanding is not an adverse effect on the outstanding shares of any class or series.” We will file amendments to our Articles of Incorporation adjusting our authorized common stock to reflect the effects of the Reverse Split and the Forward Split so that the requirements of paragraph (2) above are met. In addition, Section 302A.402, Subd. 4 of the MBCA provides that “any increase in the percentage of authorized shares remaining unissued arising solely from the elimination of fractional shares under Section 302A.423 must be disregarded.”
     MBCA Section 302A.423, Subd. 1(b) expressly provides that, in lieu of issuing fractional shares, a corporation may “pay in money the fair value of the fractions of a share as of the time when persons entitled to receive the fractions are determined.” The Special Committee has determined that the consideration to be paid to shareholders owning fractional shares after the Reverse Split is fair, from a financial point of view, to such shareholders. Further, any shareholder who would otherwise be cashed out in the Transaction but who wishes to remain a shareholder following the Transaction may make the decision to purchase sufficient shares in advance of the Record Date to cause it to own more than 250 pre-Reverse Split shares, which is somewhat mitigated by the low trading volume for our shares on Nasdaq.

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     The Transaction is being effected without the procedural safeguards set forth in Item 1014(c) and (d) of Regulation M-A, which include approval of the Transaction by the shareholders of the Company and the majority of directors who are not employees of the Company retaining an unaffiliated representative to act solely on behalf of the unaffiliated shareholders. However, in an effort to ensure procedural fairness to the unaffiliated shareholders, the Board appointed Messrs. Bochert, Courtney and Franta, as the independent directors on the Board, to constitute the Special Committee to review and evaluate a going private transaction and to determine a fair price to be paid to the shareholders to be cashed out should we complete a going private transaction. The Board determined that these directors are “independent” directors under Nasdaq listing standards and none of them has a significant stock ownership in the Company that would prevent them from being totally independent with respect to the Transaction. The Board placed no restrictions on the authority of the Special Committee to consider, approve or disapprove a going private transaction.
     With respect to the fairness of the Transaction to unaffiliated shareholders whose stock would not be cashed out in the Transaction, the Special Committee also relied on the fact that the amount being paid to shareholders whose stock would be cashed out was fair. The procedural fairness to unaffiliated shareholders is also supported by the fact that a shareholder can decide whether to remain a shareholder or be cashed out by buying or selling shares so as to hold more or less than 250 shares on the Record Date. Finally, those shareholders who will not be cashed out in the Transaction have the opportunity to benefit from any possible future increase in the value of their shares.
     The opinion of GHF will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested shareholder or representative of such shareholder who has been so designated in writing. We will also send a copy of the opinion by regular, first-class mail or email to any interested shareholder or representative of such shareholder who has been so designated in writing upon written request and at our expense. Additionally, the opinion has also been filed with the SEC as an exhibit to our Transaction Statement on Schedule 13E-3.
Alternatives to the Transaction
     The Special Committee and Board considered the following alternatives to the Transaction to accomplish the purpose described above in “Purpose of the Transaction,” each of which was ultimately rejected because of its disadvantages:
•	Sale of the Company. Our management and Board have from time to time engaged in discussions with third parties or received inquiries or preliminary proposals relating to potential mergers or acquisitions of the Company or its assets, but the Board determined that none of these prospective transactions would be likely to be completed on the terms proposed or would be in the best interests of the Company or our shareholders on the terms discussed or proposed.

•	Issuer Tender Offer. The Special Committee considered the feasibility of an issuer tender offer to repurchase the shares of common stock held by our unaffiliated shareholders. Although the voluntary nature of such a transaction may be an advantage for our shareholders, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. In addition, the going private rules regarding the treatment of our shareholders in a tender offer, including pro-rata acceptance of offers from our shareholders, make it difficult to ensure that we would be able to reduce the number of holders of record to a level below 300. In terms of timing, such a tender offer, especially after giving effect to any extensions of deadlines for tendering shares, would likely necessitate a longer timeframe than that of the Reverse Split.

•	Odd-Lot Repurchase Program. The Special Committee also considered the feasibility of a transaction in which we would announce to our shareholders that we would repurchase, at a designated price per share, the shares of our common stock held by any shareholder who holds fewer than a specified number of shares and who offers such shares for sale pursuant to the terms of the program. The voluntary nature of such an approach could be an advantage for our shareholders. However, because our shareholders would not be required to participate in the

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program, we could not be certain at the outset whether a sufficient number of odd-lot shareholders would participate and thereby result in the number of holders of record being reduced to below 300. As with an issuer tender offer, such a program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer timeframe than that of the Reverse Split.

•	Stock Repurchase Program. The Special Committee also considered undertaking a periodic stock repurchase program to enable us to reduce our number of shareholders to below 300. As with the tender offer and odd-lot repurchase programs, the voluntary nature of such a program may be an advantage for our shareholders, but we would have no assurance that the program transactions would result in a sufficient number of shares being repurchased to reduce our number of shareholders, such a program would likely take an extended period of time, and we would have no assurance of success.
Effects of the Transaction
     Effects of the Transaction on our Shareholders. Based on information available to us, we estimate that the Transaction will reduce the total number of record shareholders of our common stock from approximately 460 to approximately 124. The reduction in the number of our record shareholders below 300 will enable us to terminate the registration of our common stock under the Exchange Act and suspend our periodic reporting requirements, which will substantially reduce the information required to be furnished by us to the public, including our shareholders.
     We intend to apply for termination of registration of our common stock under the Exchange Act as soon as practicable following completion of the Transaction. However, the Board reserves the right, in its discretion, to abandon the Transaction prior to the proposed Effective Date if it determines that abandoning the Transaction is in our best interests and the best interests of our shareholders. In particular, if we believe that as of the Record Date the Reverse Split would result in more than 20% of our common stock being cancelled, which is not permitted by Minnesota law, we will take action to suspend or withdraw the Reverse Split and subsequent Forward Split. In such event, it is our intent to take all action necessary to reduce the number of shares that would be cancelled and receive a cash payment in lieu of a fractional share to comply with the MBCA, including, by adjusting the split ratios used in the Reverse Split and Forward Split or, in the alternative, taking corporate action to obtain shareholder approval of the proposed split transactions. In addition, we would take action to suspend or withdraw the Reverse Split if we were to enter into a definitive agreement relating to a sale of the Company or other strategic transaction on terms that our Board determines are in the best interests of our shareholders and more beneficial to our shareholders than the Transaction.
     When the Transaction is consummated, shareholders owning fewer than 250 shares of common stock will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our continuing shareholders and holders of securities convertible into common stock will benefit from any future increase in our earnings. The shareholders that will continue to have an equity interest after the Transaction will own a security, the liquidity of which will be severely restricted.
     Shareholders owning fewer than 250 shares of common stock immediately prior to the Reverse Split will, following the Transaction, have their pre-Reverse Split shares cancelled and converted into the right to receive a cash payment. As soon as practicable after the Effective Date of the Transaction, we will send these shareholders a letter of transmittal with instructions as to how such shareholders will be paid the cash payment. The letter of transmittal will include instructions on how to surrender stock certificates to our exchange agent. Shareholders owning 250 or more shares of common stock immediately prior to the Reverse Split will not receive any cash payment for their whole or fractional shares of common stock resulting from the Reverse Split.
     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Disclosure Document is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. Although the transaction is designed to reduce the number of shareholders

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of record, we intend to treat shareholders holding common stock in street name held through a broker or other nominee in the same manner as shareholders whose shares are registered in their names for purposes of the Transaction. Nominees will be instructed to effect the Transaction for their beneficial owners. However, nominees may have different administrative procedures with respect to how they communicate with beneficial owners, and shareholders owning shares in street name should contact their nominee(s). A shareholder owning fewer than 250 shares of common stock in street name who wants to ensure it receives cash in the Transaction should instruct his, her or its nominee(s) to transfer such shareholder’s shares into a record account in such shareholder’s name to ensure that such shareholder will be considered a shareholder of record on or prior to the Record Date. A shareholder owning fewer than 250 shares of common stock in street name through a nominee who does not transfer shares into a record account in a timely manner may lose the right to receive have his, her or its shares cashed out in connection with the Transaction. If a nominee fails to report the beneficial ownership position of a shareholder owning fewer than 250 shares of common stock to the exchange agent in the Transaction on or prior to the close of business on the Record Date, such shareholder will not be cashed out in the Transaction.
     Potential Disadvantages of the Transaction to Shareholders. While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:
•	after the Transaction, our common stock will not be eligible for trading on Nasdaq, and our shareholders will experience reduced liquidity for their shares of common stock, even if the common stock trades in the Pink Sheets market, and this reduced liquidity may adversely affect the market price of the common stock;

•	after the Transaction, we will terminate the registration of our common stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act, such as periodic filings of financial statements and proxy or information statement disclosures in connection with shareholder meetings;

•	we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act;

•	because the reporting requirements of the Exchange Act will no longer apply, less information about us will be required to be furnished to our remaining shareholders. It is expected that all but approximately 124 of our current shareholders of record will be fully cashed out in the Transaction. Remaining shareholders will retain their rights to inspect our books and records and financial statements in accordance with the terms of Section 302A.461 of the MBCA;

•	the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% shareholders;

•	although we will continue to engage our independent accountants to audit the annual financial statements of the Company, these financial statements will be less comprehensive than the financial statements we are required to maintain and report as a public reporting company;

•	our working capital and assets will be decreased to fund the purchase of fractional shares and the transaction costs of the Transaction;

•	the shareholders owning fewer than 250 shares of common stock on the Record Date will, after giving effect to the Transaction, no longer have any equity interest and therefore will not participate in our future earnings or growth, if any;

•	the Transaction will require shareholders who own fewer than 250 shares of common stock on the Record Date to involuntarily surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their common stock;

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•	as a result of the suspension of our reporting obligations under the Exchange Act, we will not have the ability to raise capital in the public capital markets until we re-register under the Exchange Act; and

•	we may have decreased flexibility in formulating compensation programs for our executives and employees because of the anticipated illiquidity of our stock following the Transaction, which may limit our ability to use equity-based incentives, such as stock options, in attracting, retaining and motivating employees.
     Financial Effects of the Transaction. Completion of the Transaction will require us to spend approximately $150,000, which includes legal, financial, accounting and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to shareholders holding fewer than 250 shares of common stock prior to the Reverse Split, which we estimate will be approximately $325,000. These costs will be offset by the costs we would otherwise incur as a public company to comply with SEC reporting requirements, which we estimate to be approximately $311,000 per year. As a result, we may have decreased working capital following the Transaction and this could have a material adverse effect on our liquidity, results of operations and cash flow. We expect to borrow money under our credit facility to finance all or a portion of the costs of the Transaction, including the cash payments to holders of fewer than 250 pre-Reverse Split shares of our common stock.
     Trading Market for the Company’s Stock. Following the completion of the Transaction, our common stock may be eligible for listing and trading in the Pink Sheets market. The Pink Sheets is a listing service that offers financial and other information about issuers of securities, and collects and publishes quotes of market makers for over-the-counter securities through its website at www.pinksheets.com. The Pink Sheets market is not a stock exchange and we do not have the ability to list on, or control whether our shares are quoted in the Pink Sheets. Trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our common stock. Accordingly, we cannot guarantee or anticipate whether our common stock will be quoted in the Pink Sheets. In addition, any prices at which our shares are quoted in the Pink Sheets, if at all, may be more or less than the current price on Nasdaq. In addition, the spread between the bid and asked prices of our common stock in the Pink Sheets may be wider than on Nasdaq and the liquidity of our shares may be lower. There is no assurance, however, that there will be any Pink Sheets quotations after the Transaction or that, if such quotations begin, they will continue for any length of time.
Reports, Opinions or Appraisals
     Opinion of Greene Holcomb & Fisher LLC.
     The Special Committee retained GHF to act as its financial advisor and, if requested, to render to the Special Committee an opinion as to the fairness, from a financial point of view, of the $5.20 per share to be received by shareholders who receive a cash payment in lieu of fractional shares in the Reverse Split, as to those shareholders.
     On August 7, 2009, GHF delivered to the Special Committee its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the $5.20 per share to be received by shareholders who receive a cash payment in lieu of fractional shares in the Reverse Split was fair, from a financial point of view, to those shareholders.
     The full text of GHF’s written opinion is attached to the Schedule 13E-3 as Exhibit (c)(i), and the summary of the opinion set forth in this section is qualified in its entirety by reference to that opinion. Our shareholders are urged to, and should, read the GHF opinion carefully in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at such findings, limitations on the review undertaken in connection with the opinion, and judgments made or conclusions undertaken by GHF in reaching its opinion.

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     While GHF rendered its opinion and provided certain analyses to the Special Committee, GHF was not requested to, and did not make, any recommendation to the Special Committee as to the specific form or amount of the consideration to be received by shareholders in the Reverse Split. GHF’s written opinion, which was directed to the Special Committee, addresses only the fairness, from a financial point of view, of the consideration per share to be paid for fractional shares in connection with the Reverse Split, does not address Zareba’s underlying business decision to proceed with, or effect, the Reverse Split, or the relative merits of the Reverse Split compared to any alternative business strategy or transaction in which Zareba might engage. As noted elsewhere in this Disclosure Document, GHF’s opinion was one of many factors taken into consideration by the Special Committee and the Board in making its determination to approve the Transaction.
     In arriving at its opinion, GHF has, among other things:
•	reviewed certain publicly available financial and other data regarding the Company;

•	reviewed our draft projected unaudited financial results for the twelve months ended June 30, 2009;

•	reviewed our financial projections for the five years ending June 30, 2014, as prepared and provided to GHF by the Company’s management (the “Projections”);

•	performed discounted cash flow analyses based on the Projections;

•	reviewed a draft, dated August 5, 2009, of our Schedule 13E-3 filing to be made in connection with the Reverse Split, including a draft of this Disclosure Document;

•	met with certain members of our management to discuss our business, operations, historical and projected financial results and future prospects, our current financing position and arrangements, the Reverse Split and alternative transactions available to us;

•	reviewed the historical prices, trading multiples and trading volumes of our common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies that we deemed generally comparable to us;

•	reviewed other publicly available financial and stock price data for reverse stock split transactions completed by other issuers in connection with these issuers’ deregistration of stock under the Exchange Act;

•	reviewed our ownership profile, before and pro forma for the Reverse Split; and

•	conducted such other studies, analyses, inquiries and investigations as GHF deemed appropriate.
     The following is a summary of the material analyses and other information that GHF prepared and relied on in delivering its opinion to the Special Committee. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by GHF, information in tabular format must be read together with the text . Information in tabular format alone does not constitute a complete description of any particular financial analysis. Except as otherwise noted, the quantitative information which follows, to the extent that it is based on market data, is based on market data as it existed on or before August 6, 2009, and is not necessarily indicative of current market conditions.
  Zareba Market Analysis
     GHF reviewed general background information concerning Zareba, including recent financial and operating results and outlook, Zareba’s stock price and volume over selected periods and Zareba’s stock closing

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price over the prior twelve months. GHF presented the recent common stock trading information contained in the following table:

Zareba
Closing price on August 5, 2009	$2.10
1 Day Prior	2.10
1 Week Prior	2.10
4 Weeks Prior	2.00
3 Months Prior	1.70
6 Months Prior	2.06
12 Months Prior	2.20
52 week high closing price	2.85
52 week low closing price	1.09
  Trading Range Analysis
     GHF analyzed the $5.20 per share against recent historical closing price ranges for Zareba’s common stock. In the one month prior to August 5, 2009, Zareba’s stock price closed at a price per share ranging from $2.00 to $2.10. In the three months prior to August 5, 2009, Zareba’s stock price closed at a price per share ranging from $1.31 to $2.68. In the six months prior to August 5, 2009, Zareba’s stock price closed at a price per share ranging from $1.22 to $2.68.
  Premiums Paid Analysis — Reverse Stock Splits, Going Private
     GHF reviewed publicly available information for selected transactions completed between January 1, 2006 and August 5, 2009 in which the target company performed a reverse stock split and subsequently deregistered its shares under the Exchange Act. GHF reviewed the information to determine the implied premiums or discounts payable in the transactions over recent stock closing prices prior to announcement of the transaction, including the one day prior, one-week prior average, four-week prior average, 60-day prior average and 90-day prior average. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.
     GHF performed its analysis on 31 transactions. GHF derived implied equity values per share of our common stock based on the premiums or discounts paid in these transactions ranging from a low of $1.54 to a high of $6.71, with median implied per share values of $2.61 to $2.90 and mean implied per share values of $2.92 to $3.20.
  Premiums Paid Analysis — M&A
     GHF reviewed publicly available information for selected transactions completed between January 1, 2006 and August 5, 2009 with transaction values of $10 million to $300 million to determine the implied premiums or discounts payable in the transactions over recent stock closing prices prior to announcement of the transaction, including the one day prior, one week prior and four weeks prior. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.
     GHF performed its analysis on 217 transactions. GHF derived implied equity values per share of our common stock based on the premiums or discounts paid in these transactions ranging from a low of $1.67 to a high of $7.22, with median implied per share values of $2.72 to $2.83 and mean implied per share values of $2.97 to $3.06.
  Discounted Cash Flow Analysis
     GHF performed a discounted cash flow analysis for Zareba in which it calculated the present value of the projected hypothetical future cash flows of Zareba based on the Projections. In the discounted cash flow analysis, GHF estimated a range of theoretical values for Zareba based on the net present value of its implied annual cash flows and a terminal value for Zareba in 2014 calculated based upon a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA. GHF applied a range of discount rates of 15% to 19% and a range of

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terminal value multiples of 5.0x to 7.0x forecasted 2014 EBITDA. This analysis resulted in implied per share values of Zareba ranging from a low of $3.90 and a high of $5.94.
  Comparable Company Analysis
     GHF analyzed financial information and valuation ratios relating to 10 publicly traded companies involved in farm machinery and equipment, electronic components and electrical machinery, equipment and supplies. This group comprised Art’s-Way Manufacturing Co., Inc., Coleman Cable, Inc., Eurodrip SA, Exel Industries SA, Jewett-Cameron Trading Co. Ltd., Magal Security Systems Ltd., Preformed Line Products Co., Salcomp Plc, SL Industries Inc. and Ultralife Corp. GHF applied the resulting multiples of selected valuation data to derive implied equity values per share of our common stock. All multiples were based on closing stock prices on August 5, 2009. All forward looking data is based on publicly available research analyst estimates. This analysis produced implied per share values for Zareba ranging from a low of $1.97 to a high of $13.75, with the median implied per share values of $4.31 to $6.20 and mean implied per share values of $4.60 to $6.61.
  Comparable Acquisition Analysis
     GHF reviewed 19 acquisition transactions involving acquired businesses deemed by GHF comparable to Zareba. It selected these transactions by searching SEC filings, news stories, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:
•	Transactions where the target had one of the following SIC codes: 3523 (farm machinery and equipment); 3679 (electronic components); 3690 (miscellaneous electrical machinery, equipment and supplies); and 3699 (electrical equipment and supplies);

•	Transaction value greater than $10 million and less than $300 million;

•	Public and private targets in which greater than 90% of the company was acquired;

•	Transactions that were announced between January 1, 2004 and July 31, 2009; and

•	Excludes repurchases, minority interests and hostile transactions.
     GHF applied the resulting multiples of selected valuation data to derive implied equity values per share of our common stock ranging from a low of $3.18 to a high of $26.38, with median implied per share values of $7.05 to $14.23 and mean implied per share values of $7.24 to $14.06.
     In reaching its conclusion as to the fairness of the cash out price per share and in its presentation to the Special Committee, GHF did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. GHF believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.
     The analyses of GHF are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Zareba or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Zareba was compared and other factors that could affect the public trading value of the companies.
     In arriving at its opinion, GHF relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with GHF by the Company or obtained by GHF from public sources, including, without limitation, the Projections referred to above. With respect to the

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Projections, GHF relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company. GHF has not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and GHF has further relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information provided to us, including the Projections, incomplete or misleading. GHF has assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to GHF. GHF also assumed that the Company is a not a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Reverse Split.
     In arriving at its opinion, GHF did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisal. GHF expressed no opinion regarding the liquidation value of the Company. In addition, GHF did not undertake an independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which the Company or any of its affiliates is a party or may be subject, or of any other governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or any of its affiliates is a party or may be subject. At the Company’s direction and with its consent, GHF made no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims, investigations or possible assertions of claims, or the outcomes or damages arising out of any such matters.
     GHF assumed that all the necessary governmental and regulatory approvals and consents required for the Reverse Split would be obtained and that the Reverse Split would be consummated in a timely manner without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on the Company or the contemplated benefits to the Company of the Reverse Split or would otherwise change the amount of the consideration per share. GHF did not express any opinion as to the price or range of prices at which the shares of the Company common stock may trade subsequent to the announcement of the Reverse Split.
     GHF, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. GHF has acted as financial advisor to the Special Committee in connection with its consideration and analysis of the Reverse Split, for which we have paid GHF and agreed to pay GHF fees that are not contingent on the consummation of the Reverse Split. In addition, we have agreed to reimburse GHF for certain expenses and to indemnify GHF against certain liabilities arising out of GHF’s engagement. GHF has not provided services to us or, to our knowledge, any of our affiliates, in the last two years, and may seek to provide us and our affiliates certain investment banking and other services unrelated to the Reverse Split in the future.
     GHF’s analysis and opinion were intended solely for the benefit and use of the Special Committee in connection with its consideration of the Reverse Split and were not intended to, and does not, confer any rights or remedies upon any other person. GHF’s opinion also provided that, notwithstanding the foregoing, the Board may also rely on GHF’s opinion. GHF’s opinion did not constitute a recommendation to the Special Committee or the Board as to how to vote in connection with their consideration of the Reverse Split. GHF’s opinion did not address the Company’s underlying business decision to pursue the Reverse Split, the relative merits of the Reverse Split as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.
     GHF’s analysis and opinion do not address (i) the tax or legal consequences of the Reverse Split to either the Company or its security holders, or any other party, or (ii) the fairness of any portion or aspect of the Reverse Split to any one class or group of the Company’s security holders vis-à-vis any other class or group of the Company’s security holders (including the fairness of the Reverse Split to the shareholders with fractional shares vis-à-vis other shareholders). GHF did not consider any benefits that may inure to any shareholder of the Company as a result of the Reverse Split other than in such party’s capacity as a holder of fractional shares. GHF’s opinion addresses solely the consideration per share payable to the shareholders with fractional shares and does not address any other aspect of the Reverse Split.

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     GHF’s opinion relates to the fairness of the consideration per share to be received by holders of fractional shares as of the date thereof. GHF’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date thereof. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, GHF’s opinion. GHF assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date thereof.
Related Party Transactions
     There have been no transactions during the past two fiscal years or the current fiscal year between the Company and any of its affiliates and any director or officer of the Company with an aggregate value in excess of (ii) $60,000 or (ii) 1% of the Company’s consolidated revenues in such periods.
Shareholder Approval
     The Transaction has been approved by the Special Committee and the Board. No vote of our shareholders is required to effectuate the Transaction. Pursuant to Section 302A.402 of the MBCA, we may effect a share division or combination without shareholder approval so long as (i) the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected and (ii) the percentage of authorized shares of any class or series remaining unissued after the division or combination will not exceed the percentage of authorized shares of that class or series that were unissued before the division or combination. For purposes of the requirement set forth in paragraph (ii), the MBCA provides that any increase in the percentage of authorized common stock remaining unissued arising solely from a corporation’s cancellation of fractional shares in accordance with Section 302A.423 of the MBCA will be disregarded. In addition, Section 302A.423 of the MBCA provides that a corporation shall not pay money for fractional shares if that action would result in the cancellation of more than 20% of the outstanding shares of a class or series. Based upon our review of our list of shareholders of record furnished to us by Wells Fargo Shareowner Services, our transfer agent, as well as an analysis we have conducted taking into account information furnished to us by Broadridge Financial Solutions, Inc. concerning shareholders who beneficially own their stock in street name, referred to as non-objecting beneficial owners and objecting beneficial owners, we have determined that the Reverse Split will not result in the cancellation of more than 20% of the outstanding shares of any class or series. In the event the Reverse Split would result in more than 20% of our common stock being cancelled, which is not permitted by the MBCA, we will take action to suspend or withdraw the Reverse Split and subsequent Forward Split. In such event, it is our intent to take all action necessary to reduce the number of shares that would be cancelled and receive a cash payment in lieu of a fractional share to comply with the MBCA, including by adjusting the split ratios used in the Reverse Split and Forward Split, or, in the alternative, taking corporate action to obtain shareholder approval of the proposed split transactions.
     The Articles of Amendment to our Articles of Incorporation to be filed in connection with the Transaction will contain a statement that the amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination exceeding the percentage of authorized shares of that class or series that were unissued before the combination.
Appraisal Rights
     No dissenters’ rights or other rights of appraisal are available to any shareholder under either the MBCA or our Articles of Incorporation.
Access Rights
     We have made no provision in connection with the Transaction to grant our unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense.

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Source and Amount of Funds
     The following is an estimate of the costs that we have incurred or expect to incur in connection with the Transaction, but does not include the cost of the aggregate cash payment to shareholders holding fewer than 250 shares of our common stock prior to the Reverse Split, which we estimate will be approximately $325,000. Final costs of the Transaction may be more or less than the estimates shown below.

Legal fees	$50,000
Transfer and exchange agent fees	$14,000
Printing and mailing costs	$5,000
SEC filing fees	$18
Accounting fees	$2,000
Investment bank fees	$78,000
Miscellaneous	$982

Total	$150,000
     We expect to pay the estimated costs, including the amounts to be paid to shareholders holding fewer than 250 shares of our common stock, out of our currently available cash and from amounts borrowed under our credit facility with Chase. The terms and conditions of this credit facility are set forth in that certain Revolving Credit Agreement, dated as of August 29, 2007, as amended by that certain First Amendment to the Revolving Credit Agreement dated September 30, 2008 and Second Amendment to Revolving Credit Agreement dated October 22, 2008, with Chase, each of which is incorporated herein by reference. The material terms of this Revolving Credit Agreement, as amended, are as follows:
1.	Amount Available for Borrowing. Up to $7.5 million.

2.	Term. Amounts under the facility may be borrowed, repaid and reborrowed from time to time until its maturity on August 29, 2010.

3.	Collateral. All of the Company’s personal property.

4.	Interest Rate. Loans under the credit facility will bear interest at either a base rate plus 0% to 0.50%, based upon financial performance, or a Eurocurrency rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for the relevant term plus 1.5% to 3.0%, based upon financial performance.
     We intend to repay amounts borrowed under the Revolving Credit Agreement for Transaction-related purposes with cash generated from our operations.
     The Revolving Credit Agreement has been filed as Exhibit 10.1 to our Current Report on Form 8-K filed on September 5, 2007, the First Amendment to Revolving Credit Agreement has been filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 6, 2008, and the Second Amendment to Revolving Credit Agreement has been filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 28, 2008. Each of these agreements is available on the SEC’s website, which can be found at www.sec.gov.

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BACKGROUND
The Company
     Zareba Systems, Inc. is the subject company. Our principal executive office is located at 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441, and our telephone number is (763) 551-1125.
Structure of the Transaction
     The Special Committee and the Board have authorized the Transaction. The Transaction consists of a 1-for-250 reverse split, such that shareholders owning fewer than 250 shares of common stock on the Record Date will have such shares cancelled and converted into the right to receive the cash consideration set forth herein, followed immediately by a 250-for-1 forward split. The Transaction is intended to take effect on the date we file certain certificates of amendment to our Articles of Incorporation with the Secretary of State of the State of Minnesota, or on any later date that we may specify in such certificates of amendment, which we will refer to as the Effective Date.
     As of 5:00 p.m., Minneapolis, Minnesota time, on the Effective Date, we will effect the Reverse Split, pursuant to which a holder of 250 shares of our common stock on the Record Date will hold one share of the common stock immediately after the Reverse Split. Any shareholder owning fewer than 250 shares of the common stock on the Record Date will receive the right to receive cash in exchange for the resulting fractional share thereof and will no longer be a shareholder of the Company. As of 5:01 p.m., Minneapolis, Minnesota time, on the Effective Date (and after the completion of the Reverse Split), we will effect the Forward Split, pursuant to which a holder of one share of common stock immediately after the Reverse Split and immediately prior to the Forward Split will hold 250 shares of common stock immediately after the Forward Split. In other words, a shareholder holding 250 or more shares of common stock immediately before the Transaction will continue to hold the same number of shares after the completion of the Transaction and will not receive any cash payment.
     The Special Committee and the Board have set the cash consideration to be paid to cashed out shareholders owning fewer than 250 pre-split shares at $5.20 per share for each pre-split share of common stock. The Special Committee determined this value in good faith, based upon factors the Special Committee deemed relevant. We currently estimate that cashed out shareholders will receive cash consideration for their cancelled shares within approximately three weeks after such shareholders submit their cancelled shares in accordance with the instruction letter to be sent by our exchange agent following the Transaction.
     The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to and, if completed, will likely terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the SEC. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.
The Company’s Securities
     On June 1, 2009, there were approximately 460 record holders of our common stock, not including holders in street name, and 2,481,973 shares outstanding. Our common stock is listed Nasdaq under the symbol “ZRBA.” There are no other shares of our capital stock outstanding.

22

     The following table shows the range of high and low sales prices per share of our common stock for the periods indicated:

Year ending June 30,		High	Low
2010:	First Quarter (through August 6, 2009)	$2.11	$2.00

Year Ended June 30,		High	Low
2009:	First Quarter	$2.75	$1.19
	Second Quarter	$2.64	$1.08
	Third Quarter	$2.85	$1.12
	Fourth Quarter	$2.89	$1.31

Year Ended June 30,		High	Low
2008:	First Quarter	$7.99	$5.33
	Second Quarter	$6.70	$4.23
	Third Quarter	$5.93	$3.76
	Fourth Quarter	$4.45	$2.20
     On July 27, 2009, the last day on which there were any trades of our common stock on Nasdaq prior to the approval of the Transaction, the closing price of our common stock on Nasdaq was $2.10 per share.
     Zareba elected to retain cash for investment in the Company’ growth and did not pay a dividend on the common stock in fiscal 2008 or 2009. The Company’s ability to pay dividends may be limited in the future if there is an event of default under its Revolving Credit Agreement with Chase.
     On March 8, 2005, the Board declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock. The dividend is attached with the shares of common stock that the shareholders held on March 18, 2005. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company at a price of $70.00 per one one-hundredth of a Preferred Share, subject to adjustment. The distribution of the rights dividend is not until the earlier of (i) 10 days following a public announcement by the Company or a person or group of affiliated or associated persons (an “Acquiring Person”) that such an Acquiring Person has acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock (the earlier of such dates being called the “Distribution Date”). The Rights are evidenced, with respect to any of the common stock certificates outstanding as of the Record Date, by such common stock certificate with a copy of a summary of the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire on March 17, 2015 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company. In connection with the Transaction, the Company will also terminate the registration of the Rights under Section 12(g)(4) of the Exchange Act.
Securities Ownership of Certain Beneficial Owners and Management
     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of August 6, 2009 for each of our executive officers and directors. We have based our calculation of the percentage of beneficial ownership on 2,481,973 shares of common stock outstanding on August 6, 2009. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable. Unless otherwise indicated, each natural person is a citizen of the United States, and the address for each listed shareholder is c/o Zareba Systems, Inc., 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441. All share amounts as set forth below are prior to the completion of the Transaction.

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	Number of Shares
Name	Beneficially Owned (1)		Percent of Class
Dale A. Nordquist	50,673	(2)	2.03%
Michael L. Bochert	5,025	(3)	*
Eugene W. Courtney	10,025	(4)	*
William R. Franta	25,025	(5)	1.0%
John A. Grimstad	45,875	(6)	1.83%
Donald J. Dalland	16,574	(7)	*
Jeffrey S. Mathiesen	2,318		*

*	Less than 1%.

(1)	Under the rules of the Securities and Exchange Commission, an individual is also deemed to beneficially own shares which are not outstanding but which the individual has the right to acquire as of August 6, 2009 or within 60 days of such date. Such shares not outstanding but so deemed beneficially owned are treated as outstanding when determining the percent of the class owned by the particular individual and when determining the percent owned by the group.

(2)	Includes 20,025 shares that may be purchased by Mr. Nordquist upon exercise of options that are or will become exercisable within 60 days of August 6, 2009. Does not include an additional 30,000 shares subject to unvested options.

(3)	Represents 5,025 shares that may be purchased by Mr. Bochert upon the exercise of options that are or will become exercisable within 60 days of August 6, 2009.

(4)	Represents 10,025 shares that may be purchased by Mr. Courtney upon the exercise of options that are or will become exercisable within 60 days of August 6, 2009.

(5)	Includes 20,000 shares that may be purchased by Mr. Franta upon the exercise of options that are or will become exercisable within 60 days of August 6, 2009.

(6)	Includes 3,300 shares held by Mr. Grimstad’s wife and 20,000 shares that may be purchased by Mr. Grimstad upon the exercise of options that are or will become exercisable within 60 days of August 6, 2009.

(7)	Includes 4,875 shares that may be purchased by Mr. Dalland upon the exercise of options that are or will become exercisable within 60 days of August 6, 2009.
Management
     Set forth below are the names and ages of current directors and executive officers of Zareba Systems, Inc., as well as information regarding their positions with Zareba Systems and their business experiences:
William R. Franta, age 67, first became a director of the Company in 1997. Mr. Franta is currently an independent business, market and technology consultant to several venture finance companies. From October 2000 to May 2003, he was Director Venture Finance for GATX Corporation. From June 1999 to October 2000, he was the Vice President of Product Strategies at REAL Solutions, Ltd. From August 1997 to February 2000, he was the Vice President of Marketing at Centron in Minneapolis, MN. Between February 1997 and August 1997, he was a Business Development and Technology Consultant in Minneapolis, MN. From January 1987 to February 1997, he served as Senior Vice President of Network Systems Corporation.
John A. Grimstad, age 59, first became a director of the Company in 1996. Mr. Grimstad has been engaged in the private practice of law since 1977 and has been a Vice President and shareholder of Fredrikson & Byron, P.A., our principal outside counsel, since 1984. The address of Fredrikson & Byron, P.A. is 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402. Mr. Grimstad has served as our Secretary since 1995.
Eugene W. Courtney, age 73, first became a director of the Company in 2003. Mr. Courtney has served as an independent management consultant since December 1998. From October 1999 to February 2001, he served as President and Chief Executive Officer of RSI Systems, Inc., a company that designs, manufactures and distributes videoconferencing systems. Mr. Courtney served as Chief Executive Officer of HEI, Inc., a company which designs and manufactures microelectronics, from 1990 until December 1998; he also served as HEI’s President from 1990 to July 1998 and as its Executive Vice President from 1988 to 1990.

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Michael L. Bochert, age 65, first became a director of the Company in 2008. Mr. Bochert has been a director since August 2008. Mr. Bochert is currently an independent investment banker and has 40 years of experience in investment banking and finance. From August 2007 to February 2008, Mr. Bochert was Executive Vice President of Corporate Strategy and Finance of the John Ryan Company. The address of the John Ryan Company is 700 South Third Street, Suite 300 W, Minneapolis, MN 55415. From 2004 to 2007, Mr. Bochert was a Managing Director of Investment Banking of Cherry Tree Securities, LLC. The address of Cherry Tree Securities, LLC is 301 Carlson Parkway, Suite 103, Minnetonka, MN 55305. From 2001 to 2004 he was a Principal with the Stonehill Group. Mr. Bochert has also held positions with Dain Bosworth, L.F. Rothschild, Unterberg, Towbin, and Piper, Jaffray & Hopwood, and was the founding President of the Minnesota Cooperation Office.
Dale A. Nordquist, age 54, has been a director since 2004 and became our President and Chief Executive Officer in June 2008. Mr. Nordquist served as Senior Vice President of Sales and Marketing of Winland Electronics, Inc. from December 2002 to June 2008. From October 2001 to December 2002, Mr. Nordquist was the Vice President of Sales — EMS Western Region for Winland Electronics. The address of Winland Electronics is 1950 Excel Drive, Mankato, MN 56001. From May 1999 to October 2001, Mr. Nordquist served as Vice President of Sales and Marketing for Quickdraw Conveyor Systems, Inc. From 1981 to May 1999, Mr. Nordquist served as Vice President of Sales and Marketing for HEI, Inc., a Minnesota based designer and manufacturer of ultra-miniature electronic devices and high technology products incorporating these devices.
Jeffrey S. Mathiesen, age 48, has served as our Vice President and Chief Financial Officer since December 2005. From July 2004 to December 2005, Mr. Mathiesen was Vice President and Chief Financial Officer of Delphax Technologies, Inc. The address of Delphax Technologies, Inc. is 6100 West 110th Street, Bloomington, MN 55438. From April 2003 to July 2004, Mr. Mathiesen headed The Mathiesen Group, Inc., a provider of management and financial consulting services. From September 1996 to April 2003, Mr. Mathiesen was Vice President and Chief Financial Officer, then Vice President of Business Development for Micro Component Technology, Inc.
Donald G. Dalland, age 49, has served as our Vice President, Engineering and Operations since November 2005. From October 1994, when he joined us, to November 2005, Mr. Dalland served as our Vice President of Manufacturing. Prior to joining Zareba Systems Mr. Dalland was Manufacturing Manager with Zytec Corporation, a power supply manufacturer.
     Each director and executive officer is a citizen of the United States, and the address for each director and executive officer is c/o Zareba Systems, Inc., 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any such person been party to any judicial or administrative proceeding during such time that has resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

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FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION
     Summarized below are certain material federal income tax consequences to us and our shareholders resulting from the Transaction. This summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those shareholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each shareholder is a United States citizen and has held, and will hold, shares of common stock as capital assets under the Internal Revenue Code of 1986, as amended. Each shareholder should consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.
Tax Consequences to Zareba
     We believe that the Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to us. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction.
Tax Consequences to Shareholders Who Do Not Receive Cash for Fractional Shares
     A shareholder who receives no cash payment as a result of the Transaction, but continues to hold shares of our common stock directly immediately after the Transaction, will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the Transaction will equal the aggregate adjusted tax basis of the shares held immediately prior to the Transaction, and the holding period of the shares will be the same as immediately prior to the Transaction.
Tax Consequences to Shareholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated
     A shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common stock directly, immediately after the Transaction, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock.
Tax Consequences to Shareholders Whose Entire Interest in our Common Stock, Directly but Not Indirectly, is Terminated
     A shareholder that receives cash for a fractional share as a result of the Transaction, but is treated (under Internal Revenue Code Section 318) as a continuing shareholder by virtue of being related to a person who continues to hold our shares directly immediately after the Transaction, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) constitutes a “substantially disproportionate redemption of stock,” as described below.
(1)	Not Essentially Equivalent to a Dividend. The receipt of cash is “not essentially equivalent to a dividend” if the reduction in the shareholder’s proportionate interest in us resulting from the Transaction (taking into account for this purpose the stock owned by persons to whom the shareholder is related) is considered a “meaningful reduction” given the shareholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

26

(2)	Substantially Disproportionate Redemption of Stock. The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if (a) immediately after the Transaction the shareholder (and persons to whom the shareholder is related) owns less than 50% of the total combined voting power of all classes of our stock entitled to vote, and (b) the percentage of our voting stock owned by the shareholder (and by persons to whom the shareholder is related) immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned by the shareholder immediately before the Transaction.
     In applying the foregoing “Not Essentially Equivalent to a Dividend” and “Substantially Disproportionate Redemption of Stock” tests, the shareholder will be treated as owning shares of common stock actually or constructively owned by certain individuals and entities related to the shareholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the shareholder’s ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the shareholder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.
     Capital gain or loss recognized will be long-term if the shareholder’s holding period with respect to the stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. In the case of a shareholder who is an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 15%.
     The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. We recommend that shareholders consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

27

FINANCIAL INFORMATION
Historical Financial Information
     Our historical financial information is located at “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Item 8—Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended June 30, 2008, which is included as Exhibit A to this Disclosure Document, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is included as Exhibit B to this Disclosure Document.
Book Value Per Share
     Our book value per share as of March 31, 2009 was $3.52 based on a stockholders’ equity of $8,731,000 and 2,481,973 shares of common stock outstanding.
Pro Forma Consolidated Financial Statements (Unaudited)
     The following unaudited pro forma financial information presents the effect on our historical financial position of the $150,000 in fees and expenses expected to be incurred by the Company in connection with the Transaction and the estimated cost of the aggregate cash payment to shareholders holding fewer than 250 shares of our common stock prior to the Reverse Split, which we estimate will be approximately $325,000. Our unaudited pro forma consolidated balance sheet as of March 31, 2009 reflects the Transaction as if it occurred on that balance sheet date. Our pro forma book value per share is also as of March 31, 2009, the most recent balance sheet presented. The unaudited pro forma consolidated statements of operations for the nine months ended March 31, 2009 and the year ended June 30, 2008 reflect the Transaction as if it occurred at the beginning of each period.
     The following unaudited pro forma financial information is not necessarily indicative of what our actual financial position would have been had the Transaction been consummated as of the above-referenced dates or of the financial position that may be reported by us in the future.

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  Pro Forma Balance Sheet as of March 31, 2009 (Unaudited)

				Pro Forma
	March 31,	Pro Forma		March 31,
(In thousands, except share amounts)	2009	Adjustments		2009
Current assets
Cash and cash equivalents	$122	—		$122
Accounts receivable, net	4,275	—		4,275
Inventories	5,639	—		5,639
Other current assets	1,209	—		1,209

Total current assets	11,245	—		11,245

Property, plant and equipment, net	2,711	—		2,711

Other assets	3,232	—		3,232

TOTAL ASSETS	$17,188	—		$17,188

Current liabilities
Accounts payable and accrued liabilities	$4,129	—		$4,129
Current maturities of long-term debt	379	—		379

Total current liabilities	4,508	—		4,508

Long-term debt, less current maturities	3,428	475	(1)	3,903
Other long-term liabilities	521	—		521

Total liabilities	8,457	475		8,932

Total stockholders’ equity	8,731	(475)		8,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,188	—		$17,188

(1)	Effect of the Transaction, estimated to be $475,000.
  Pro Forma Book Value Per Share (Unaudited)
     Our pro forma book value per share as of March 31, 2009 was $3.41 based on a stockholders’ equity of $8,256,000 and 2,419,500 shares of common stock outstanding.

29

  Pro Forma Condensed Consolidated Nine Months Statement of Operations (Unaudited)

				Pro Forma
	Nine months			Nine months
	ended March	Pro Forma		ended March
(In thousands, except per share data)	31, 2009	Adjustments		31, 2009
Net sales	$20,530			$20,530

Gross profit	6,282			6,282

Operating expenses	6,394	(173	) (1)	6,221

Income (loss) from operations	(112)	173		61

Loss from continuing operations	(354)	107	(2)	(247)

Net loss	$(250)	107		$(143)

Net loss per share, basic and diluted	$(0.10)			$(0.06)

Weighted average number of shares outstanding, basic and diluted	2,471,042			2,408,579

(1)	Assumes that the fees of the Transaction are not expensed in this period, estimated to be a one time charge of $475,000. Assumes the savings of $173,000 (representing a pro rata portion of the expected annual savings of $231,000) in costs and expenses related to our public reporting and compliance obligations during the above-referenced period, excluding $80,000 of additional compliance costs related to implementation of the independent auditor attestation requirement of Section 404 of Sarbanes-Oxley expected to begin in fiscal 2010.

(2)	Assumed domestic effective tax rate of 38%.
  Pro Forma Condensed Consolidated Year-End Statement of Operations (Unaudited)

				Pro Forma
				year ended
	Year ended June 30,	Pro Forma		June 30,
(Dollars in thousands, except per share data)	2008	Adjustments		2008
Net sales	$34,565			$34,565
Gross profit	11,145			11,145

Operating expenses	17,483	(231	) (1)	17,252

Income (loss) from operations	(6,338)	231		(6,107)

Loss from continuing operations	(7,142)	143	(2)	(6,999)

Net loss	$(5,199)	143		$(5,056)

Net loss per share, basic and diluted	$(2.11)			$(2.11)

Weighted average number of shares outstanding, basic and diluted	2,458,588			2,396,125

(1)	Assumes that the fees of the Transaction are not expensed in this period, estimated to be a one time charge of $475,000. Assumes the savings of $231,000 in costs and expenses related to our public reporting and compliance obligations during the above-referenced period, excluding $80,000 of additional compliance costs related to implementation of the independent auditor attestation requirement of Section 404 of Sarbanes-Oxley expected to begin in fiscal 2010.

(2)	Assumed domestic effective tax rate of 38%.

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Exhibit A:	Zareba Systems, Inc. Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

Exhibit B:	Zareba Systems, Inc. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

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Exhibit A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
For the Fiscal Year ended June 30, 2008
Commission file number 0-1388

ZAREBA SYSTEMS, INC.
State of Incorporation: Minnesota
IRS Employer Identification No. 41-0832194
13705 26th Avenue N., Suite 102, Minneapolis, MN 55441 (763) 551-1125
Securities registered pursuant to Section 12(b) of the Act:
Common Stock, $0.01 par value per share, registered on the Nasdaq Capital Market
Series A Preferred Stock Purchase Rights Pursuant to Rights Agreement
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☑
Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☑
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, as of the last day of the Company’s most recently completed second fiscal quarter was $7,684,478.
The number of shares outstanding of the Company’s Common Stock on September 5, 2008 was 2,465,696.

DOCUMENTS INCORPORATED BY REFERENCE
Pursuant to General Instructions G(3), the responses to items 10, 11, 12, 13 and 14 of Part III of this report are incorporated herein by reference to certain information contained in the Company’s definitive proxy statement for its 2008 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission on or before October 3, 2008.

PART I
Item 1. Business
A. Business Development
Zareba Systems, Inc. (“Zareba”, “Zareba Systems” or the “Company”) designs, manufactures and markets electronic perimeter fence and access control systems, operating in one world-wide business segment. Zareba has three subsidiaries, Zareba Systems Europe Limited, Zareba Security, Inc. and Zareba Systems of Canada LTD.
The Company was incorporated in Minnesota in 1960, originally providing medical products to niche markets. The Company has since expanded primarily through business acquisitions and evolved into the leading supplier of electric fencing systems in North America and the UK.
On August 6, 2001, Zareba purchased all outstanding shares of North Central Plastics, Incorporated (NCP) pursuant to a stock purchase agreement. The acquisition was partially funded with new bank debt. Under the brand name Red Snap’r®, North Central Plastic’s products included insulators, fence energizers, high tensile fencing, polypropylene (poly) wire, rope and tape and accessories. The acquisition of NCP allowed Zareba to consolidate operations in NCP’s 64,000 square foot facility located in Ellendale, Minnesota, and to further expand its distribution in the U.S., Canada, Mexico, Central and South America, Europe and New Zealand.
On September 27, 2004, through its newly formed subsidiary, Zareba Systems Europe Limited (Zareba Systems Europe), Zareba acquired Rutland Electric Fencing Company Ltd. (Rutland), a manufacturer and distributor of electronic fencing equipment located in Oakham, United Kingdom (UK) pursuant to a stock purchase agreement. Under the brand names Rutland Electric Fencing, Electric Shepherd®, and Induced Pulse® (IP), Zareba Systems Europe’s products include insulators, fence energizers, high tensile fencing, polypropylene (poly) wire, rope and tape and security fencing. Zareba Systems Europe continues the former Rutland operations in its existing Oakham, England and Brechin, Scotland facilities. The acquisition of Rutland allowed Zareba to gain an entry into the UK, Europe, and the Middle East markets, as well as expand distribution of Rutland Electric Fencing products in the U.S.
On May 1, 2006, Zareba Security Inc. was established as a wholly-owned subsidiary of Zareba for the purpose of separating the security product line from the Company’s other product lines.
On August 1, 2007, the Company completed the sale of the Company’s Waters Medical Systems, Inc., (WMS) subsidiary to a third party for $5 million in cash, resulting in approximately $3.3 million cash proceeds net of tax and transaction costs. Cash proceeds from the sale were used to reduce borrowing under the Company’s credit facility. The WMS subsidiary, a provider of medical products was initially formed on June 30, 2005, when all the assets of the WMS division of Zareba were transferred to the newly-formed subsidiary, and had operated in a separate business segment of the Company.
In June 2008, Zareba discontinued its professional series automatic gate opener (PS AGO) product line and commenced efforts to sell the related assets and eliminate personnel and support costs associated with the product line.
Included in discontinued operations for all periods presented are Zareba’s PS AGO product line and its WMS subsidiary. The Company now operates in one business segment. All references to the business are based on results of operations from continuing operations.
At June 30, 2008, the Company recorded a non-cash goodwill impairment charge of $6.3 million relating to all of the goodwill from these acquisitions, reducing net book value by the same amount. The impairment resulted from the decrease in valuations of U.S. public companies and corresponding increased costs of capital created by the weakness in the U.S. financial markets, and was recorded as required by SFAS 142 in connection with the Company’s impairment test. The revaluation had no impact on the Company’s tangible net book value, liquidity or debt covenant measurements.

B. Business of Issuer
Zareba Systems designs, manufactures and sells electronic perimeter fence and access control systems in both North America and the United Kingdom. These products are used for the control, containment and deterrent of animals, including horses and livestock in agricultural application, and small animals in lawn and garden applications, including the hobby farm market. These products are also used in perimeter security applications to deter, detect, delay, assess and respond to intrusions or escapes in a wide range of applications including utilities, airports, correctional facilities and other commercial and government properties. An electronic perimeter fence system consists of an alternating current (also referred to as “AC”), direct current (also referred to as “DC”) or solar energizer, insulators for the fence posts, poly wire, tape and rope, and a wide range of hardware and accessories.
Zareba also offers a line of electronic automatic gate openers designed to open gates safely from a distance, such as from a vehicle, marketed primarily for various agricultural, hobby farm and residential applications. These products open gates from a distance using a radio frequency transmitter signal and battery backed-up motors to swing open various styles of gates allowing access to secured property. In addition, Zareba Systems offers the patented Guard Tower® perimeter fence security system and the patent-pending rapid pulse energizer system designed to deter, detect, delay, assess and respond to intrusions or escapes in a wide range of security applications. Potential applications include airports, oil refineries, remote utility sites, high value storage sites, correctional facilities as well as other commercial or government properties.
In North America, Zareba Systems primarily sells to major retail merchandisers through direct sales personnel and independent representatives under written agreements in the “Do It Yourself” (DIY) hobby farm and hardware markets. Zareba Systems’ business is seasonal, with peak customer demand occurring in the spring and summer months. In the United Kingdom, Zareba Systems sells directly to dealers through direct sales personnel and delivers products with its factory owned tractor/trailer system. Zareba’s perimeter security products are sold through system integrators and installers throughout North America and the UK. Backlog is not significant in the operations since most orders are filled within days after receipt of a purchase order.
The market for electronic perimeter fence systems is competitive, with several global manufacturers vying for market share. By providing a fully integrated line of products, Zareba Systems considers itself the largest supplier of electronic perimeter fence systems in North America and the United Kingdom. In fiscal year 2008, one Zareba Systems customer that accounted for sales of greater than 10% of the Company’s total sales. Sales to this customer totaled $7.4 million.
Zareba Systems made no significant electric fence system sales directly to governmental agencies, and therefore no governmental contracts are subject to renegotiation. Raw materials used in the production of electronic perimeter fence system products are generally available from a number of suppliers.
Zareba Systems has several patents, including on its (i) Apparatus and Method for Control of Electric Fence, issued August 4, 2003; (ii) Animal Containment System having a dynamically changing perimeter which was filed in February 2002; (iii) combined front panel and mount for an electric fence insulator filed in September 1992; (iv) direct capacitive discharge electric fence controller filed in March 1997; (v) electric fence charger filed in September 1992; (vi) types of electric fence insulators filed in October 1990, August 1989 and October 2001; (vii) fence post assembly, portable fencing system and method filed in September 2000; (viii) fence post cap insulator filed in December 1996; (ix) fence strand retainer clip for fence posts filed in September 1997; (x) front panel for an electric fence insulator filed in April 1989; and (xi) insulator for the backside of a t-post filed in May 1998. Each of the patents has a 20 year duration from filing. Zareba has several other patent applications pending related to its electric fencing systems. There is no assurance that Zareba’s patents and rights to patents will afford the Company any competitive advantage.
Zareba Systems has the following trademarks registered in the United States: American Farmworks & Design, Blitzer, Bulldozer, Captivator, Electric Shepherd, Electro-line, Ezee Corral, Garden Protector, Guard Tower, Hol-dem, Horse Sense Electric Fence System, Hot Spark, International, One Stop Fencing and Design, Pet Controller, Red Snap’r & Design, Rutland Professional Products, Snap Fast, Super Charger, Tarantula, The Horse Fence That Makes Sense, Zareba, Zareba Security, and Zareba Systems.

It has also registered the following trademarks in Australia, New Zealand, Canada and the European Union: Horse Sense Electric Fence System, The Horse Fence That Makes Sense, and Red Snap’r. Zareba also has a registered trademark for Zareba in the European Union.
During fiscal years 2008 and 2007, Zareba spent $1.1 million and $1.0 million for research and development projects, respectively.
As of June 30, 2008, Zareba and its subsidiaries had a total of 134 employees, with 124 full-time employees, as compared to a total of 142 employees, with 134 full-time employees the prior year.
Item 1A. Risk Factors
The Company’s operations are subject to a number of risks, which include but are not limited to the following:
Our business is subject to seasonality that may cause our quarterly operating results to fluctuate materially and cause the market price of our common stock to decline. The vast majority of Zareba’s business is seasonal, with peak customer demand occurring in the late spring, summer and early autumn months. Therefore, the Company typically experiences peak revenues during the fourth fiscal quarter and lowest sales levels during the second fiscal quarter. Additionally, consumer demand for our products can be affected by weather patterns. Abnormally cold or wet spring or autumn seasons may cause consumers to delay or cancel purchases. However, because the length and severity of the season is difficult to anticipate, we cannot estimate the fluctuation of our sales from quarter to quarter in a fiscal year or the seasonal impact year to year. If our operating results are below financial analysts’ or investors’ expectations due to seasonality factors, the market price of our common stock may decline.
Our operating results have been inconsistent and we have reported a loss from continuing operations in two of the past three years. The Company has made significant investments in development of new products and market channels over the past few years, coinciding with integrating a significant business acquisition. These initiatives combined with other market factors have adversely impacted our profitability and caused us to report an operating loss in two of the past three years. Continued fluctuation in our operating results could detrimentally affect the Company’s financial condition and may cause the market price of our common stock to decline.
Changes in the economic climate in our major markets and the volatility of oil and natural gas prices could adversely impact our business. Our business is impacted by the current uncertainty in the economic climates of the geographic areas in which we operate, primarily the US and UK markets. A protracted downturn in the economy in one or both of these markets could reduce the amount of funds our end customers have available for purchases of our products. Additionally, our product costs, including materials and transportation costs, are adversely impacted by increased oil and natural gas prices. Increased market prices of oil and natural gas could reduce our profits to the extent that we are not able to fully and timely pass these costs through to our customers. The current uncertainty surrounding the economic climate in the US and the increased prices for oil and natural gas throughout the world, if sustained, may detrimentally impact our business.
We are exposed to risks associated with acquisitions and investments. We have made, and may in the future make, acquisitions of, or significant investments in, businesses with complementary products, services and/or technologies. Acquisitions and investments involve numerous risks, including, but not limited to:
•	difficulties and increased costs in connection with integration of the personnel, operations, technologies and products of acquired businesses;

•	diversion of management’s attention from other operational matters;

•	the potential loss of key employees of acquired businesses;

•	lack of synergy, or the inability to realize expected synergies, resulting from the acquisition;

•	failure to commercialize purchased technology; and

•	the impairment of acquired intangible assets and goodwill that could result in significant charges to operating results in future periods.
Additionally, such acquisitions or investments may result in immediate charges to operating results. Mergers, acquisitions and investments are inherently risky and the inability to effectively manage these risks could materially and adversely affect our business, financial condition and results of operations.

Reliance on a significant customer. In each of fiscal years 2008 and 2007 we had one significant customer that accounted for approximately 21% of net sales. We anticipate, but cannot assure, that this customer will continue to be significant in fiscal 2009. The loss of, or a significant decrease in sales to, this customer could have a material adverse effect on the Company’s financial condition and results of operation.
Requirements for availability of working capital. We depend on our revolving credit facilities for working capital. The lenders have security interests in substantially all of the Company’s assets. Our ability to borrow under the credit facilities depends on maintaining a borrowing base of eligible accounts receivable and, to a lesser extent, eligible inventory and complying with financial covenants concerning debt service coverage, interest coverage and maximum capital expenditures. If the Company is unable to generate a sufficient borrowing base and comply with the financial covenants and other requirements of the credit facilities, it will limit or prevent borrowing under the credit facilities and could have a serious adverse effect on the Company.
Substantial operations in foreign markets. Zareba has foreign subsidiaries in Canada and the United Kingdom and generated approximately 29% of its net sales from outside North America for fiscal year 2008. The ability to sell products in foreign markets may be affected by changes in economic, political or market conditions in those foreign markets that are outside the Company’s control. Additionally, managing geographically dispersed operations presents difficult challenges associated with organizational alignment and infrastructure, communications and information technology, inventory control, customer relationship management, terrorist threats and related security matters and cultural diversities. If we are unsuccessful in managing such operations effectively, our business and results of operations will be adversely affected.
Reliance on critical suppliers. We use numerous vendors to supply raw materials, parts, components and subassemblies for the manufacture of our products. It is not always possible to maintain multiple qualified suppliers for all of our parts, components and subassemblies. As a result, certain key items may be available only from a single supplier or a limited number of suppliers. In addition, suppliers may cease manufacturing certain components that are difficult to replace without significant reengineering of our products. Furthermore, some key items are sourced from foreign suppliers with long lead time requirements for economical shipping. As a result, unanticipated changes in inventory requirements may cause significant delays in receiving parts, or require the Company to incur significant shipping costs to expedite delivery of the items. Our results of operations may be materially and adversely impacted if we do not receive sufficient parts to meet our requirements in a timely and cost effective manner.
We have experienced significant volatility in our stock price. A variety of factors may cause the price of our stock to be volatile. In recent years, the stock market in general, and the market for shares of many small-capitalized companies, including ours, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. During the last two fiscal years the price of our common stock has ranged from $1.75 to $7.99. The price of our stock may be more volatile than other companies due to, among other factors, the unpredictable and seasonal nature of the markets we serve, our significant customer concentration and our relatively low daily stock trading volume. The market price of our common stock is likely to continue to fluctuate significantly in the future, including fluctuations related and unrelated to our performance.
Recently enacted and future changes in securities laws and regulations have increased our costs. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating challenges for all publicly-held companies. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to meet and maintain compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding the required assessment of our internal controls over financial reporting has required, and is expected to increasingly require the commitment of significant financial and managerial resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

Our future growth will depend in part upon our ability to develop and achieve sales of new products and successful entry into new markets. Our growth strategy depends upon the successful development and market introduction of the Company’s automatic gate opener products and security products and niche products into our core DIY business. In addition, in the case of security products, we will be entering new customer markets where we have no previous brand recognition or experience, and with longer sales cycles. We cannot assure you that we will be successful in completing development of any new products. Further, in developing new products, we will incur additional research and development and marketing expenses. Revenues, if any, which we generate from new products may not be sufficient to recoup the expenses we will incur in the development and introduction of new products. Customers may be slow to accept our new products, if at all, and therefore, we cannot assure you that we will generate significant sales from any new products we develop. If we cannot successfully develop new products and achieve sales of our new products, our financial performance and results of operations will be adversely affected.
We have a new President and Chief Executive Officer and may experience instability in the short term as a result. In June 2008, Dale A. Nordquist became our President and Chief Executive Officer. While Mr. Nordquist was previously one of our independent directors, he lacks long-term executive experience with us. We may experience instability in the short term as Mr. Nordquist becomes integrated into our Company as an executive. Competition for qualified employees is intense and the loss of service of Mr. Nordquist or any of our executive officers could delay or curtail our development and financial objectives.
Item 2. Properties
Zareba owns a 64,000 square foot facility in Ellendale, Minnesota that houses its manufacturing and support functions. In connection with the Company’s credit facility , the building and land are subject to a Negative Pledge Agreement in favor of JPMorgan Chase Bank, N.A. The Company currently leases 6,895 square feet of office space in a Plymouth, Minnesota, office complex for its corporate headquarters. The lease extends through March 31, 2011, and requires a monthly payment of approximately $5,300.
Zareba Systems Europe leases certain facilities in the UK for its manufacturing and distribution operations. The UK leases vary in term, with the principal facility lease commencing on September 22, 2004 and continuing for a twenty-five year period. The lease provides for an early termination election every five years upon six months written notice, the first of which occurs September 22, 2009. The combined monthly lease rate for the UK facilities as of fiscal year end 2008 was approximately $30,000.
Zareba believes that its current facilities are adequate to meet its business needs and that insurance coverage on its properties is adequate.
Item 3. Legal Proceedings
Zareba did not have any legal proceedings during fiscal years 2008 and 2007 that were outside of routine litigation, incidental to the business.
Item 4. Submission of Matters to a Vote of Security Holders
No matters were submitted to a vote of Zareba’s shareholders during the fourth quarter of fiscal year 2008.

PART II
Item 5. Market for Common Equity and Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
Zareba’s common stock is traded on the NASDAQ Capital Market under the symbol ZRBA.

Stock Price	High	Low

FY2008
First Quarter	$7.99	$5.33
Second Quarter	$6.70	$4.23
Third Quarter	$5.93	$3.76
Fourth Quarter	$4.45	$2.20
FY2007
First Quarter	$6.74	$1.75
Second Quarter	$6.74	$4.33
Third Quarter	$6.58	$4.01
Fourth Quarter	$7.16	$4.06
Shareholders
As of September 11, 2008 Zareba had approximately 430 shareholders of record.
Dividend Summary
Zareba elected to retain cash for investment in the Company’ growth and did not pay a dividend in fiscal 2008 or 2007. The Board of Directors periodically reviews its dividend policy to determine if changes are warranted.
Equity Compensation Plan Information
The following table sets forth certain information regarding outstanding options to purchase Common Stock as of June 30, 2008:

			Number of securities
			remaining available for
	Number of securities to be	Weighted average exercise	future issuance under equity
	issued upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected
	warrants and rights	rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
The 1995 Plan	87,300	$3.20	—
The 2004 Plan	72,525	$4.96	477,475
The ASP Plan	—	—	191,325
Equity compensation plans not approved by security holders:
None	—	—	—

	159,825	$3.99	688,800

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation
The following discussion of the Company’s results of operations and financial condition should be read together with the other financial information and Consolidated Financial Statements included in this Annual Report on Form 10-K. The results of operations relate to continuing operations unless noted. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those discussed in Item 1A. Risk Factors, and elsewhere in this report.
Executive Summary
Zareba Systems, Inc. (“Zareba”, “Zareba Systems” or the “Company”) operating results for fiscal 2008 reflect several events and factors that impacted its operations throughout the year. These include:
•	A decrease in net sales of 2.7% to $ 34.6 million in fiscal 2008 versus the previous year, primarily due to:
o	the impact of the pronounced economic downturn in the US, and to a lesser extent in the UK, its primary markets

o	the impact of a large security system order in fiscal 2007 that did not reoccur in fiscal 2008

o	the late spring in North America and the UK, which delayed the buying season for our fencing systems
•	A decrease in gross margins due to higher material costs and product mix

•	Selling, general and administrative charges related to changes in executive management and non-cash charges for cancellation of non-vested options

•	A non-cash goodwill impairment charge of $6.3 million (non-tax deductible), recorded in the fourth quarter of fiscal 2008, resulting from the decrease in valuations of U.S. public companies and corresponding increased costs of capital created by the weakness in the U.S. financial markets, recorded as required by SFAS 142 during the step 2 process in connection with the Company’s impairment test. The revaluation had no impact on the Company’s tangible net book value, liquidity or debt covenant measurements.

•	A gain on the sale of the Company’s Waters Medical Systems, Inc., (WMS) subsidiary of $2.5 million, net of tax

•	Losses associated with the discontinuance of the Company’s professional series automatic gate opener (PS AGO) product line

•	The reduction of nearly $4 million of bank debt, and increased working capital primarily as a result of the proceeds from the sale of the WMS subsidiary
Overview
Zareba Systems, Inc. designs, manufactures and markets electronic perimeter fence and access control systems, operating in one world-wide business segment. Zareba has three subsidiaries, Zareba Systems Europe Limited, Zareba Security, Inc. and Zareba Systems of Canada LTD.
Originally a medical products company serving small niche markets, the Company expanded primarily through business acquisitions and evolved into the leading supplier of electric fencing systems in North America and the UK. The acquisition of North Central Plastic, Incorporated (NCP) in fiscal 2002 enabled the Company to expand its electric fencing systems distribution and product offerings in North America. The acquisition of Rutland Electric Fencing Company, Ltd. expanded the Company’s presence into Europe and established the Company in the security products market.
The Company has also launched organic growth initiatives to leverage both its distribution channels and electric fencing systems technology. In the first quarter of calendar year 2005, the Company introduced two new product lines within the Zareba Systems division, perimeter security systems and electric gate opener systems and accessories. The perimeter security system is designed to deter, detect, delay, assess and respond to intrusions or escapes in a wide range of applications including utilities, airports, correctional facilities and other commercial and government properties. The Company completed initial systems deliveries of its Guard Tower® perimeter fence security system in fiscal 2006 and initial deliveries if its patent-pending rapid pulse energizer system in fiscal 2007 The Company continues to work to establish its non-lethal electric fencing and its patented Guard Tower® product lines in targeted market applications, primarily through its US and UK sales channels.

Products comprising the automatic gate opener systems and accessories targeting the Do-It-Yourself (traditional) Zareba market are sold through existing retail channels in North America and the UK, often to the same customer that purchased products of the traditional Zareba product line. During the second half of fiscal 2007, the Company began shipping a new family of professional series automatic gate openers (PS AGO) available to the professional installer distribution channels, targeting market growth opportunities. In response to changing market and competitive conditions, the Company discontinued the sales of the PS AGO products in June 2008 and commenced efforts to sell the product line. This decision will allow the Company to focus more on the Company’s core products and established distribution channels, while continuing to evaluate and develop its perimeter security products initiative.
In August 2007, the Company completed the sale of the Company’s Waters Medical Systems, Inc., (WMS) subsidiary, exiting the medical products market. In the years prior to the sale, WMS had represented a diminishing portion of the Company’s total business and accounted for less than 10% of the Company’s revenue. WMS was no longer compatible with the strategic direction of the Company and the divestiture provided the Company cash while allowing the Company to focus on its single core segment.
Zareba Systems’ business is seasonal, with peak customer demand occurring in the late spring, summer and early autumn months. Backlog is not significant in either of the Company’s operating units since most orders are filled within days after receipt of a customer’s order. As a result of Zareba Systems seasonality, there is a resulting variability in sales, manufacturing fixed overhead absorption and a further resulting impact on gross margin, working capital and cash flow during the Company’s fiscal year.
Results of Continuing Operations
Net sales for fiscal year ended June 30, 2008, decreased 2.7% to $34.6 million compared to $35.5 million in fiscal year 2007. Decreased electric fencing sales in North America and decreased security product sales were partially offset by increased sales in Europe. The decrease in North American fencing systems sales resulted primarily from the impact of the economic downturn in the US and the late spring in North America which delayed the buying season for our fencing systems. The decrease in security product sales is attributed to a large order to a single customer in fiscal year 2007 that was not repeated in fiscal 2008. The difference in the exchange rate of the US dollar to the British pound sterling was the primary reason for the increased sales in Europe. In light of the current economic conditions in its primary markets, the Company does not anticipate significant changes in its revenue levels in fiscal year 2009 as compared to 2008.
Fiscal year 2008 gross margins decreased to 32.2% from 34.0% in fiscal year 2007. Fiscal year 2007 margins benefited from a greater mix of higher margin security product sales. Additionally, increased costs of certain materials, primarily petroleum based products and steel products in fiscal 2008 further contributed to the gross margin decrease from fiscal 2007. The Company implemented sales price increases near the end of fiscal 2008 to offset the impact of recent material cost increases.
Selling, general and administrative expenses were $10.1 million, or 29% of sales, for fiscal year 2008, compared to $9.0 million, or 25% of sales in fiscal years 2007. Approximately $0.4 million of the increase resulted from severance costs associated with executive management changes and $0.3 million were non-cash option cancellation costs under FAS 123(R). The remainder of the increase included increased investments in selling, general and administrative costs in the Company’s European operations and security products, costs associated with administrative personnel changes and costs associated with compliance with Sarbanes-Oxley requirements.
Research and development expense were $1.1 million for fiscal year 2008, compared to $1.0 million in fiscal 2007, and were directed toward product enhancements and agency certification of electric fencing systems and continued product development for perimeter security systems. The Company’s long-term investments are designed to protect and enhance our future financial performance.
The Company recorded a non-cash goodwill impairment charge of $6.3 million (non-tax deductible) in the fourth quarter of fiscal 2008. The goodwill impairment resulted from the decrease in valuations of U.S. public companies and corresponding increased costs of capital created by the weakness in the U.S. financial markets, and was recorded as required by SFAS 142 during the step 2 process in connection with the Company’s impairment test. The revaluation had no impact on the Company’s tangible net book value, liquidity or debt covenant measurements.

Interest expense was $387,000 for fiscal 2008 compared to $844,000 for fiscal year 2007. Decreased debt levels created by the proceeds from the sale of the WMS subsidiary and favorable interest rate movements in the market place and from the Company’s new debt facility in fiscal 2008 were the primary contributors to the decrease in interest expense.
Loss from continuing operations of $7.1 million or $2.90 per basic and diluted share, in fiscal 2008 compared to income of $718,000, or $0.30 and $0.29 per basic and diluted share, respectively in fiscal 2007. The change in operating results for fiscal 2008 versus the prior year resulted primarily from the goodwill impairment charge, lower gross margins and selling, general and administrative charges in fiscal 2008.
Results of Discontinued Operations and Gain from Sale of Subsidiary
Loss from discontinued operations, net of tax was $603,000, or $0.25 per basic and diluted share for fiscal 2008, versus a loss of $108,000, or $0.04 per basic and diluted share for fiscal 2007, reflecting the net results of the PS AGO product line and WMS operations for the respective periods. Gain from sale of the WMS subsidiary, net of tax was $2.5 million, or $1.04 per basic and diluted share in fiscal 2008.
Net Income (Loss)
Net loss for fiscal 2008 was $5.2 million, or $2.11 per basic and diluted share, versus a net income of $610,000, or $0.25 per basic and diluted share for fiscal 2007. The difference resulted primarily from the impact of the goodwill impairment charge, gain from the sale of WMS, lower gross margins and operating costs associated with management changes in fiscal 2008.
Liquidity and Capital Resources
The Company’s cash and working capital balances at June 30, 2008 were $0.6 million and $7.2 million, respectively, as compared to $1.6 million and $4.0 million at June 30, 2007. The increase in working capital resulted primarily from the cash proceeds from the August 2007 sale of the WMS subsidiary used to reduce debt and the classification of $5.0 million of borrowing under the Wells Fargo Business Credit (WF) revolving line. The WF facility, scheduled to mature on September 1, 2007, was classified as a current liability at June 30, 2007, whereas the new line of credit with JPMorgan Chase (Chase), with a scheduled maturity in August 2010, is shown as a long-term liability at June 30, 2008.
Accounts receivable were $8.0 million at June 30, 2008 versus $7.6 million in the prior year, reflecting the timing of shipments and customer payments in the fourth quarter of the respective years. Inventories were $6.1 million at June 30, 2008, versus $6.4 million in the prior year, reflecting the near-term forecasted requirements and timing on shipments at the respective year ends.
Capital expenditures were $0.3 million for fiscal 2008 versus $0.2 million in fiscal 2007, and were used primarily for manufacturing and computer equipment and purchases of new product tooling. Capital expenditures are expected to range from $0.5 to $0.8 million in fiscal 2009.
On August 1, 2007, the Company completed the sale of the WMS subsidiary, receiving $5 million cash, which was used to reduce the outstanding debt with Wells Fargo Business Credit (WF).
On August 29, 2007, the Company entered into a secured revolving credit facility with JPMorgan Chase Bank, N.A. (Chase), subsequently terminating the WF facility and paying in full all outstanding balances under the WF facility, totaling approximately $1.1 million on August 30, 2007. The Chase facility provides for a $6 million secured revolving credit facility (the “Credit Facility”), with the option to increase borrowings in additional $500,000 increments with the consent of the Lender, up to a total of $7.5 million. Amounts under the facility may be borrowed, repaid and re-borrowed from time to time until its maturity on August 29, 2010. Loans under the 2007 Credit Facility will bear interest at either a base rate minus 1.0% to 0%, based upon financial performance, or a Eurocurrency rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for the relevant term plus 1.5% to 2.5%, based upon financial performance. The outstanding balance under the Chase revolving credit facility at June 30, 2008 was $3.4 million at an effective interest rate of 4.0%, as compared to $6.2 million outstanding at an effective rate of 8.75% on the WF credit facility at June 30, 2007. The average effective interest rate for fiscal year 2008 was 5.59% as compared to 8.75% for fiscal year 2007.
Additionally, in September 2004, Zareba Systems Europe secured a £2,214,000 term loan (approximately $4.0 million) from the Bank of Scotland (BoS) in the United Kingdom for the Rutland acquisition. Under the terms of the

BoS credit facility agreement, interest is charged on outstanding balances at the rate of two and one eighth percent (or 2.125%) above the base rate with a five-year term. On June 30, 2008 and 2007, the effective interest rate was 7.62% and 7.63%, respectively and the average effective interest rate for fiscal year 2008 was 7.26%, versus 7.21% for the prior year. The BoS term loan matures on September 27, 2009, with monthly principal and interest payments of £49,355 (approximately $98,000). The balance outstanding under this facility at June 30, 2008 and 2007 was £0.7 million, or approximately $1.3 million and £1.2 million, or approximately $2.4 million, respectively.
Both the Chase and the BoS credit facilities are collateralized by substantially all of the assets of the Company and Zareba Systems Europe, in their respective localities. Line of credit borrowings are limited to eligible accounts receivable and inventory.
The Company believes that its existing funds, additional cash generated from operations, and borrowings under the Company’s bank debt facility will be adequate to meet the Company’s foreseeable operating activities and outlays for capital expenditures for at least the next twelve months.
Critical Accounting Policies
The Company’s critical accounting polices are discussed below.
Revenue Recognition
The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 (SAB104) Revenue, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. Sales are not conditional based on customer acceptance provisions or installation obligations. The Company primarily utilizes independent manufacturers’ representatives to facilitate sales orders (with no right of return or other Company obligation), as well as having direct sales for key accounts or product lines. The Company recognizes revenue as products are shipped based on FOB shipping point terms when title passes to the customer. Customer rebate programs are offered based upon purchasing volume, on a percentage of sales basis. The Company accounts for customer rebates as a reduction to net sales on the accrual basis, in the period of the corresponding sale, when they are probable and can be estimated. The Company estimates and accrues for sales returns based upon historical experience.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
The allowance for doubtful accounts is an estimate based on specifically identified accounts. The Company evaluates specific accounts where information that the customer may have an inability to meet its financial obligations is known. In these cases, management uses its judgment, based on the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved. If circumstances change, the Company’s estimates of the recoverability of amounts due could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.
Valuation of Inventories
Our inventories are stated at the lower of cost or market and include materials, labor and overhead. Cost is determined by the first-in, first-out (“FIFO”) method. Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical component consumption, current market demands and shifting product technology. Significant assumptions with respect to market trends are utilized to formulate our provision methods. Sudden or downward changes in markets we serve may cause us to record additional inventory revaluation charges in future periods.
Amortization of Intangible Assets
Customer relationships and non-compete agreements are amortized on a straight-line basis over seven and five years, respectively. Intangible assets are amortized on a basis that corresponds to the Company’s projections of future cash flows directly related to these intangible assets. The estimates that are included in its projection of future cash flows are based on the best available information at the time of the determination of useful life and amortization method. A change in circumstances could result in a determination that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary.
Impairment of Long-Lived Assets
The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment annually, or when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.
Under SFAS No. 142, the Company currently evaluates goodwill and indefinite lived intangible assets (trademarks) for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment through an estimate of the fair value of certain reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. The Company evaluates goodwill for impairment using the method described in the preceding paragraph and determines the fair value of its reporting units by application of a discounted cash flow analysis. The Company makes estimates that are included in its discounted cash flow analyses based upon the best available information at the time of the fair value determination. If circumstances change, the estimates of fair value will also change and could necessitate additional impairment charges that reduce the carrying value of indefinite lived intangible assets.
At June 30, 2007, the Company completed its annual impairment tests for acquired goodwill and indefinite lived intangible assets using methodologies consistent with those applied for its transitional impairment tests performed as of July 1, 2002. Such testing resulted in no impairment charge. After completing step one of the annual impairment test as of June 30, 2008, the Company determined that the estimated fair value of the Company was less than the net book value, requiring the completion of the second step of the impairment test. Based on the step two of the analysis prepared as of June 30, 2008, the Company determined that the entire amount of goodwill was impaired. Accordingly, the Company reduced goodwill to zero in the fourth quarter of fiscal 2008. See footnote 4 to the consolidated financial statements for additional information.
Contingencies
We are subject to the possibility of various loss contingencies, including legal claims, in the normal course of business. We accrue for loss contingencies when a loss is probable and can be estimated. See footnote 7 to the consolidated financial statements for additional information.
Recently Issued Accounting Standards
In May 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We are currently evaluating the impact, if any, of SFAS 162 on our consolidated financial statements.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the controlling and noncontrolling interests and requires the separate disclosure of income attributable to controlling and noncontrolling interests. SFAS 160 becomes effective for Zareba at the beginning of fiscal year 2010. The Company is currently evaluating the impact that the adoption of SFAS 160 will have on its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (SFAS 141R), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. Statement No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. Statement No. 141R will become effective for our fiscal year beginning in 2009. We expect Statement No. 141R will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions, if any, we consummate after the effective date of the revised standard.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This pronouncement permits entities to choose to measure many financial instruments and certain other items at fair value that were not previously required to be measured at fair value. SFAS 159 becomes effective for Zareba at the beginning of fiscal year 2009 and is not expected to have a significant impact on our consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 becomes effective for Zareba at the beginning of fiscal year 2009, and its implementation is not expected to have a significant impact on our financial position or results of operations.
Forward-Looking Statements and Risk Factors
Certain statements in this Report are forward-looking statements that involve a number of risks and uncertainties that may cause the Company’s future operations and results of operations to differ materially from those anticipated. Specifically, these include statements relating to (a) the sufficiency and adequacy of capital, including existing funds, additional cash generated from operations, and borrowings under the Company’s bank debt facilities, which depends on the Company successfully maintaining adequate levels of bank financing, the Company meeting its expenses and revenue projections and the success of the Company’s new products, which further depend on the management’s ability to realize desired sales synergies, the impact new Zareba Systems’ products have on the traditional seasonality of sales, as well as general competitive, market and economic conditions; (b) the Company’s anticipation that its revenue levels in fiscal year 2009 will not be significantly changed as compared to 2008, which depends on the cost and success of the Company’s development efforts and new products, customer acceptance of new products, the effectiveness of its sales strategies, the success of the Zareba Systems Europe subsidiary, the actual development of the perimeter security system market, the extent to which weather and UK farm subsidies affect sales and timing, the Company’s ability to finalize distribution agreements with key distributors on acceptable terms, the success of new distribution channels, the actual costs of supplies and raw materials, the effect of consolidation within the agricultural retail industry, as well as actual competition, market and economic conditions; and (c) the Company’s expectation that its capital expenditures will range from $0.5 to $0.8 million in fiscal 2009, which depends on the Company’s development efforts, demand for the Company’s products, and the availability of funds for capital expenditures.
Item 8. Financial Statements and Supplementary Data
The Consolidated Financial Statements of the Company and its subsidiaries are included at the end of this report.
Item 9. Changes in and Disagreements With Accountants On Accounting and Financial Disclosure
Not applicable.
Item 9A. Controls and Procedures
Disclosure Controls
The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) that are designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and (ii) accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

In connection with the filing of this Form 10-K, management evaluated, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of June 30, 2008. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of June 30, 2008.
Management’s Annual Report on Internal Control Over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of June 30, 2008.
This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.
Limitations on Controls
Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. In addition, the design of any system of controls is based in part on certain assumptions about the likelihood of future events, and controls may become inadequate if conditions change. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Change in Internal Controls
There have been no changes in the Company’s internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect internal control over financial reporting.
Item 9B. Other Information
Effective June 30, 2008, the Company entered into a Voluntary Cancellation Agreement of Incentive Stock Option Agreement with each of Jeffrey S. Mathiesen, the Company’s Chief Financial Officer, and Donald G. Dalland, the Company’s Vice President, Engineering and Operations. These agreements cancelled an Incentive Stock Option Agreement, dated December 10, 2005, with Mr. Mathiesen to purchase 35,000 shares of Common Stock, and an Incentive Stock Option Agreement, dated October 27, 2005, with Mr. Dalland to purchase 30,000 shares of Common Stock. Management’s best estimate was that these performance-based vesting options were not likely to vest and would expire prior to vesting. In consideration of recent changes to the executive management team and strategic changes, the Company and Messrs. Mathiesen and Dalland determined that the performance measurements, vesting criteria and exercise prices of the stock options were no longer appropriate to provide the intended incentive to the option holders and were therefore cancelled. No consideration was paid or received by the Company or the option holders related to these cancellations.

PART III
Item 10. Directors, Executive Officers and Corporate Governance
Reference is made to the sections entitled “Corporate Governance”, “Setting the Number of Directors and Election of Directors”, “Executive Officers” and “Compliance with Section 16(a) of the Exchange Act” included in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission in October 2008.
Item 11. Executive Compensation
Reference is made to the section entitled “Executive Compensation”, “Employment Contracts and Termination of Employment Arrangements” and “Compensation of Directors” included in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission in October 2008.
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Reference is made to the sections entitled “Principal Shareholders”, “Management Shareholdings” and “Executive Compensation” included in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission in October 2008.
Item 13. Certain Relationships and Related Transactions, and Director Independence
Reference is made to the section entitled “Certain Relationships and Related Transactions” included in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission in October 2008.
Item 14. Principal Accountant Fees and Services
Reference is made to the section entitled “Ratification of Independent Registered Public Accounting Firm” included in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission in October 2008.

PART IV
Item 15. Exhibits and Financial Statement Schedules
Financial Statements
The following Consolidated Financial Statements of Zareba Systems Inc. and subsidiaries are submitted in a separate financial statement of this report.
Financial Statement Schedules
All financial statement schedules have been omitted because they are not applicable, are not required, or the information is included in the financial statements or notes thereto.
Exhibits

Number	Description and Reference
3.1	Restated Articles of Incorporation, as amended to date, incorporated by reference to Exhibit 3.1 to the Company’s quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2005.

3.2	Amended and Restated Bylaws, as amended to date, incorporated by reference to Exhibit 3.1 to the Company’s quarterly report on Form 8-K dated May 10, 2007.

3.3	Certificate of Designation of Series A Preferred Stock of Waters Instruments, Inc., incorporated by reference as part of Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed on March 16, 2005.

4.1	Rights Agreement dated as of March 15, 2005 between Waters Instruments, Inc. and Wells Fargo Bank, N.A. as Rights Agent, together with the following exhibits thereto: (A) Certificate of Designation of Series A Preferred Stock of Waters Instruments, Inc.; (B) Summary of Rights to Purchase Shares of Series A Preferred Stock; (C) Form of Right Certificate (pursuant to the Rights Agreement, Right Certificates will not be delivered until as soon as practicable after the Distribution Date), incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed on March 16, 2005.

10.1	1995 Stock Option Plan, incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.**

10.2	1997 Associates Stock Purchase Plan, incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998.**

10.3	Amendment No. 1 to 1995 Stock Option Plan, incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-KSB for fiscal year ended June 30, 2000.**

Number	Description and Reference
10.4	Lease dated January 13, 2004 by and between 1620 Industrial Drive LLC and Waters Instruments, Inc., incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31, 2003.

10.5	Credit Facility Letter by and between Zareba Systems Europe Limited, a wholly-owned subsidiary of Waters Instruments, Inc., and Bank of Scotland dated September 27, 2004, incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

10.6	Stock Purchase Agreement dated September 27, 2004 among Zareba Systems Europe Limited, a wholly-owned subsidiary of Waters Instruments, Inc., and certain individuals, incorporated by reference to Exhibit 2.1 of Form 8-K filed October 1, 2004.

10.7	2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 2004.**

10.8	Form of incentive stock option agreement and nonqualified stock option agreement currently used under the 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2005.**

10.9	Form of restricted stock agreement currently used under the 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2005.**

10.10	Form of stock appreciation rights agreement currently used under the 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.3 to the Company’s quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2005.**

10.11	Letter agreement dated October 17, 2005 with Jeff Mathiesen, incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-QSB for the quarter ended December 31, 2005.**

10.12	Stock Purchase Agreement for the Purchase and Sale of All Outstanding Shares of Capital Stock of Waters Medical Systems, Inc. dated as of July 24, 2007 between the Company and Holding GC, Inc., incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated July 24, 2007

10.13	Revolving Credit Agreement dated as of August 29, 2007 by and between the Company, Zareba Security, Inc. and JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated August 29, 2007

10.14	Security Agreement dated as of August 29, 2007 by and between the Company and JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K dated August 29, 2007

10.15	Security Agreement dated as of August 29, 2007 by and between Zareba Security, Inc. and JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K dated August 29, 2007

10.16	Revolving Notes dated as of August 29, 2007 by Zareba Systems, Inc and Zareba Securities, Inc. as Borrower and JPMorgan Chase Bank, N.A., as Lender, incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K dated August 29, 2007

Number	Description and Reference
10.17	Stock Pledge Agreement effective August 29, 2007 by and between the Company and JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K dated August 29, 2007

10.18	Negative Pledge Agreement dated August 29, 2007 by Zareba Systems, Inc. in favor of JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K dated August 29, 2007

10.19*	Third Amendment to Lease between Plymouth Properties Realty LLC and Zareba Systems, Inc., dated February 5, 2008

10.20*	Resignation Agreement and Release between the Company and Gerald W. Grabowski, dated June 2, 2008**

10.21*	Resignation Agreement and Release between the Company and W. John Frederick, dated June 27, 2008**

10.22*	Employment Agreement between the Company and Dale A. Nordquist, dated June 30, 2008**

10.23*	Voluntary Cancellation Agreement of Incentive Stock Option Agreement between the Company and Jeffrey S. Mathiesen, dated June 30, 2008**

10.24*	Voluntary Cancellation Agreement of Incentive Stock Option Agreement between the Company and Donald G. Dalland, dated June 30, 2008**

21.1*	List of Subsidiaries.

23.1*	Consent of Independent Registered Public Accounting Firm -Virchow, Krause & Company, LLP.

24.1*	Power of Attorney for Dale A. Nordquist, Jeffrey S. Mathiesen, William R. Franta, John A. Grimstad, Eugene W. Courtney and Michael Bochert (included on the signature page of this Form 10-K).

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

**	Management contract or compensatory plan.

*	Filed herewith.

Signatures
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota, on September 26, 2008.

Zareba Systems, Inc.
By:	/s/ Dale A. Nordquist
Dale A. Nordquist
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.
Power of Attorney
Each person whose signature appears below constitutes and appoints Dale A. Nordquist, President, Chief Executive Officer, and Director, and Jeffrey S. Mathiesen, Chief Financial Officer as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Annual Report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorneys-in-fact and agents, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Dale A. Nordquist Dale A. Nordquist	President, Chief Executive Officer (Principal Executive Officer) and Director	September 26, 2008

/s/ Jeffrey S. Mathiesen Jeffrey S. Mathiesen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 26, 2008

/s/ William R. Franta William R. Franta	Director	September 26, 2008

/s/ John A. Grimstad John A. Grimstad	Director and Secretary	September 26, 2008

/s/ Eugene W. Courtney Eugene W. Courtney	Director	September 26, 2008

/s/ Michael L. Bochert Michael L. Bochert	Director	September 26, 2008

Annual report on Form 10-K
Item 8, Item 15(a)(1) and (2)
List of Financial Statements
Years Ended June 30, 2008 and 2007
Zareba Systems, Inc.
Minneapolis, Minnesota

Form 10-K — Item 15(a)(1) and (2)
ZAREBA SYSTEMS, INC. AND SUBSIDIARIES
LIST OF FINANCIAL STATEMENTS
The following Consolidated Financial Statements of Zareba Systems, Inc. and subsidiaries are included in Item 8:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets — June 30, 2008 and 2007

Consolidated Statements of Operations — Years ended June 30, 2008 and 2007

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) — Years ended June 30, 2008 and 2007

Consolidated Statements of Cash Flows — Years ended June 30, 2008 and 2007

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders, Audit Committee and Board of Directors
Zareba Systems, Inc.
Plymouth, Minnesota
We have audited the accompanying consolidated balance sheets of Zareba Systems, Inc. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zareba Systems, Inc. and subsidiaries as of June 30, 2008 and 2007 and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 6 to the consolidated financial statements, effective July 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”. As discussed in Note 1 to the consolidated financial statements, effective July 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment.”
/s/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
September 25, 2008

ZAREBA SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2008	2007

Current assets
Cash and cash equivalents	$633	$1,614
Accounts receivable, net	8,031	7,644
Inventories	6,083	6,403
Other current assets	586	788
Deferred tax assets	526	439
Current assets of discontinued operations	257	856

Total current assets	16,116	17,744

Property, plant and equipment, net	2,628	3,078

Other assets
Goodwill	—	6,616
Trademarks	2,681	2,686
Customer relationships, net	1,098	1,447
Other, net	525	211
Other assets of discontinued operations	—	91

Total other assets	4,304	11,051

TOTAL ASSETS	$23,048	$31,873

Current liabilities
Accounts payable	$4,282	$4,712
Accrued salaries, wages, and other compensation	930	899
Accrued product warranties	529	519
Other accrued liabilities	1,158	1,001
Income taxes payable	676	207
Current maturities of long-term debt and non-compete agreement	1,121	6,326
Current liabilities of discontinued operations	172	123

Total current liabilities	8,868	13,787

Deferred income taxes	685	1,096
Other long-term liability	175	—
Long-term debt, less current maturities	3,570	2,269

Total liabilities	13,298	17,152

Stockholders’ equity
Undesignated shares as of June 30, 2008 and June 30, 2007, $0.01 par value, 39,950,000 shares authorized, none issued or outstanding;	—	—
Series A Preferred Stock as of June 30, 2008 and June 30, 2007, $0.01 par value per share, 50,000 shares authorized, none issued or outstanding	—	—
Common stock as of June 30, 2008 and June 30, 2007, par value $.01 per share; authorized: 20,000,000 shares; issued and outstanding 2,465,696 and 2,452,291 shares, respectively	25	25
Additional paid-in capital	2,635	2,133
Accumulated other comprehensive income:
Foreign currency translation adjustment	389	488
Retained earnings	6,701	12,075

Total stockholders’ equity	9,750	14,721

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,048	$31,873

See notes to the consolidated financial statements.

ZAREBA SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Year ended June 30,
(Dollars in thousands, except per share data)	2008	2007

Net sales	$34,565	$35,512
Cost of goods sold	23,420	23,436

Gross profit	11,145	12,076
Operating expenses
Selling, general and administrative	10,081	8,957
Research and development	1,138	951
Goodwill impairment	6,264	—

Total operating expenses	17,483	9,908

Income (loss) from operations	(6,338)	2,168

Interest income	31	29
Interest expense	(387)	(844)
Other income (expense), net	(283)	(210)

Income (loss) before income taxes	(6,977)	1,143
Income tax provision (benefit)	165	425

Income (loss) from continuing operations	(7,142)	718
Gain (loss) from discontinued operations, net of tax	(603)	(108)
Gain from sale of subsidiary, net of tax	2,546	—

Net income (loss)	$(5,199)	$610

Income (loss) from continuing operations per common and common equivalent share:
basic	$(2.90)	$0.30
diluted	$(2.90)	$0.29

Gain (loss) from discontinued operations per common and common equivalent share:
basic	$(0.25)	$(0.04)
diluted	$(0.25)	$(0.04)

Gain from sale of subsidiary, net of tax per common and common equivalent share:
basic	$1.04	$—
diluted	$1.04	$—

Net income (loss) per common and common equivalent share:
basic	$(2.11)	$0.25
diluted	$(2.11)	$0.25

Weighted average number of shares outstanding
basic	2,458,588	2,429,354
diluted	2,458,588	2,472,023
See notes to the consolidated financial statements.

ZAREBA SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

				Accumulated
				Other
				Comprehensive
				Income (Loss)
	Common Stock			Foreign Currency
	Outstanding		Additional Paid	Translation	Retained	Stockholders’
(In thousands)	Shares	Amount	In Capital	Adjustment	Earnings	Equity

Balance June 30, 2006	2,425	$24	$1,987	$152	$11,465	$13,628
Comprehensive income:
Net income					610	610
Foreign currency translation adjustment, net of tax effect	—	—	—	336	—	336

Total comprehensive income						946

Stock based compensation	—	—	39	—	—	39
Issuance of Common Stock
Employee Stock Purchase Plan	7	—	31	—	—	31
Exercise of stock options	20	1	76	—	—	77

Balance June 30, 2007	2,452	25	2,133	488	12,075	14,721
Comprehensive income (loss):
Net income (loss)					(5,199)	(5,199)
Reclassification of foreign exchange gains related to goodwill impairment, net of tax effect of $98,000				(227)		(227)
Reclassification of deferred income tax related to realized foreign currency exchange gains for tax purposes				96		96
Foreign currency translation adjustment, net of tax effect of $18,000	—	—	—	32	—	32

Total comprehensive income (loss)						(5,298)

Stock based compensation	—	—	449	—	—	449
Adoption of FIN 48	—	—	—	—	(175)	(175)
Issuance of Common Stock
Employee Stock Purchase Plan	9	—	36	—	—	36
Exercise of stock options	5	—	17	—	—	17

Balance June 30, 2008	2,466	$25	$2,635	$389	$6,701	$9,750

See notes to the consolidated financial statements.

ZAREBA SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year ended June 30,
(In thousands)	2008	2007

Reconciliation of net income (loss) to net cash provided by (used in) operations
Net income (loss)	$(5,199)	$610
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	1,126	1,289
Goodwill impairment	6,264	—
Gain on sale of subsidiary	(2,546)	—
Valuation adjustment of discontinued operations	400	—
Loss on disposal of plant and equipment	26	5
Stock based compensation expense	150	39
Stock based compensation expense related to cancellation of stock options	299	—
Allowance for doubtful accounts	32	(105)
Deferred income taxes	(253)	(210)
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(443)	588
Inventories	(10)	(47)
Other assets	(431)	(164)
Accounts payable and accrued expenses	(1,294)	(252)

Net cash provided by (used in) operations	(1,879)	1,753

Cash flows provided by (used in) investing activities:
Purchase of property and equipment	(261)	(176)
Acquisition of business, net of cash acquired	—	(11)
Proceeds from sale of subsidiary	5,000	—

Net cash provided by (used in) investing activities	4,739	(187)

Cash flows provided by (used in) financing activities:
Net proceeds from long-term debt — revolving credit facility	3,360	152
Net advances (payments) on short-term borrowings	—	(300)
Payments on non-compete liability	—	(250)
Proceeds from the sale of common stock	53	108
Payments of debt issue costs	(40)	—
Payments on long-term debt	(7,252)	(1,182)

Net cash provided by (used in) financing activities	(3,879)	(1,472)
Effect of exchange rate changes in cash	38	106
Net increase (decrease) in cash and cash equivalents	(981)	200
Cash and cash equivalents — beginning of period	1,614	1,414

CASH AND CASH EQUIVALENTS — END OF PERIOD	$633	$1,614

Supplemental Schedule of Investing and Financing Activities
Long-term liability recorded for adoption of FIN 48 (See Note 6)	$175	$—
Adjustment to goodwill and income tax liability for Rutland acquisition (See Note 4)	—	250
Change in foreign exchange gains related to goodwill impairment, net of tax, related to other comprehensive income	(227)	—
Change in deferred income taxes for realized foreign exchange gains for tax purposes related to other comprehensive income	96	—
See notes to the consolidated financial statements.

ZAREBA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
     Note 1 — Nature of Business and Significant Accounting Policies
Nature of Business: Zareba Systems, Inc. (Zareba) designs, manufactures and markets electronic perimeter fence and access control systems, operating in one world-wide business segment. Zareba has three subsidiaries, Zareba Systems Europe Limited, Zareba Security, Inc. and Zareba Systems of Canada LTD. The sales of products from the business units occur principally within North America and the United Kingdom. Zareba’s electronic perimeter fence systems include energizers, high tensile fence systems, insulators, poly wire, tape and rope, automatic gate openers and perimeter security fence systems for human and animal control, containment, detection and deterrence.
Basis of Presentation: The accompanying consolidated financial statements include the accounts of Zareba Systems, Inc. and its wholly-owned subsidiaries, Zareba Systems Europe Limited, Zareba Security, Inc., Zareba Systems of Canada, Ltd. and the discontinued operations of Waters Medical Systems, Inc. (collectively, “Zareba” or the “Company”). All inter-company accounts and transactions between consolidated entities have been eliminated.
Use of Estimates: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Discontinued Operations: Included in discontinued operations are Zareba’s professional series automatic gate opener (PS AGO) product line and its Waters Medical Systems, Inc. (WMS) subsidiary. In June 2008, Zareba discontinued the PS AGO product line and commenced efforts to sell the related assets and eliminate personnel and support costs associated with the product line. Additionally, the sale of the Zareba’s WMS subsidiary to a third party was completed on August 1, 2007 pursuant to the terms of a Stock Purchase Agreement dated July 24, 2007. The transaction involved the sale of 100% of the stock of WMS. The Company had substantially completed negotiation of the sale in the quarter ended June 30, 2007.
The events met the requirements of Statement of Accounting Financial Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” as being held for sale at June 30, 2008 with respect to the PS AGO product line and at June 30, 2007 with respect to WMS. Accordingly, the Company has restated the previously reported financial results of PS AGO and WMS to report the net results as a separate line in the consolidated statements of operations as “Gain (loss) from discontinued operations, net of tax” for all periods presented, and the assets and liabilities of PS AGO and WMS on consolidated balance sheets have separately classified as “Assets/Liabilities of discontinued operations”. In accordance with Emerging Issues Task Force (EITF) 87-24, “Allocation of Interest to Discontinued Operations”, the Company elected to not allocate consolidated interest expense to the discontinued operations where the debt is not directly attributed to or related to the discontinued operations. All of the financial information in the consolidated financial statements and notes to the consolidated financial statements has been revised to reflect only the results of continuing operations (see Note 9).
Cash and Cash Equivalents: All highly liquid investments with maturities at date of purchase of three months or less are considered to be cash equivalents. Generally, the Company’s cash equivalents consist primarily of tax-exempt money market instruments and highly liquid debt securities of corporations and municipalities. These investments are denominated in US dollars. The carrying amount of cash equivalents approximates fair value due to the short maturity of these instruments. The Company deposits its cash in high credit quality financial institutions. The balance, at times, may exceed federally insured limits.

Accounts Receivable: The Company generally requires no collateral from its customer with respect to trade accounts receivable. The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers, historical experience and the expected ability to collect all accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company’s customer base. Invoices are generally due 30 days after presentation. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer.
Inventories: Our inventories are stated at the lower of cost or market and include materials, labor and overhead. Cost is determined by the first-in, first-out (“FIFO”) method. Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical component consumption, current market demands and shifting product technology. Significant assumptions with respect to market trends are utilized to formulate our provision methods. Sudden or downward changes in markets we serve may cause us to record additional inventory revaluation charges in future periods.
Property, Plant and Equipment: Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives of 40 years for buildings, 5 to 15 years for improvements, and 3 to 10 years for machinery, equipment, and office furniture. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred. Major betterments and improvements, which extend the useful life of the item, are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to expenses.
Intangible Assets: In accordance with SFAS 142, “Goodwill and Other Intangible Assets”, the goodwill and trademarks acquired with the purchase of North Central Plastics (NCP) and Rutland Electric Fencing (Rutland)) are not being amortized, but are subject to periodic impairment testing. The trademarks are considered an indefinite lived intangible and therefore, not subject to amortization but rather periodic impairment tests. The Rutland customer relationships are being amortized on a straight-line basis over seven years.
Impairment of Long-lived Assets: The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment annually, or when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.
Under SFAS No. 142, the Company currently evaluates goodwill and indefinite lived intangible assets (trademarks) for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment through an estimate of the fair value of certain reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. The Company evaluates goodwill for impairment using the method described in the preceding paragraph and determines the fair value of its reporting units by application of a discounted cash flow analysis. The Company makes estimates that are included in its discounted cash flow analyses based upon the best available information at the time of the fair value determination. If circumstances change, the estimates of fair value will also change and could necessitate additional impairment charges that reduce the carrying value of indefinite lived intangible assets.
At June 30, 2007, the Company completed its annual impairment tests for acquired goodwill and indefinite lived intangible assets using methodologies consistent with those applied for its transitional impairment tests performed as of July 1, 2002. Such testing resulted in no impairment charge. After completing step one of the annual impairment test as of June 30, 2008, the Company determined that the estimated fair value of the Company was less than the net book value, requiring the completion of the second step of the impairment test. Based on the step two of the analysis prepared as of June 30, 2008, the Company determined that the entire amount of goodwill was impaired. Accordingly, the Company reduced goodwill to zero in the fourth quarter of fiscal 2008. (See Note 4)
Fair Value of Financial Instruments: The fair value of cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate the carrying amount because of the short maturity of those instruments. The fair value of the Company’s long-term debt is estimated based on the quoted market prices for the same or similar issues or the current rates offered to the Company for debt with the same or similar remaining maturities and terms. At June 30, 2008, the fair value of the Company’s long-term debt approximated their carrying value.
Revenue Recognition: The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 (SAB104) Revenue, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. Sales are not conditional based on customer acceptance provisions or installation obligations. The Company primarily utilizes independent manufacturers’ representatives to facilitate sales orders (with no right of return or other Company obligation), as well as having direct sales for key accounts or product lines. The Company recognizes revenue as products are shipped based on FOB shipping point terms when title passes to the customer. Customer rebate programs are offered based upon purchasing volume, on a percentage of sales basis. The Company accounts for customer rebates as a reduction to net sales on the accrual basis, in the period of the corresponding sale, when they are probable and can be estimated. The Company estimates and accrues for sales returns based upon historical experience.
Product Warranty: The Company offers a warranty on various products and services. The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time the product is sold. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The amount of charges to the warranty reserve is equal to the costs to repair or otherwise satisfy the claim.
Foreign Currency Translations and Transactions: Foreign assets and liabilities are translated using the year-end exchange rates. Results of operations are translated using the average rates throughout the year. The translation gains or losses are accumulated as a separate component of stockholders’ equity.
Comprehensive Income (Loss): The components of comprehensive income (loss) include net income (loss) and the effects of foreign currency translation adjustments. The net tax effect of the foreign currency translation adjustment for fiscal years ended June 30, 2008 and 2007 was $18,000 and $275,000, respectively.
Shipping and Handling: In accordance with the EITF issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company includes shipping and handling revenues in net sales and shipping and handling costs in operating expenses. Shipping and handling costs included in operating expenses were $1.3 million and $1.4 million for each of the years ended June 30, 2008 and 2007, respectively.
Stock-Based Compensation: Commencing July 1, 2006, we adopted SFAS No. 123(R), Share Based Payment (SFAS 123(R)), and SEC Staff Accounting Bulletin No. 107, Share Based Payment, (“SAB 107”) requiring all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair value over the requisite service period. We have applied the modified prospective method in adopting SFAS 123(R). Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on July 1, 2006 that are subsequently modified, repurchased, cancelled or vested. Under the modified prospective approach, compensation cost recognized in fiscal years 2008 and 2007 includes compensation cost for all share-based payments granted prior to, but not yet vested on, July 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R, and compensation cost for all shared-based payments granted subsequent to July 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. See Note 3.
Employee Benefits: The Company has a calendar year-end 401(k) deferred savings plan for all United States employees (associates) who have completed six months of service. The Company may make matching and discretionary contributions. During fiscal years ended June 30, 2008 and 2007 the Company expensed $81,000 and $52,000 in matching contributions, respectively.

The Company offers medical insurance to its US associates, which it self-insures up to $35,000 per individual and $1,000,000 in aggregate. During the years ended June 30, 2008 and 2007, the Company’s expenses under this plan were $545,000 and $367,000, respectively.
Advertising Costs: The Company follows the policy of charging production costs of advertising to expense as incurred. Advertising expenses for fiscal years ended June 30, 2008 and 2007 were $959,000 and $862,000, respectively.
Income Taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards. Deferred tax liabilities are recognized for taxable temporary differences, which are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has not recognized a deferred tax liability relating to its operations in the United Kingdom. To date, the United Kingdom does not have any material undistributed earnings. If any undistributed earnings are remitted to the Company in the future, income taxes, if any, after the application of foreign tax credits will be provided at that time.
Earnings or Loss per Share: Basic income or loss per share is determined based on the weighted average common shares outstanding, while the diluted income per share also give effect to the common shares dilutive potential. A reconciliation of the denominator in the basic and diluted income or loss per share calculation is as follows:

	Year ended June 30,
(In thousands, except per share data)	2008	2007

Numerator:
Net income (loss)	$(5,199)	$610

Denominator:
Denominator for basic earnings (loss) per share, weighted average shares	2,459	2,429
Dilutive potential shares — employee stock options	—	43

Denominator for diluted earnings (loss) per share, weighted average shares	2,459	2,472

Net income (loss) per share-basic	$(2.11)	$0.25
Net income (loss) per share-diluted	$(2.11)	$0.25

Dilutive potential shares excluded because the effect would be antidilutive:
In-the-money stock options	127,300	—
Stock options with exercise prices greater than the average market price of the common shares for those periods	32,525	250,875
New Accounting Pronouncements: In May 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We are currently evaluating the impact, if any, of SFAS 162 on our consolidated financial statements.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the controlling and noncontrolling interests and requires the separate disclosure of income attributable to controlling and noncontrolling interests. SFAS 160 becomes effective for Zareba at the beginning of fiscal year 2010. The Company is currently evaluating the impact that the adoption of SFAS 160 will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (SFAS 141R), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. Statement No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. Statement No. 141R will become effective for our fiscal year beginning in 2009. We expect Statement No. 141R will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions, if any, we consummate after the effective date of the revised standard.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This pronouncement permits entities to choose to measure many financial instruments and certain other items at fair value that were not previously required to be measured at fair value. SFAS 159 becomes effective for Zareba at the beginning of fiscal year 2009 and is not expected to have a significant impact on our consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 becomes effective for Zareba at the beginning of fiscal year 2009, and its implementation is not expected to have a significant impact on our financial position or results of operations.
     Note 2 — Balance Sheet Information
The allowance for doubtful accounts was as follows:

	June 30,
(In thousands)	2008	2007

Beginning balance	$17	$50
Provision for doubtful accounts	40	(15)
Write-offs/recoveries, net	(8)	(18)

Ending balance	$49	$17

Components of inventories were:

	June 30,
(In thousands)	2008	2007

Raw materials	$2,311	$2,024
Finished goods	3,772	4,379

Totals	$6,083	$6,403

Property, plant and equipment were as follows:

	June 30,
(In thousands)	2008	2007

Land	$205	$205
Building and improvement	1,861	1,878
Machinery and equipment	3,102	3,051
Office furniture	1,072	1,083
Vehicles	151	196
Jigs, dies and fixtures	2,179	2,069

Total depreciable assets	8,570	8,482
Less accumulated depreciation	5,942	5,404

Net fixed assets	$2,628	$3,078

Depreciation & amortization expense for continuing operations (in thousands)	2008	2007

Depreciation expense	$662	$773
Amortization expense	433	456

Total depreciation & amortization expense	$1,095	$1,229

Amortization expense relates to intangible assets, patents and debt issuance costs.
Accrued severance expense, included in accrued salaries, wages and other compensation was as follows:

	June 30,
(In thousands)	2008	2007

Beginning balance	$—	$—
Severance accrual	402	—
Severance payments	(25)	—

Ending balance	$377	$—

The warranty reserve was as follows:

	June 30,
(In thousands)	2008	2007

Beginning balance	$519	$513
Warranty expense	690	634
Processed warranty claims	(680)	(628)

Ending balance	$529	$519

     Note 3 — Stock-based Compensation and Stock Options
Stock-based Compensation
Commencing July 1, 2006, the Company adopted SFAS No. 123(R), Share Based Payment (SFAS 123(R)), and SEC Staff Accounting Bulletin No. 107, Share Based Payment, (“SAB 107”) requiring all share-based payments, including grants of stock options and compensatory employee stock purchase plans, to be recognized in the income statement as an operating expense, based on their fair value over the requisite service period. We recorded a total of $449,000 of related compensation expense, of which $96,000 was recorded to the gain from sale of subsidiary and $353,000 charged to general and administrative expense for fiscal year 2008, including $299,000 related to the cancellation of certain stock options. We recorded $39,000 of related compensation expense to general and administrative expense for the fiscal year 2007. As of June 30, 2008, a total of $113,000 of unrecognized compensation costs related to non-vested stock option awards was outstanding and is expected to be recognized within the next four fiscal years, as follows: 2009 — $45,000; 2010 — $25,000; 2011 — $24,000; and, 2012 — $19,000.
On June 30, 2008, certain management personnel and the Company entered into agreements to cancel non-vested performance-based vesting stock options totaling 75,000 shares, with previously unrecognized pre-tax and net compensation expense totaling $299,000, or $0.12 per share. Prior to June 30, 2008, management’s best estimate was that these options were not likely to vest and would expire prior to vesting, and accordingly were not expensed. In consideration of recent changes to the executive management team and projected business performance, the Company and three executives determined that the performance measurements, vesting criteria and exercise prices of the performance-based vesting stock options were no longer appropriate to provide the intended incentive to the option holders and were therefore cancelled. No consideration was paid or received by the Company or the option holders related to these cancellations.
The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options. The volatility factor used in the Black-Scholes option pricing model is based on historical stock price fluctuations. The current forfeiture rate is based on a reasonable estimate by management. Expected dividend yield is based upon the Company’s historical and projected dividend activity and the risk free interest rate is based upon US Treasury rates appropriate for the expected term of the options. The expected term is based on estimates regarding projected employee stock option exercise behavior. The assumptions the Company used to determine fair value were as follows:

	FY2008	FY2007

Expected dividend yield	0.00%	0.00%
Expected stock price volatility	84.06%	73.07%
Risk-free interest rate	3.88%	4.38%
Expected life of options	10 years	3 years

Stock Options
The Board of Directors adopted the 1995 Stock Option Plan (the “1995 Plan”) in May 1995 and the shareholders of the Company approved the 1995 Plan at the Company’s annual meeting in October 1995. Following an increase in the authorized number of shares approved by the board in October 1999 and by shareholders in March 2000, the 1995 Plan provided for the grant of both incentive stock options and non-qualified stock options and reserves 562,500 shares of the Company’s Common Stock for issuance under the 1995 Plan and any previous plans of the Company, to be granted on a one-for-one basis.
The Board of Directors adopted the 2004 Equity Incentive Plan (the “2004 Plan”) in August 2004 and the shareholders of the Company approved the 2004 Plan at the Company’s annual meeting in November 2004. The 2004 Plan provides for the grant of incentive or nonqualified stock options, restricted stock, stock appreciation rights, performance shares and performance units to officers, employees, directors, consultants or advisors of the Company (including its subsidiaries and affiliates). There are 550,000 shares of the Company’s Common Stock reserved for issuance under the 2004 Plan, and no additional options will be granted under the 1995 Plan.
The Company’s stock options generally vest over five years of service and have a contractual life of 10 years. Certain stock option grants to executive management in fiscal years 2006 and 2007, however, had performance-based vesting upon achieving specific revenue and income objectives, otherwise vesting on the fifth anniversary of the grant date. All performance-based vesting options were subsequently forfeited or cancelled and no performance-based vesting stock options remained outstanding at June 30, 2008. Options to purchase 40,000 and 28,350 shares were granted in fiscal years ended June 30, 2008 and 2007, respectively. A summary of the status of the stock option plans at June 30, 2008 and 2007, and changes during the years ended on those dates are as follows:

	2008		2007
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding, beginning of year	362,100	$6.48	368,325	$6.21
Granted	40,000	$2.45	28,350	$6.71
Exercised	(4,500)	$3.83	(19,950)	$3.92
Cancelled	(75,000)	$8.33	—	$—
Expired or forfeited	(162,775)	$7.14	(14,625)	$3.82

Outstanding, end of year	159,825	$3.99	362,100	$6.48

Exercisable at end of year	115,325	$4.42	139,750	$4.41

Weighted-average fair value per share of options granted during the year		$2.07		$3.38

Aggregate intrinsic value of options outstanding at end of year		$—

Aggregate intrinsic value of options exercisable at end of year		$—

As of June 30, 2008, the options outstanding have a weighted average remaining contractual life of 5.1 years, and exercise prices and unexercised options as follows:

				Options exercisable
	Options outstanding				Weighted
		Weighted	Weighted		Average
Exercise	Outstanding	Average	Average	Number	Exercisable
Price	Shares	Contractual Life	Exercise Price	Exercisable	Price

$2.67	5,025	0.3 years	$2.67	5,025	$2.67
$3.63	16,125	0.6 years	$3.63	16,125	$3.63
$4.00	16,125	1.6 years	$4.00	16,125	$4.00
$2.67	45,000	2.7 years	$2.67	45,000	$2.67
$4.52	5,025	5.3 years	$4.52	5,025	$4.52
$8.47	5,025	6.4 years	$8.47	5,025	$8.47
$8.38	20,000	7.3 years	$8.38	20,000	$8.38
$6.83	7,500	7.8 years	$6.83	3,000	$6.83
$2.45	40,000	9.9 years	$2.45	—	$—

$2.45 to $8.47	159,825	5.1 years	$3.99	115,325	$4.42
In December 1996, the Board of Directors adopted the Associates Stock Purchase Plan (the “ASP Plan”), which was approved by shareholders at the 1997 Annual Meeting. The ASP Plan is available to associates who have worked at least six months with the Company and are regularly scheduled to work at least 20 hours a week. The ASP Plan is carried out in 12-month phases commencing on January 1, 1997. Company stock bought under the ASP Plan is purchased at the lesser of 85% of the stock price at the beginning or end of the phase. The total shares issued under this plan for the fiscal years ended June 30, 2008 and 2007 were 8,905 and 7,555, respectively.
     Note 4 — Goodwill and Other Intangible Assets
Goodwill and Intangible Assets
The changes in the carrying amount of goodwill and indefinite lived intangible assets for the years ended June 30, 2008 and 2007 are as follows:

	Fiscal year ended June 30,
	2008		2007
		Ind. Life		Ind. Life
(In thousands)	Goodwill	Intangibles	Goodwill	Intangibles

Beginning balance	$6,616	$2,686	$6,151	$2,638
Change associated with NCP earn-out payment	—	—	(45)	—
Change in goodwill for Rutland tax liability adjustment	—	—	250	—
Currency translation adjustment	(27)	(5)	260	48
Reclassification of currency translation adjustment for goodwill impairment	(325)	—	—	—
Goodwill impairment	(6,264)	—	—	—

Ending balance	$—	$2,681	$6,616	$2,686

In Fiscal 2007, the Company determined that the income tax liability recorded by Rutland at the acquisition date was understated by approximately $250,000. In accordance with SFAS No. 141 and No. 109 and Emerging Issues Task Force (EITF) Statement 93-7, the Company increased goodwill and income taxes payable at June 30, 2007 by that same amount.
Effective July 1, 2002, the Company adopted SFAS No. 142 (SFAS 142), “Goodwill and Other Intangible Assets,” which established standards related to how acquired goodwill and indefinite-lived intangible assets are to be recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements. Goodwill and indefinite lived intangible assets shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. The Company evaluates goodwill for impairment using the method described in the preceding paragraph and determines the fair value of its reporting units by application of a discounted cash flow analysis. The Company makes estimates that are included in its discounted cash flow analyses based upon the best available information at the time of the fair value determination.
At June 30, 2007, the Company completed its annual impairment tests for acquired goodwill and indefinite lived intangible assets using methodologies consistent with those applied for its transitional impairment tests performed as of July 1, 2002. Such testing resulted in no impairment charge.
After completing step one of the annual impairment test as of June 30, 2008, the Company determined that the estimated fair value of the Company was less than the net book value, requiring the completion of the second step of the impairment test. To measure the amount of the impairment, SFAS 142 prescribes that the Company determine the implied fair value of goodwill in the same manner as if the Company was acquired at the measurements date. Specifically, the fair value of the Company must be allocated to all of the assets of the Company, including any unrecognized intangible assets, in a hypothetical calculation that would yield the implied fair value of goodwill. The impairment loss is measured as the difference between the book value of the goodwill and the implied fair value of the goodwill computed in step two. Based on the step two of the analysis prepared as of June 30, 2008, the Company determined that the entire amount of goodwill was impaired.
Accordingly, the Company reduced goodwill to zero in the fourth quarter of fiscal 2008. In accordance with SFAS 142 and SFAS No. 130, Reporting Comprehensive Income, the Company recorded a $6,264,000 goodwill impairment charge to operations to reverse the original amount recorded to goodwill at the respective transaction dates. This amount includes a reclassification of $325,000 from accumulated other comprehensive income to reverse previously recorded foreign currency translation gains to goodwill, in accordance with View B of Emerging Issues Task Force (EITF) Issue No. 01-5.
Intangible assets subject to amortization were as follows:

	Fiscal year ended June 30,
	2008		2007
		Customer		Customer
(In thousands)	Non-compete	Relationships	Non-compete	Relationships

Gross carrying amount	$1,250	$2,365	$1,250	$2,383
Accumulated amortization	1,250	1,267	1,250	936

Net carrying amount	$—	$1,098	$—	$1,447

Intangible assets are amortized on a straight-line basis over the estimated periods benefited; a seven-year useful life has been assigned to the acquired customer relationships and five-year useful life for the non-compete.
Amortization expenses related to definite lived intangible assets for 2008 and 2007 were $331,000 and $408,000, respectively. Estimated future annual amortization expense for identified intangible assets is as follows:

	Fiscal
(In thousands)	Year	Amount

	2009	$338
	2010	338
	2011	338
	2012	84

	Total	$1,098

     Note 5 — Financing
On August 1, 2007, the Company completed the sale of the WMS subsidiary, receiving $5 million cash, which was used to reduce the outstanding debt with Wells Fargo Business Credit (WF).
On August 29, 2007, the Company entered into a secured revolving credit facility with JPMorgan Chase Bank, N.A. (Chase), subsequently terminating the Wells Fargo Business Credit (WF) facility and paying in full all outstanding balances under the WF facility, totaling approximately $1.1 million on August 30, 2007. The Chase facility provides for a $6 million secured revolving credit facility (the “Credit Facility”), with the option to increase borrowings in additional $500,000 increments with the consent of the Lender, up to a total of $7.5 million. Amounts under the facility may be borrowed, repaid and re-borrowed from time to time until its maturity on August 29, 2010. Loans under the 2007 Credit Facility will bear interest at either a base rate minus 1.0%to 0%, based upon financial performance, or a Eurocurrency rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for the relevant term plus 1.5% to 2.5%, based upon financial performance. The outstanding balance under the Chase revolving credit facility at June 30, 2008 was $3.4 million at an effective interest rate of 4.0%, as compared to $6.2 million outstanding at an effective rate of 8.75% on the WF credit facility at June 30, 2007. The average effective interest rate for fiscal year 2008 was 5.59%as compared to 8.75% for fiscal year 2007.
Additionally, in September 2004, Zareba Systems Europe secured a £2,214,000 term loan (approximately $4.0 million) from the Bank of Scotland (BoS) in the United Kingdom for the Rutland acquisition. Under the terms of the BoS credit facility agreement, interest is charged on outstanding balances at the rate of two and one eighth percent (or 2.125%) above the base rate with a five-year term. On June 30, 2008 and 2007, the effective interest rate was 7.62% and 7.63%, respectively and the average effective interest rate for fiscal year 2008 was 7.26%, versus 7.21% for the prior year. The BoS term loan matures on September 27, 2009, with monthly principal and interest payments of £49,355 (approximately $98,000). The balance outstanding under this facility at June 30, 2008 and 2007 was £0.7 million, or approximately $1.3 million and £1.2 million, or approximately $2.4 million, respectively.
Both the Chase and the BoS credit facilities are collateralized by substantially all of the assets of the Company and Zareba Systems Europe, in their respective localities and are subject to certain restrictive covenants. Line of credit borrowings are limited to eligible accounts receivable and inventory.
In addition to bank and non-compete debt, the Company has “Other” low interest notes payable as an incentive from a local utility to make upgrades in its operations to reduce future electrical peak usage. The note payable was comprised of $1,000 and $1,000 of current maturities and $2,000 and $3,000 long-term as of June 30, 2008 and 2007, respectively.
Interest expense paid by the Company totaled $ 330,000 and $764,000 in fiscal years 2008 and 2007, respectively.
The following table summarizes the debt outstanding:
United States Bank Debt as of June 30,

(In thousands)	2008	2007

Note payable to bank	$3,360	$6,211
Other	3	4

	3,363	6,215
Less current maturities and short-term borrowings	(1)	(5,275)

Total	$3,362	$940

United Kingdom Bank Debt as of June 30,

(In thousands)	2008	2007

Note payable to bank	$1,328	$2,380
Less current maturities and short-term borrowings	(1,120)	(1,051)

Total	$208	$1,329

Principal requirements on long-term debt for years ending after June 30, 2008 are as follows:

	Fiscal
(In thousands)	Year	Amount

	2009	$1,121
	2010	209
	2011	3,361

	Total	$4,691

On August 1, 2007, the Company completed the sale of the WMS subsidiary, receiving $5 million cash, which was used to reduce the outstanding debt with WF Business Credit. (See Note 9)
     Note 6 — Income Taxes
Domestic and foreign income before provision for income taxes from continuing operations consists of the following:

(In thousands)	2008	2007

Domestic	$(3,411)	$1,118
Foreign	(3,566)	25

Total	$(6,977)	$1,143

The income tax provision charged to continuing operations for the years ended June 30, 2008 and 2007 includes the following components:

(In thousands)	2008	2007

Current:
US federal	$158	$449
State	9	46
Foreign	107	140

Total current	274	635

Deferred:
US federal and state	40	(120)
Foreign	(149)	(90)

Total deferred	(109)	(210)

Total provision	$165	$425

The reconciliation of income tax benefit or expense to the statutory rate was as follows:

(In thousands)	2008	2007

Income tax expense at statutory rates:
US Federal	$(1,160)	$389
Foreign	(1,070)	50
Increase (decrease) in income taxes resulting from:
State taxes, net of federal tax benefits	6	27
Research and development tax credits	38	(67)
Goodwill impairment	2,118	—
Permanent differences and other	233	26

Total	$165	$425

Net deferred tax assets consist of the following components as of June 30, 2008 and 2007:

(In thousands)	2008	2007

Deferred tax assets
Employee benefits	$85	$112
Inventory and receivable allowances	52	33
Warranty and contingency reserves	244	274
Non compete payable	243	272
Discontinued operations asset	144	—

Total deferred tax assets	768	691

Deferred tax liabilities
Property and equipment	549	605
Foreign currency translation adjustments included in Accumulated other comprehensive income	30	275
Basis difference in costs recorded in the Rutland acquisition	348	468

Total deferred tax liabilities	927	1,348

Net deferred tax assets (liability)	$(159)	$(657)

The components giving rise to the net deferred tax assets (liability) described above have been included in the Company’s Balance Sheets as of June 30, 2008 and 2007 as follows:

(In thousands)	2008	2007

Current assets	$526	$439
Non-current liabilities	(685)	(1,096)

Net deferred tax assets (liability)	$(159)	$(657)

The cash tax payments for fiscal years ended June 30, 2008 and 2007 were $1,023,000 and $620,000, respectively.
The Company adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (Interpretation 48), on July 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied Interpretation 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of Interpretation 48, the Company recognized an increase of approximately $175,000 in the liability for unrecognized income tax benefits, which was accounted for as a reduction to the July 1, 2007 balance of retained earnings.
Upon adoption, the increase in the liability for unrecognized income tax benefits is the result of the Company’s de-recognition of certain positions taken in prior years that management no longer believes are more likely than not of being sustained upon examination. At June 30, 2008, the balance of unrecognized tax benefits remained at $175,000, reflecting the reduction of unrecognized tax benefits as a result of a lapse of applicable statute of limitations and increased unrecognized tax benefits as a result of tax positions taken during the current year, each amounting to approximately $30,000, inclusive of related interest and penalties. The June 30, 2008, balance of unrecognized tax benefits, if ultimately recognized, will reduce the Company’s annual effective tax rate.

The Company is subject to income taxes in the US Federal jurisdiction, Minnesota, and the United Kingdom. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to US federal, state or local income tax examinations by tax authorities for the fiscal years ended before June 30, 2005. The Company is not currently under examination by any taxing jurisdiction.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense for all periods presented. The Company accrued approximately $12,000 for the payment of interest and penalties as of July 1, 2007, the date of adoption, and accrued interest and penalties at June 30, 2008 totaled approximately $28,000.
     Note 7 — Commitments and Contingencies
The Company leases equipment and office, manufacturing and warehouse space under various non-cancelable operating leases that expire at various times through September 22, 2029. Rent expense related to operating leases was approximately $451,000 and $498,000, for the years ended June 30, 2008 and 2007, respectively. Future minimum lease payments are approximately as follows.

(In thousands)	Annual Lease

2009	$437
2010	411
2011	385
2012	312
2013	299
Thereafter	4,104

Total	$5,948

The Company has an employment agreement with the Company’s chief executive officer who also serves on the board. The Agreement provides for severance payments subject to certain conditions and events.
     Note 8 — Concentrations
Based upon the Company’s organizational structure and manner in which performance is assessed and operating decisions are made, the Company operates in one worldwide business segment — the sale of electronic perimeter fence and access control systems.
The Company markets its products throughout the world. The following summarizes net sales and long-lived assets for the geographic areas in which the Company has operations:
Geographic information:

(In thousands)	FY2008	FY2007

Net sales
United States	$23,314	$24,787
United Kingdom	9,950	9,687
Other regions	1,301	1,038

Total net sales	$34,565	$35,512

Long-lived assets
United States	$4,772	$7,808
United Kingdom	2,160	6,321
Other regions	—	—

Total long-lived assets	$6,932	$14,129

In fiscal years ended June 30, 2008 and 2007, sales to one Zareba Systems customer were $7.4 and $7.6, respectively. Accounts receivable from this customer totaled $2.4 million and $2.5 million at June 30, 2008 and 2007, respectively. Sales of the Company’s line of security products totaled $1.2 for fiscal 2008 compared to $1.7 for fiscal 2007, which included a large shipment for several prisons that did not repeat in fiscal 2008. The balance of sales was for the Company’s electric fencing systems and access control products through its established retail and distributor customer base.

     Note 9 — Discontinued Operations
Professional Series Automatic Gate Opener Product Line
In June 2008, Zareba discontinued its professional series automatic gate opener (PS AGO) product line and commenced efforts to sell the related assets and eliminate personnel and support costs associated with the product line. In conjunction with the decision to discontinue the PS AGO product line, the Company recorded a $400,000 valuation adjustment related to the inventory and fixed assets and purchase commitments of the PS AGO product line. Accordingly, all results of operations and assets and liabilities of the PS AGO product line for all periods presented prior to the decision date have been restated and classified as discontinued operations.
Assets and liabilities of PS AGO product line at June 30, 2008 and 2007 were as follows:

(In thousands)	2008	2007

Accounts receivable, net	$39	$27
Inventories, net	218	100
Other current assets	—	—

Current assets of discontinued operations	257	127

Property and equipment, net	—	72

Other assets of discontinued operations	—	72

Accounts payable	—	—
Accrued compensation and other liabilities	172	—

Current liabilities of discontinued operations	172	$—

Condensed consolidated statements of operations for PS AGO product line for fiscal years ended June 30, 2008 and 2007 are as follows:

	Year ended June 30,
(In thousands)	2008	2007

Net sales	$477	$171
Gross profit	(238)	96
Selling, general and administrative	459	306
Research and development	202	329
Impairment of long-lived assets	64	—
Income tax provision (benefit)	(347)	(193)
Loss from discontinued operations, net of tax	$(616)	$(346)
Depreciation expense for the PS AGO product line was $36,000 and $24,000 fiscal years 2008 and 2007, respectively.
Waters Medical Systems, Inc.
On July 24, 2007, the Company entered in to a Stock Purchase Agreement for the sale of the Company’s Waters Medical Systems, Inc., (WMS) subsidiary to a third party. The WMS subsidiary, a provider of medical products was initially formed on June 30, 2005, when all the assets of the WMS division of Zareba were transferred to the newly-formed subsidiary, and has operated in a separate business segment of the Company. Accordingly, all results of operations and assets and liabilities of WMS for all periods presented prior to the transaction date have been restated and classified as discontinued operations.
The sale of WMS was completed on August 1, 2007. The transaction involved the sale of 100% of the stock of WMS, including all assets and liabilities of WMS at close, for $5 million cash.
The gain on the sale of WMS is calculated as follows:

Cash received	$5,000
Less: investment in WMS	(665)
transaction costs	(228)

Gain on sale before tax	4,107
Income tax (rate of 38%)	(1,561)

Gain on sale, net of tax	$2,546

Assets and liabilities of WMS at June 30, 2007 were as follows:

(In thousands)	2007

Accounts receivable, net	$259
Inventories	454
Other current assets	16

Current assets of discontinued operations	729

Property and equipment, net	19

Other assets of discontinued operations	19

Accounts payable	63
Accrued compensation and other liabilities	60

Current liabilities of discontinued operations	$123

Condensed consolidated statements of operations for WMS for fiscal years ended June 30, 2008 and 2007 are as follows:

	Year ended June 30,
(In thousands)	2008	2007

Net sales	$142	$2,205
Gross profit	79	1,241
Selling, general and administrative	47	676
Research and development	11	192
Income tax provision	8	135
Gain from discontinued operations, net of tax	$13	$238
Depreciation expense for WMS was $3,000 and $37,000 fiscal years 2008 and 2007, respectively.

Exhibit 21.1
LIST OF SUBSIDIARIES
Zareba Systems Europe Limited, organized in the United Kingdom
Zareba Systems of Canada Ltd., a Canadian corporation
Zareba Security, Inc., a Minnesota corporation

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-64937, 333- 55482, 333- 42415 and 333- 122556) of Zareba Systems, Inc. of our report dated September 25, 2008, which appears on page 24 of this annual report on
Form 10-K for the year ended June 30, 2008.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
September 25, 2008

Exhibit 31.1
SARBANES-OXLEY SECTION 302 CERTIFICATION
I, Dale A. Nordquist, certify that:
1.	I have reviewed this report on Form 10-K of Zareba Systems, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: September 26, 2008

By:	/s/ Dale A. Nordquist
Dale A. Nordquist
President and Chief Executive Officer

Exhibit 31.2
SARBANES-OXLEY SECTION 302 CERTIFICATION
I, Jeffrey S. Mathiesen, certify that:
1.	I have reviewed this report on Form 10-K of Zareba Systems, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: September 26, 2008

By:	/s/Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Annual Report of Zareba Systems, Inc. (the “Company”) on Form 10-K for the year ended June 30, 2008 as filed with the Securities and Exchange Commission (the “Report”), I, Dale A. Nordquist, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: September 26, 2008

/s/ Dale A. Nordquist
President and Chief Executive Officer

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Annual Report of Zareba Systems, Inc. (the “Company”) on Form 10-K for the year ended June 30, 2008 as filed with the Securities and Exchange Commission (the “Report”), I, Jeffrey S. Mathiesen, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: September 26, 2008

/s/ Jeffrey S. Mathiesen
Chief Financial Officer

Exhibit B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark one)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
Commission file number 0-1388

ZAREBA SYSTEMS, INC.
State of Incorporation: Minnesota
IRS Employer Identification No. 41-0832194
13705 26th Avenue N., Suite 102, Minneapolis, MN 55441 (763) 551-1125
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑       No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☐       No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐       No ☑
The number of shares outstanding of the Company’s Common Stock on May 4, 2009 was 2,481,973.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 2

PART I: FINANCIAL INFORMATION

Item 1.	Financial Statements
ZAREBA SYSTEMS, INC.
Condensed Consolidated Balance Sheets

	March 31,	June 30,
(In thousands, except share amounts)	2009	2008

	(Unaudited)
Current assets
Cash and cash equivalents	$122	$633
Accounts receivable, net	4,275	8,031
Inventories	5,639	6,083
Other current assets	1,209	1,112
Current assets of discontinued operations	—	257

Total current assets	11,245	16,116

Property, plant and equipment, net	2,711	2,628

Other assets
Trademarks	2,510	2,681
Customer relationships, net	607	1,098
Other, net	115	525

Total other assets	3,232	4,304

TOTAL ASSETS	$17,188	$23,048

Current liabilities
Accounts payable	$2,480	$4,282
Accrued liabilities	1,643	2,617
Income taxes payable	—	676
Current maturities of long-term debt	379	1,121
Current liabilities of discontinued operations	6	172

Total current liabilities	4,508	8,868

Deferred income taxes	334	685
Other long-term liability	187	175
Long-term debt, less current maturities	3,428	3,570

Total liabilities	8,457	13,298

Stockholders’ equity
Undesignated shares as of March 31, 2009 and June 30, 2008, $0.01 par value, 39,950,000 shares authorized, none issued or outstanding	—	—
Series A Preferred Stock as of March 31, 2009 and June 30, 2008, $0.01 par value per share, 50,000 shares authorized, none issued or outstanding	—	—
Common stock as of March 31, 2009 and June 30, 2008, par value $.01 per share; authorized: 20,000,000 shares; issued and outstanding 2,481,973 and 2,465,696 shares, respectively	25	25
Additional paid-in capital	2,710	2,635
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	(455)	389
Retained earnings	6,451	6,701

Total stockholders’ equity	8,731	9,750

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,188	$23,048

See notes to the condensed consolidated financial statements.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 3

ZAREBA SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months		Nine months
	ended March 31,		ended March 31,
(In thousands, except per share data)	2009	2008	2009	2008

Net sales	$6,709	$7,029	$20,530	$22,407
Cost of goods sold	4,752	4,916	14,248	15,847

Gross profit	1,957	2,113	6,282	6,560
Operating expenses
Selling, general and administrative	1,717	2,249	5,702	6,795
Research and development	213	246	692	773

Total operating expenses	1,930	2,495	6,394	7,568

Gain (loss) from operations	27	(382)	(112)	(1,008)

Other income (expense), net
Interest income	—	6	8	28
Interest expense	(49)	(86)	(185)	(297)
Other income (expense), net	(97)	(101)	(279)	(162)

Loss before income taxes	(119)	(563)	(568)	(1,439)
Income tax benefit	(86)	(187)	(214)	(480)

Loss from continuing operations	(33)	(376)	(354)	(959)
Loss from discontinued operations, net of tax	—	(113)	(7)	(283)
Gain from sale of discontinued product line, net of tax	111	—	111	—
Gain from sale of subsidiary, net of tax	—	—	—	2,546

Net income (loss)	$78	$(489)	$(250)	$1,304

Income from continuing operations per common and common equivalent share:
basic	$(0.01)	$(0.15)	$(0.14)	$(0.39)
diluted	$(0.01)	$(0.15)	$(0.14)	$(0.39)

Loss from discontinued operations per common and common equivalent share:
basic	$—	$(0.05)	$—	$(0.12)
diluted	$—	$(0.05)	$—	$(0.12)

Gain from sale of discontinued product line per common and common equivalent share:
basic	$0.04	$—	$0.04	$—
diluted	$0.04	$—	$0.04	$—

Gain from sale of subsidiary per common and common equivalent share:
basic	$—	$—	$—	$1.04
diluted	$—	$—	$—	$1.04

Net income per common and common equivalent share:
basic	$0.03	$(0.20)	$(0.10)	$0.53
diluted	$0.03	$(0.20)	$(0.10)	$0.53

Weighted average number of shares outstanding
basic	2,481,973	2,464,212	2,471,042	2,456,236
diluted	2,481,973	2,464,212	2,471,042	2,456,236
See notes to the condensed consolidated financial statements.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 4

ZAREBA SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the nine months
	ended March 31,
(In thousands)	2009	2008

Cash flows provided by (used in) operations:
Reconciliation of net income (loss) to net cash provided by operations
Net income (loss)	$(250)	$1,304
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	619	843
Gain on sale of discontinued product line	(111)	—
Gain on sale of subsidiary	—	(2,546)
(Gain) loss on disposal of plant and equipment	(28)	9
Stock-based compensation expense	54	134
Deferred income taxes	(62)	(216)
Changes in assets and liabilities:
Accounts receivable, net	3,286	3,490
Inventories	(263)	(1,197)
Other assets	132	(461)
Accounts payable and accrued expenses	(3,349)	(3,056)
Other long-term liability	12	—

Net cash provided by (used in) operations	40	(1,696)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(194)	(167)
Proceeds from sale of discontinued product line	289	—
Proceeds from sale of subsidiary	—	5,000

Net cash provided by (used in) investing activities	95	4,833

Cash flows provided by (used in) financing activities:
Net proceeds from (payments on) long-term debt — revolving credit facility	67	2,748
Proceeds from sale of common stock	21	53
Payments of debt issue costs	(11)	(40)
Payments on long-term debt	(659)	(6,987)

Net cash provided by (used in) financing activities	(582)	(4,226)
Effect of exchange rate changes in cash	(64)	6

Net increase (decrease) in cash and cash equivalents	(511)	(1,083)
Cash and cash equivalents — beginning of period	633	1,614

CASH AND CASH EQUIVALENTS — END OF PERIOD	$122	$531

Supplemental Schedule of Non-Cash Activities
Long-term liability recorded for adoption of FIN 48 (See Note 8)	$—	$175
Change in deferred income taxes and income taxes payable related to other comprehensive income	—	96
Equipment placed into service that was purchased in previous period	346	—
See notes to the condensed consolidated financial statements.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 5

ZAREBA SYSTEMS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)
Zareba Systems, Inc., (the Company) prepared the condensed consolidated financial statements without audit and pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which are, in the opinion of management, necessary in order to make the consolidated financial statements not misleading. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.
These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the accompanying notes included in the Company’s Form 10-K for the year ended June 30, 2008, and the Fiscal Year 2008 Annual Report.
The results of operations for the three and nine months ended March 31, 2009 are not necessarily indicative of the operating results to be expected for the full fiscal year.
Preparation of the Company’s condensed consolidated financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and related net sales and expenses. Actual results could differ from those estimates.
1. Net Income (loss) per Share
The following table sets forth the computation of basic and diluted income and income per share:

	Three months		Nine months
	ended March 31,		ended March 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008

Numerator:
Net income	$78	$(489)	$(250)	$1,304
Denominator:
Weighted average common shares outstanding-basic	2,481,973	2,464,212	2,471,042	2,456,236
Dilution associated with the company’s stock-based compensation plans	—	—	—	—

Weighted average common shares outstanding-diluted	2,481,973	2,464,212	2,471,042	2,456,236

Net income (loss) per common share-basic	$0.03	$(0.20)	$(0.10)	$0.53
Net income (loss) per common share-diluted	$0.03	$(0.20)	$(0.10)	$0.53

Dilutive potential shares excluded because the effect would be antidilutive:
In-the-money stock options	5,025	87,300	5,025	87,300
Stock options with exercise prices greater than the average market price of the common shares for those periods	118,800	222,525	118,800	222,525
2. Comprehensive Income (loss)
The components of comprehensive income (loss), net of related tax, for the three and nine months ended March 31, 2009 and 2008 were as follows:

	Three months		Nine months
	ended March 31,		ended March 31,
(In thousands)	2009	2008	2009	2008

Net income (loss)	$78	$(489)	$(250)	$1,304
Foreign currency translation adjustment, net of tax	(31)	(90)	(844)	(138)

Comprehensive income (loss)	$47	$(579)	$(1,094)	$1,166

3. Stock-Based Compensation
Commencing July 1, 2006, we adopted Statement of Financial Accounting Standard No. 123(R), Share Based Payment (SFAS 123(R)), and SEC Staff Accounting Bulletin No. 107, Share Based Payment, (“SAB 107”) requiring all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair value over the requisite service period. We recorded $96,000 of related compensation expense, or $60,000 net of tax or $0.02 per basic and diluted share, to the gain on sale of subsidiary during the first quarter of fiscal 2008 as a result of

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 6

accelerated vesting of certain options upon closing of the transaction. We also recorded $10,000 and $38,000 of related compensation expense, all to general and administrative expense, for the three and nine month periods ended March 31, 2009, respectively, as compared to $13,000 and $38,000 for the respective comparable periods in the prior year. The related tax benefit from recording this non-cash general and administrative expense was $4,000 and $14,000, and the net compensation expense to operations was $6,000, or $0.00 per basic and diluted share, and $24,000, or $0.01 per basic and diluted share, for the three and nine month periods ended March 31, 2009, respectively. The related tax benefit from recording this non-cash general and administrative expense was $5,000 and $14,000 and the net compensation expense to operations was $8,000, or $0.00 per basic and diluted share, and $24,000, or $0.01 per basic and diluted share, for the three and nine months ended March 31, 2008, respectively. Remaining stock-based compensation for both periods is related to the Company’s employee stock purchase plan. As of March 31, 2009, a total of $76,000 of unrecognized compensation costs related to non-vested stock option awards was outstanding and is expected to be recognized within the next four years.
The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options. The volatility factor used in the Black-Scholes option pricing model is based on historical stock price fluctuations. The current forfeiture rate is based on a reasonable estimate by management. Expected dividend yield is based upon the Company’s historical and projected dividend activity and the risk free interest rate is based upon US Treasury rates appropriate for the expected term of the options. The expected term is based on estimates regarding projected employee stock option exercise behavior. Options for 5,025 shares were granted during the nine months ended March 31, 2009, and the weighted average fair value of these options was $1.48, determined using an expected dividend yield of 0.00%, an expected stock price volatility of 103.78%, a risk-free interest rate of 4.00% and expected option lives of 7.5 years. There were no options granted in the three months ended March 31, 2009.
The Company’s stock options generally vest over four to five years of service and have a contractual life of 10 years. We have 550,000 shares authorized for grant under the 2004 Equity Incentive Plan.
Option activity under both plans during the nine months ended March 31, 2009 was as follows:

		Weighted Avg.	Aggregate
	Number	Exercise Price	Intrinsic
	of Options	Per Share	Value

Options outstanding, June 30, 2008	159,825	$3.99
Granted	5,025	1.72
Exercised	—	—
Forfeited	41,025	$3.20

Options outstanding, March 31, 2009	123,825	$4.17	$—

Exercisable, March 31, 2009	79,325	$4.88	$—

As of March 31, 2009, the options outstanding have a weighted average remaining contractual life of 5.8 years, and exercise prices and unexercised options as follows:

Options outstanding				Options exercisable
		Weighted	Weighted		Weighted
Exercise	Outstanding	Average	Average	Number	Average
Price	Shares	Contractual Life	Exercise Price	Exercisable	Exercise Price

$1.72 to $3.63	75,025	6.3 years	$2.49	35,025	$2.53
$4.00 to $4.52	16,275	2.0 years	$4.16	16,275	$4.16
$6.83 to $8.47	32,525	6.6 years	$8.04	28,025	$8.23

$1.72 to $8.47	123,825	5.8 years	$4.17	79,325	$4.88
4. Balance Sheet Information
Accrued severance expense, included in accrued liabilities was as follows:

March 31,
(In thousands)	2009
(Unaudited)
Beginning balance, June 30, 2008	$377
Severance accrual	—
Severance payments	(319)

Ending balance, March 31, 2009	$58

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 7

Inventories consisted of the following.

	March 31,	June 30,
(In thousands)	2009	2008
	(Unaudited)
Raw materials	$1,929	$2,311
Finished goods	3,710	3,772

TOTALS	$5,639	$6,083

5. Goodwill and Intangible Assets
Effective July 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which established new standards related to how acquired goodwill and indefinite-lived intangible assets are to be recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements.
Intangible assets are amortized on a straight-line basis over the estimated periods benefited; a seven-year useful life has been assigned to the acquired customer relationships and five-year useful life for the non-compete. Amortization expenses related to definite lived intangible assets for the three and nine months ended March 31, 2009 were $69,000 and $208,000, respectively, compared to $83,000 and $256,000 in the respective comparable periods ended March 31, 2008.
At June 30, 2007, the Company completed its annual impairment tests for acquired goodwill and indefinite lived intangible assets using methodologies consistent with those applied for its transitional impairment tests performed as of July 1, 2002. Such testing resulted in no impairment charge.
After completing step one of the annual impairment test as of June 30, 2008, the Company determined that the estimated fair value of the Company was less than the net book value, requiring the completion of the second step of the impairment test. To measure the amount of the impairment, SFAS 142 prescribes that the Company determine the implied fair value of goodwill in the same manner as if the Company was acquired at the measurement date. Specifically, the fair value of the Company must be allocated to all of the assets of the Company, including any unrecognized intangible assets, in a hypothetical calculation that would yield the implied fair value of goodwill. The impairment loss is measured as the difference between the book value of the goodwill and the implied fair value of the goodwill computed in step two. Based on the step two of the analysis prepared as of June 30, 2008, the Company determined that the entire amount of goodwill was impaired.
Accordingly, the Company reduced goodwill to zero in the fourth quarter of fiscal 2008. In accordance with SFAS 142 and SFAS No. 130, Reporting Comprehensive Income, the Company recorded a $6,264,000 goodwill impairment charge to operations to reverse the original amount recorded to goodwill at the respective transaction dates. This amount includes a reclassification of $325,000 from accumulated other comprehensive income to reverse previously recorded foreign currency translation gains to goodwill, in accordance with View B of Emerging Issues Task Force (EITF) Issue No. 01-5.
6. Bank Debt Disclosure
On August 29, 2007, the Company entered into a secured revolving credit facility with JPMorgan Chase Bank, N.A. (Chase) (the “2007 Credit Facility”), subsequently terminating the Wells Fargo Business Credit (WF) facility and paying in full all outstanding balances under the WF facility, totaling approximately $1.1 million on August 30, 2007. The 2007 Credit Facility provides for a $6 million secured revolving credit facility, with the option to increase borrowings in additional $500,000 increments with the consent of the Lender, up to a total of $7.5 million. Amounts under the facility may be borrowed, repaid and reborrowed from time to time until its maturity on August 29, 2010. Loans under the 2007 Credit Facility, as amended, will bear interest at either a base rate minus 1.0 percent to 0 percent (amended to base rate plus 0 percent to plus 0.50 percent), based upon financial performance, or a Eurocurrency rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for the relevant term plus 1.5 percent to 2.5 percent (amended to plus 1.5 percent to plus 3.0 percent), based upon financial performance. The outstanding balance under this revolving credit facility at March 31, 2009 was $3.4 million. The effective interest rate at March 31, 2009 was 3.50 percent, and the average effective interest rate for the three and nine months then ended was 3.63 and 3.98 percent, respectively, versus 5.22 and 6.23 percent for the respective periods in the prior year. The Company and Chase entered into amendments to the 2007 Credit Facility on September 30, 2008 and October 22, 2008.
Also, in September 2004, Zareba Systems Europe secured a £2,214,000 term loan (approximately $4.0 million) from the Bank of Scotland (BoS) in the United Kingdom for the Rutland acquisition. Under the terms of the BoS credit facility agreement, interest is charged on outstanding balances at the rate of two and one eighth percent (or 2.125 percent) above

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 8

the base rate with a five-year term. On March 31, 2009, the effective interest rate was 2.76 percent and the average effective interest rate for the three and nine months then ended was 3.49 percent and 5.58 percent, respectively, versus 7.51 percent and 7.74 percent for the respective periods in the prior year. The BoS term loan matures on September 27, 2009, with monthly principal and interest payments of £49,355 (approximately $71,000). The balance outstanding under this facility at March 31, 2009 was £0.3 million, or approximately $0.4 million.
The following table summarizes the debt outstanding:

United States Bank Debt as of
	March 31,	June 30,
(In thousands)	2009	2008

Note payable to bank	$3,426	$3,360
Other	3	3

	3,429	3,363
Less current maturities and short-term borrowings	(1)	(1)

Total	$3,428	$3,362

United Kingdom Bank Debt as of
	March 31,	June 30,
(In thousands)	2009	2008

Note payable to bank	$378	$1,328
Less current maturities and short-term borrowings	(378)	(1,120)

Total	$—	$208

Both the Chase and the BoS credit facilities are collateralized by substantially all of the assets of the Company and Zareba Systems Europe, in their respective localities and are subject to certain restrictive covenants. Line of credit borrowings are limited to eligible accounts receivable and inventory.
7. Discontinued Operations, Sale of Professional Series Automatic Gate Opener Product Line and Sale of Waters Medical Systems, Inc.
Professional Series Automatic Gate Opener Product Line
In June 2008, Zareba discontinued its professional series automatic gate opener (PS AGO) product line and commenced efforts to sell the related assets and eliminate personnel and support costs associated with the product line. In conjunction with the decision to discontinue the PS AGO product line, the Company recorded a $400,000 valuation adjustment related to the inventory and fixed assets and purchase commitments of the PS AGO product line. Accordingly, all results of operations and assets and liabilities of the PS AGO product line for all periods presented prior to the decision date have been restated and classified as discontinued operations.
On October 22, 2008, the Company sold substantially all of the assets of its professional series automatic gate operator product line to Amazing Gates of America, LLC (Buyer) for $739,000, plus the assumption of certain outstanding inventory purchase obligations of the Company. The purchase price was payable in cash of $200,000 at the closing, with the balance to be paid in installments by December 2010. The purchase price is evidenced by promissory notes receivable from the Buyer which are secured by the assets sold to Buyer. The payment at closing was directly applied as the purchase price of the assets transferred to Buyer at that date. The Company retained possession of the remaining assets and will deliver them to the Buyer as the Buyer makes the required installment payments under the notes receivable. Valuation reserves were established for 100% of the balance of the notes receivable by the Company at the transaction date and, accordingly, no gain on the transaction was recorded at Closing.
During the third quarter of fiscal 2009, the Company received $0.2 million through payments by the Buyer against the promissory notes and assumption of all remaining inventory purchase obligations, in accordance with the terms of the purchase agreement. The Company recorded a corresponding gain on sale of $111,000, net of tax, to reflect these transactions. Further payments by the Buyer on the notes receivable along with valuation assessments by Company management each quarter may result in additional gain on the sale of the product line being realized in future periods.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 9

Assets and liabilities of PS AGO product line at March 31, 2009 and June 30, 2008 were as follows:

	March 31,	June 30,
(In thousands)	2009	2008

Accounts receivable, net	$—	$39
Inventories, net	—	218
Other current assets	—	—

Current assets of discontinued operations	—	257

Property and equipment, net	—	—

Other assets of discontinued operations	—	—

Accounts payable	—	—

Accrued compensation and other liabilities	6	172

Current liabilities of discontinued operations	$6	$172

Condensed consolidated statements of operations for PS AGO product line for the three and nine months ended March 31, 2009 and 2008 are as follows:

	Three months ended		Nine months ended
	March 31,		March 31,
(In thousands)	2009	2008	2009	2008

Net sales	$—	$45	$2	$363
Gross profit	—	(2)	(11)	71
Selling, general and administrative	—	117	—	367
Research and development	—	57	—	166
Income tax provision (benefit)	—	(63)	(4)	(166)
Loss from discontinued operations, net of tax	$—	$(113)	$(7)	$(296)
Waters Medical Systems, Inc.
On July 24, 2007 the Company entered into a Stock Purchase Agreement for the sale of the Company’s Waters Medical Systems, Inc. (WMS) subsidiary to a third party. The WMS subsidiary, a provider of medical products was initially formed on June 30, 2005, when all the assets of the WMS division of Zareba were transferred to the newly-formed subsidiary, and has operated in a separate business segment of the Company. Accordingly, all results of operations and assets and liabilities of WMS for all periods presented prior to the transaction date have been restated and classified as discontinued operations.
The sale of WMS was completed on August 1, 2007. The transaction involved the sale of 100 percent of the stock of WMS, including all assets and liabilities of WMS at close, for $5 million cash.
The gain on the sale of WMS recorded in the first quarter of fiscal 2008 was calculated as follows:

Cash received	$5,000
Less: investment in WMS	(665)
transaction costs	(228)

Gain on sale before tax	4,107
Income tax (estimated rate of 38%)	(1,561)

Gain on sale, net of tax	$2,546

Condensed consolidated statements of operations for WMS for three and nine months ended March 31, 2009 and 2008 are as follows:

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 10

	Three months ended		Nine months ended
	March 31,		March 31,
(In thousands)	2009	2008	2009	2008

Net sales	$—	$—	$—	$142
Gross profit	—	—	—	79
Selling, general and administrative	—	—	—	47
Research and development	—	—	—	11
Income tax provision	—	—	—	8
Gain from discontinued operations, net of tax	$—	$—	$—	$13
8. Income Taxes
The Company adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (Interpretation 48), on July 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied Interpretation 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of Interpretation 48, the Company recognized an increase of approximately $175,000 in the liability for unrecognized income tax benefits, which was accounted for as a reduction to the July 1, 2007 balance of retained earnings.
Upon adoption, the increase in the liability for unrecognized income tax benefits is the result of the Company’s de-recognition of certain positions taken in prior years that management no longer believes are more likely than not of being sustained upon examination. At March 31, 2009, the balance of unrecognized tax benefits is $187,000. The March 31, 2009, balance of unrecognized tax benefits, if ultimately recognized, will reduce the Company’s annual effective tax rate.
The Company is subject to income taxes in the U.S. Federal jurisdiction, Minnesota, and the United Kingdom. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for the fiscal years ended before June 30, 2006.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense for all periods presented. The Company accrued approximately $12,000 for the payment of interest and penalties as of July 1, 2007, the date of adoption, and accrued interest and penalties at March 31, 2009 and June 30, 2008 totaled approximately $24,000 and $28,000, respectively.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 11

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion of the Company’s results of operations and financial condition should be read together with the other financial information and Condensed Consolidated Financial Statements included in this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended June 30, 2008. The results of operations relate to continuing operations unless noted. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those discussed in Part I, Item 1A Risk Factors, on our Annual Report on Form 10-K for the year ended June 30, 2008.
Executive Summary
Zareba Systems, Inc. (“Zareba”, “Zareba Systems” or the “Company”) net sales were $6.7 million and $20.5 million for the three and nine months ended March 31, 2009, respectively, versus net sales of $7.0 million and $22.4 million for the comparable periods in the prior year. Sales in British pound sterling by our UK subsidiary for the three and nine month periods ended March 31, 2009 were relatively flat as compared to the prior year periods. However, the strengthening of the US dollar against the British pound sterling caused sales by our UK subsidiary to be translated at lower rates in US dollars, resulting in lower reported sales in US dollars for our UK operation for the third quarter and nine month periods versus the prior year. Third quarter fiscal 2009 sales in North America improved marginally over the prior year, but year-to-date sales remained below prior year levels.
Loss from continuing operations was $33,000, or $0.01 per basic and diluted share and $354,000, or $0.14 per basic and diluted share for the third quarter and nine months ended March 31, 2009, respectively. This compares to loss from continuing operations of $376,000, or $0.15 per basic and diluted share and $959,000, or $0.39 per basic and diluted share in the respective comparable periods of the prior year. The decrease in loss from operations from the prior year resulted primarily from lower operating and interest expense in the current year. Additionally, a large percentage of the product costs and operating expenses of our UK subsidiary are paid in British pound sterling. Similar to the impact on sales, the current exchange rate causes these expenses to be translated at lower rates into US dollars, thereby reducing reported expenses and providing a natural hedge for the UK operations.
Net income was $78,000, or $0.03 per basic and diluted share and net loss was $250,000, or $0.10 per basic and diluted share for the three and nine months ended March 31, 2009, respectively, and included a gain on sale of discontinued product line of $111,000, net of tax. Net loss was $489,000, or $0.20 per basic and diluted share and net income was $1.3 million, or $0.53 per basic and diluted share for the third quarter and first nine months of the prior fiscal year, respectively. The gain on sale of subsidiary in the first quarter of the prior year generated the net income for the corresponding nine month period.
On July 24, 2007, the Company entered into a Stock Purchase Agreement to sell the Company’s Waters Medical Systems, Inc. (WMS) subsidiary to a third party. The WMS subsidiary, a provider of medical products was initially formed on June 30, 2005, when all the assets of the WMS division of Zareba were transferred to the newly-formed subsidiary, and has operated in a separate business segment of the Company. Accordingly, all results of operations and assets and liabilities of WMS for all periods presented prior to the transaction date have been restated and classified as discontinued operations. The sale of WMS was completed on August 1, 2007 for $5 million cash, resulting in a gain, net of tax, of approximately $2.5 million. Cash proceeds from the sale were used to reduce borrowing under the Company’s prior Wells Fargo credit facility.
On August 29, 2007, the Company entered into a $6 million secured revolving credit facility with JPMorgan Chase Bank, N.A. Proceeds from the facility will be used for general working capital purposes and were used to repay the prior Wells Fargo Business Credit facility, totaling approximately $1.1 million.
On October 22, 2008, the Company sold substantially all of the assets of its professional series automatic gate operator product line to Amazing Gates of America, LLC (Buyer) for $739,000, plus the assumption of certain outstanding inventory purchase obligations of the Company. The purchase price was payable in cash of $200,000 at the closing, with the balance to be paid in installments by December 2010. The purchase price is evidenced by promissory notes receivable from the Buyer which are secured by assets sold to Buyer. Payment activity on the notes and the assumption by the Buyer of all remaining inventory purchase obligations, along with valuation assessments by Company management resulted in a gain on sale, net of tax of $0.1 million in the third quarter of fiscal 2009. Future payment activity and valuation assessments by Company management may result in an additional gain on the sale of the product line being realized in future periods.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 12

Overview
Zareba Systems, Inc. designs, manufactures and markets electronic perimeter fence and access control systems, operating in one world-wide business segment. Zareba has three subsidiaries, Zareba Systems Europe Limited, Zareba Security, Inc. and Zareba Systems of Canada LTD.
Originally a medical products company serving small niche markets, the Company expanded primarily through business acquisitions and evolved into the leading supplier of electric fencing systems in North America and the UK. The acquisition of North Central Plastic, Incorporated (NCP) in fiscal 2002 enabled the Company to expand its electric fencing systems distribution and product offerings in North America. The acquisition of Rutland Electric Fencing Company, Ltd. expanded the Company’s presence into Europe and established the Company in the security products market.
The Company has also launched organic growth initiatives to leverage both its distribution channels and electric fencing systems technology. In the first quarter of calendar year 2005, the Company introduced two new product lines within the Zareba Systems division, perimeter security systems and electric gate opener systems and accessories. The perimeter security system is designed to deter, detect, delay, assess and respond to intrusions or escapes in a wide range of applications including utilities, airports, correctional facilities and other commercial and government properties. The Company completed initial systems deliveries of its Guard Tower® perimeter fence security system in fiscal 2006 and initial deliveries of its patent-pending rapid pulse energizer system in fiscal 2007. The Company continues to work to establish its non-lethal electric fencing and its patented Guard Tower® product lines in targeted market applications, primarily through its UK sales channel.
Products comprising the automatic gate opener systems and accessories targeting the Do-It-Yourself market are sold through existing retail channels in North America and the UK, often to the same customers that purchase the Zareba electric fencing products. During the second half of fiscal 2007, the Company began shipping a new family of professional series automatic gate openers (PS AGO) available to the professional installer distribution channels, targeting market growth opportunities. In response to changing market and competitive conditions, the Company discontinued the sales of the PS AGO products in June 2008 and commenced efforts to sell the product line. This decision has allowed the Company to focus more on the Company’s core products and established distribution channels, while continuing to evaluate and develop its perimeter security products initiative. On October 22, 2008, the Company sold substantially all of the assets of its professional series automatic gate operator product line.
In August 2007, the Company completed the sale of the Company’s Waters Medical Systems, Inc. (WMS) subsidiary, exiting the medical products market. In the years prior to the sale, WMS had represented a diminishing portion of the Company’s total business and accounted for less than 10% of the Company’s revenue. WMS was no longer compatible with the strategic direction of the Company and the divestiture provided the Company cash while allowing the Company to focus on its single core segment.
Zareba Systems’ business is seasonal, with peak customer demand occurring in the late spring, summer and early autumn months. Backlog is not significant in either of the Company’s operating units since most orders are filled within days after receipt of a customer’s order. As a result of Zareba Systems seasonality, there is a resulting variability in sales, manufacturing fixed overhead absorption and a further resulting impact on gross margin, working capital and cash flow during the Company’s fiscal year.
Results of Continuing Operations
Net sales for the three and nine months ended March 31, 2009 were $6.7 million and $20.5 million, respectively, compared to $7.0 million and $22.4 million for the comparable periods in the prior year. The decrease in sales year-to-year for the third quarter and first nine months resulted primarily from the combination of the following factors:
•	Sales in the United Kingdom in British pound sterling were relatively flat for both the three and nine month periods ended March 31, 2009 versus the prior year. However, when we translate those sales into US dollars, the strengthening of the US dollar compared to the British pound sterling resulted in a decrease in net sales of approximately $0.6 million for the quarter and $1.2 million through the first nine months.
•	Sales to our North American electric fencing customers increased in the third quarter of fiscal 2009 versus the prior year by $0.3 million, but were below prior year-to-date sales by $0.9 million.
The Company expects that the continued strength of the US dollar versus the British pound sterling, if it remains at recent levels, will adversely affect year to year net sales comparisons through the remainder of fiscal 2009 and into fiscal 2010.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 13

However, a large portion of the product costs and operating expenses of the UK subsidiary are also incurred in British pound sterling, thereby creating a natural currency hedge for our UK subsidiary operations. Sales in the UK accounted for nearly 30% of the Company’s net sales in fiscal 2008.
Additionally, the Company continues to monitor the current economic climate in its primary markets. A protracted downturn in the economy may adversely impact sales and inhibit the Company’s sales growth and profitability though the remainder of the current fiscal year.
Gross margins for the three and nine months ended March 31, 2009 were 29.2% and 30.6%, respectively, compared to 30.1% and 29.3% for the comparable prior year periods. Margins in the current year periods benefited from sales price increases implemented beginning in late fiscal 2008 and third quarter margins also reflected customer mix differences year-to year.
Selling, general and administrative expenses were $1.7 million and $5.7 million for the three and nine months ended March 31, 2009, respectively, compared to $2.2 million and $6.8 million for the comparable periods in the prior year. The year-to-year decrease for the third quarter resulted from cost reduction initiatives implemented late in fiscal 2008 and during fiscal 2009, as well as the impact of the translation of expense of our UK operations at lower rates from British pound sterling to US dollar. The year-to-date decrease for fiscal 2009 also resulted from reduced direct selling expenses associated with lower sales revenue. The Company will continue to scrutinize expenses and implement expense reduction initiatives as they are identified.
Research and development expenses were $213,000 and $692,000 for the three and nine months ended March 31, 2009, respectively, versus $246,000 and $773,000 for the comparable periods in the prior year. Prior year amounts included agency registration costs for products under development that have since been completed. Current year expenditures are directed toward cost reduction initiatives and product enhancements of existing electric fencing systems products. The Company’s investments in research and development are designed to protect and enhance our future financial performance.
Interest expense, principally related to the Company’s debt to finance the Rutland acquisition, was $49,000 and $185,000 for the three months and nine months ended March 31, 2009, respectively, compared to $86,000 and $297,000 for the comparable periods in the prior year. The decrease in current year expense resulted from the decrease in outstanding debt following repayment of debt from the proceeds of the sale of WMS, and lower interest rates in the current year.
Loss from continuing operations was $33,000, or $0.01 per basic and diluted share and $354,000, or $0.14 per basic and diluted share for the third quarter and nine months ended March 31, 2009, respectively. This compares to loss from continuing operations of $376,000, or $0.15 per basic and diluted share and $959,000, or $0.39 per basic and diluted share for the respective comparable periods in the prior year. Lower operating and interest expenses offset the impact of the decreased gross profit from lower sales in the current year periods as compared to fiscal 2008.
Results of Discontinued Operations, Gain from the Sale of Subsidiary and Net Income
Loss from discontinued operations, net of tax was $7,000, or $0.00 per basic and diluted share for the nine months ended March 31, 2009, versus a loss of $113,000 and $283,000, or $0.05 and $0.12 per basic and diluted share for the three and nine months ended March 31, 2008, respectively, reflecting the net results of the PS AGO operations in the current year and the results of the WMS and PS AGO operations for the prior year.
Gain from sale of discontinued product line, net of tax was $111,000, or $0.04 per basic and diluted share for the three and nine months ended March 31, 2009. The gain resulted from the receipt of cash payments and assumption of previous purchase obligations of the Company by the Buyer during the quarter in accordance with the October 22, 2008 asset purchase agreement.
Gain from sale of subsidiary, net of tax was $2.5 million, or $1.04 per basic and diluted share for the nine months ended March 31, 2008, reflecting the sale of the WMS subsidiary on August 1, 2007.
Net income for the third quarter of fiscal 2009 was $78,000, or $0.03 per basic and diluted share versus a net loss of $489,000, or $0.20 per basic and diluted share, respectively, for the third quarter fiscal 2008. Net loss was $250,000, or $0.10 per basic and diluted share for the nine months ended March 31, 2009, versus net income of $1.3 million, or $0.53 per basic and diluted share for the nine months ended March 31, 2008, reflecting the differences in results from continuing and discontinued operations and the gains from the sale of WMS and the PS AGO product line.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 14

Liquidity and Capital Resources
The Company’s cash and working capital balances at March 31, 2009 were $0.1 million and $6.7 million, respectively, as compared to $0.6 million and $7.2 million at June 30, 2008. The decrease in working capital resulted primarily from use of cash proceeds from operations to reduce long-term debt during the first nine months of fiscal 2009.
Accounts receivable decreased to $4.3 million at March 31, 2009 from $8.0 million at June 30, 2008 reflecting the seasonality of our sales. Inventories decreased to $5.6 million at March 31, 2009, versus $6.1 million at June 30, 2008, reflecting the projected seasonal inventory requirements at the respective period ends.
Capital expenditures were $0.2 million in each of the first nine months of fiscal 2009 and 2008, and were used primarily for manufacturing and computer equipment and purchases of new product tooling. The Company expects total capital expenditures for fiscal 2009 to be less than $0.5 million.
On October 22, 2008, the Company closed on the sale of the PS AGO product line, receiving an initial payment of $0.2 million at closing, and receiving $0.2 million in the third quarter of fiscal 2009 through the combination of cash payments on the notes receivable and assumption of purchase obligations. On August 1, 2007, the Company completed the sale of the WMS subsidiary, receiving $5 million cash, which was used to reduce the outstanding debt with Wells Fargo Business Credit (WF).
On August 29, 2007, the Company entered into a secured revolving credit facility with JPMorgan Chase Bank, N.A. (Chase) (the “2007 Credit Facility”), subsequently terminating the Wells Fargo Business Credit (WF) facility and paying in full all outstanding balances under the WF facility, totaling approximately $1.1 million on August 30, 2007. The Chase facility provides for a $6 million secured revolving credit facility, with the option to increase borrowings in additional $500,000 increments with the consent of the Lender, up to a total of $7.5 million. Amounts under the facility may be borrowed, repaid and reborrowed from time to time until its maturity on August 29, 2010. Loans under the 2007 Credit Facility, as amended, will bear interest at either a base rate minus 1.0 percent to 0 percent (amended to base rate plus 0 percent to plus 0.50 percent), based upon financial performance, or a Eurocurrency rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for the relevant term plus 1.5 percent to 2.5 percent (amended to plus 1.5 percent to plus 3.0 percent), based upon financial performance. The outstanding balance under this revolving credit facility at March 31, 2009 was $3.4 million. The effective interest rate at March 31, 2009 was 3.50 percent, and the average effective interest rate for the three and nine months then ended was 3.63 and 3.98 percent, respectively, versus 5.22 and 6.23 percent for the respective periods in the prior year. The Company and Chase entered into amendments to the 2007 Credit Facility on September 30, 2008 and October 22, 2008.
Also, in September 2004, Zareba Systems Europe secured a £2,214,000 term loan (approximately $4.0 million) from the Bank of Scotland (BoS) in the United Kingdom for the Rutland acquisition. Under the terms of the BoS credit facility agreement, interest is charged on outstanding balances at the rate of two and one eighth percent (or 2.125 percent) above the base rate with a five-year term. On March 31, 2009, the effective interest rate was 2.76 percent and the average effective interest rate for the three and nine months then ended was 3.49 percent and 5.58 percent, respectively, versus 7.51 percent and 7.74 percent for the respective periods in the prior year. The BoS term loan matures on September 27, 2009, with monthly principal and interest payments of £49,355 (approximately $71,000). The balance outstanding under this facility at March 31, 2009 was £0.3 million, or approximately $0.4 million.
Both the Chase and the BoS credit facilities are collateralized by substantially all of the assets of the Company and Zareba Systems Europe, in their respective localities and are subject to certain restrictive covenants. Line of credit borrowings are limited to eligible accounts receivable and inventory.
The Company believes that its existing funds, additional cash generated from operations, and borrowings under the Company’s bank debt facility will be adequate to meet the Company’s foreseeable operating activities and outlays for capital expenditures for at least the next twelve months.
Critical Accounting Policies
The Company’s critical accounting polices are discussed below.
Revenue Recognition
The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 (SAB104) Revenue, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. Sales are not conditional based on customer

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 15

acceptance provisions or installation obligations. The Company primarily utilizes independent manufacturers’ representatives to facilitate sales orders (with no right of return or other Company obligation), as well as having direct sales for key accounts or product lines. The Company recognizes revenue as products are shipped based on FOB shipping point terms when title passes to the customer. Customer rebate programs are offered based upon purchasing volume, on a percentage of sales basis. The Company accounts for customer rebates as a reduction to net sales on the accrual basis, in the period of the corresponding sale, when they are probable and can be estimated. The Company estimates and accrues for sales returns based upon historical experience.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
The allowance for doubtful accounts is an estimate based on specifically identified accounts. The Company evaluates specific accounts where information that the customer may have an inability to meet its financial obligations is known. In these cases, management uses its judgment, based on the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved. If circumstances change, the Company’s estimates of the recoverability of amounts due could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.
Valuation of Inventories
Our inventories are stated at the lower of cost or market and include materials, labor and overhead. Cost is determined by the first-in, first-out (“FIFO”) method. Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical component consumption, current market demands and shifting product technology. Significant assumptions with respect to market trends are utilized to formulate our provision methods. Sudden or downward changes in markets we serve may cause us to record additional inventory revaluation charges in future periods.
Amortization of Intangible Assets
Customer relationships agreements are amortized on a straight-line basis over seven years. Intangible assets are amortized on a basis that corresponds to the Company’s projections of future cash flows directly related to these intangible assets. The estimates that are included in its projection of future cash flows are based on the best available information at the time of the determination of useful life and amortization method. A change in circumstances could result in a determination that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary.
Impairment of Long-Lived Assets
The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment annually, or when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.
Under SFAS No. 142, the Company currently evaluates goodwill and indefinite lived intangible assets (trademarks) for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment through an estimate of the fair value of certain reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would reduce the fair value of an entity below its carrying value.
The Company evaluates goodwill for impairment using the method described in the preceding paragraph and determines the fair value of its reporting units by application of a discounted cash flow analysis. The Company makes estimates that are included in its discounted cash flow analyses based upon the best available information at the time of the fair value determination. If circumstances change, the estimates of fair value will also change and could necessitate additional impairment charges that reduce the carrying value of indefinite lived intangible assets. At June 30, 2007, the Company completed its annual impairment tests for acquired goodwill and indefinite lived intangible assets using methodologies consistent with those applied for its transitional impairment tests performed as of July 1, 2002. Such testing resulted in no impairment charge. After completing step one of the annual impairment test as of June 30, 2008, the Company determined that the estimated fair value of the Company was less than the net book value, requiring the completion of the second step of the impairment test. Based on the step two of the analysis prepared as of June 30, 2008, the Company determined that

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 16

the entire amount of goodwill was impaired. Accordingly, the Company reduced goodwill to zero in the fourth quarter of fiscal 2008.
Stock-based Compensation
Effective July 1, 2006, the Company adopted SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on fair values. Management’s determination of fair value of share-based payment awards is based on the date of grant using an option-pricing model which incorporates a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the two year period prior to the grant date of the awards and estimates regarding projected employee stock option exercise behaviors and forfeitures. The Company recognizes the expense related to the fair value of the award straight-line over the vesting period.
Contingencies
We are subject to the possibility of various loss contingencies, including legal claims, in the normal course of business. We accrue for loss contingencies when a loss is probable and can be estimated.
Forward-Looking Statements and Risk Factors
Certain statements in this Report are forward-looking statements that involve a number of risks and uncertainties that may cause the Company’s future operations and results of operations to differ materially from those anticipated. Specifically, these include statements relating to (a) the sufficiency and adequacy of capital, including existing funds, additional cash generated from operations, and borrowings under the Company’s bank debt facilities, which depends on the Company successfully maintaining adequate levels of bank financing, the Company meeting its expenses and revenue projections and the success of the Company’s new products, which further depend on the management’s ability to realize desired sales synergies, the impact new Zareba Systems’ products have on the traditional seasonality of sales, as well as general competitive, market and economic conditions; (b) the Company’s expectation that its capital expenditures will be less than $0.5 million in fiscal 2009, which depends on the Company’s development efforts, demand for the Company’s products, and the availability of funds for capital expenditures; (c) the Company’s expectation that the continued strength of the US dollar versus the British pound sterling, if it remains at recent levels, will adversely affect year to year net sales comparisons through the remainder of fiscal 2009 and into fiscal 2010, which depends upon the actual exchange rates during such periods; (d) the potential gain on the sale of the professional series automatic gate operator product line being realized in future periods, which depends upon the Company actually receiving payments under the notes issued by Amazing Gates of America, LLC for the purchase of this line and management’s valuation assessments relating to the line; and (e) the Company’s expectation that a protracted downturn in the economy may adversely impact sales and inhibit the Company’s sales growth and profitability though the remainder of the current fiscal year, which depends upon conditions in the economy generally and those affecting the Company’s customers specifically, as well as demand for the Company’s products.
Item 4. Controls and Procedures
Disclosure Controls
The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) that are designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and (ii) accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.
In connection with the filing of this Form 10-Q, management evaluated, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of March 31, 2009. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of March 31, 2009.
Change in Internal Controls
There have been no changes in the Company’s internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect internal control over financial reporting.

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 17

PART II: OTHER INFORMATION

Item 1A.	Risk Factors
In addition to the other information set forth elsewhere in this report, you should carefully consider the “Risk Factors” discussed in Part I, Item 1A (Risk Factors) of the Company’s Form 10-K for the period ended June 30, 2008. Those factors, if they were to occur, could cause our actual results to differ materially from those expressed in our forward-looking statements in this report, and materially adversely affect our financial condition or future results. Although we are not aware of any other factors that we currently anticipate will cause our forward-looking statements to differ materially from our future actual results, or materially affect the Company’s financial condition or future results, additional risks and uncertainties not currently known to us or that we currently deem to be immaterial might materially adversely affect our actual business, financial condition and/or operating results.

Item 6.	Exhibits

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 18

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
May 8, 2009

Zareba Systems, Inc.
By:	/s/ Dale A. Nordquist
Dale A. Nordquist
President and Chief Executive Officer (Principal executive officer)

By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer (Principal financial officer and principal accounting officer)

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 19

Exhibit 31.1
SARBANES-OXLEY SECTION 302 CERTIFICATION
I, Dale A. Nordquist, certify that:
1.	I have reviewed this report on Form 10-Q of Zareba Systems, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: May 8, 2009

By:	/s/ Dale A. Nordquist
Dale A. Nordquist
Chief Executive Officer

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 20

Exhibit 31.2
SARBANES-OXLEY SECTION 302 CERTIFICATION
I, Jeffrey S. Mathiesen, certify that:
1.	I have reviewed this report on Form 10-Q of Zareba Systems, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: May 8, 2009

By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 21

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of Zareba Systems, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2009 as filed with the Securities and Exchange Commission (the “Report”), I, Dale A. Nordquist, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: May 8, 2009

By:	/s/ Dale A. Nordquist
Dale A. Nordquist
Chief Executive Officer

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 22

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of Zareba Systems, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2009 as filed with the Securities and Exchange Commission (the “Report”), I, Jeffrey S. Mathiesen, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: May 8, 2009

By:	/s/Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer

Zareba Systems, Inc.	Form 10-Q, March 31, 2009	page 23